Exhibit 10.18

OFFICE LEASE

KILROY REALTY

CROSSING/900

REDWOOD CITY PARTNERS, LLC,

a Delaware limited liability company,

as Landlord,

and

BOX, INC.,

a Delaware corporation,

as Tenant.

(i)

EXHIBITS AND SCHEDULES

EXHIBIT A-1	OUTLINE OF PREMISES

EXHIBIT A-2	OUTLINE OF OFFSITE PROJECT

EXHIBIT A-3	OUTLINE OF TERRACE

EXHIBIT B	WORK LETTER

SCHEDULE 1 TO WORK LETTER	BASE BUILDING PLANS

SCHEDULE 2 TO WORK LETTER	BASE BUILDING DEFINITION

SCHEDULE 3 TO WORK LETTER	DELIVERY CONDITION

SCHEDULE 4 TO WORK LETTER	CONSTRUCTION SCHEDULE

EXHIBIT C	NOTICE OF LEASE TERM DATES

EXHIBIT D	RULES AND REGULATIONS

EXHIBIT E	FORM OF TENANT’S ESTOPPEL CERTIFICATE

EXHIBIT F-1	FORM OF LETTER OF CREDIT

EXHIBIT F-2	EXAMPLE CALCULATION OF L-C BURNDOWN

EXHIBIT G-1	DEPICTION AND GENERAL LOCATIONS OF TENANT’S SIGNAGE

EXHIBIT G-2	GENERAL LOCATIONS OF LANDLORD’S SIGNAGE

EXHIBIT H	MARKET RENT DETERMINATION FACTORS

EXHIBIT I	VISITOR PARKING AREA

(ii)

TABLE OF CONTENTS

Page
Abatement Amount	23
Abatement Condition	23
Abatement Event	44
Abatement Notice	44
Accountant	35
Additional Allowance	Exhibit B
Additional Monthly Base Rent	Exhibit B
Additional Rent	24
Advocate Arbitrators	20
Alterations	47
Amendment	Exhibit B
Appealable Tax Expenses	31
Appeals Notice	31
Applicable Laws	85
Approved Working Drawings	Exhibit B
Arbitration Agreement	20
Architect	119
Audit Period	35
Bank	74
Bank Credit Threat	75
Bank Prime Loan	85
Bankruptcy Code	75
Base Building	48, Exhibit B
Base Building Code	Exhibit B
Base Building Plans	Exhibit B
Base Building Punch List Items	Exhibit B
Base Rent	23
Base, Shell and Core	Exhibit B
Briefs	21
Brokers	93
BS/BS Exception	45
Building	Summary
Building A	Summary
Building A Delivery Condition Termination Date	Exhibit B
Building A Delivery Failure Termination Notice	Exhibit B
Building A First Rent Abatement Delivery Condition Date	Exhibit B
Building A Late Delivery Date Abatements	Exhibit B
Building A Lease Commencement Date	Summary
Building A Lease Year	18
Building A Premises	Summary
Building A Second Rent Abatement Delivery Condition Date	Exhibit B
Building A Termination Effective Date	Exhibit B
Building B	Summary
Building B Delivery Condition Termination Date	Exhibit B

(iii)

Building B Delivery Failure Termination Notice	Exhibit B
Building B First Rent Abatement Delivery Condition Date	Exhibit B
Building B Late Delivery Date Abatements	Exhibit B
Building B Lease Commencement Date	Summary
Building B Premises	Summary
Building B Second Rent Abatement Delivery Condition Date	Exhibit B
Building B Termination Effective Date	Exhibit B
Building Common Areas,	10
Building Hours	41
Building Structure	45
Building Systems	45
Buildings	Summary
Burn Down Date	78
Cafeteria	39
Cafeteria Facilities	39
Casualty	56
Child Care Facility	37
Child Care Provider	37
Child Care Users	37
Code	Exhibit B
CofO	Exhibit B
CofO Item	Exhibit B
Common Areas	10
Comparable Area	Exhibit H
Comparable Buildings	171
Comparable Term	Exhibit H
Comparable Transactions	Exhibit H
Concessions	Exhibit H
Construction Covenant	114
Construction Drawings	Exhibit B
Construction Period	53
Contemplated Effective Date	63
Contemplated Transfer Space	63
Contract	Exhibit B
Contractor	Exhibit B
Control,	66
Controlled Account	79
Controlled Account Agreement	79
Controlled Account Deposit	79
Controlled Bank	79
Coordination Fee	Exhibit B
Cosmetic Alterations	48
Cost Pool	32
Damage Termination Date	59
Damage Termination Notice	59
Delay Notice	Exhibit B

(iv)

Delivery Condition	Exhibit B
Delivery Date	Exhibit B
Direct Expenses	24
Economic Terms	12
Electronic Project Sign	83
Emergency	47
Energy Disclosure Information	101
Energy Disclosure Requirements	101
Engineers	Exhibit B
Environmental Laws	97
Environmental Permits	97
Estimate	34
Estimate Statement	34
Estimated Construction Dates	Exhibit B
Estimated Direct Expenses	34
Excess	33
Exercise Notice	19
Expense Year	24
FDIC	77
Final Condition	Exhibit B
Final Condition Date	Exhibit B
Final Costs	Exhibit B
Final Retention	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Offer Notice	12
First Offer Space	12
First Offer Term	13
First Rebuttals	21
Fitness Center	40
Fitness Center Provider	40
Fitness Center Users	40
Fixed Period	77
Force Majeure	92
Force Majeure Delay	Exhibit B
Generator	80
Generator Area	80
Hazardous Material(s)	96
Holidays	41
Hunter Storm	13
HVAC	41
Identification Requirements	96
Improvement Allowance	Exhibit B
Improvement Allowance Items	Exhibit B
Improvements	Exhibit B
Initial L-Cs	73

(v)

Intention to Transfer Notice	63
Interest Rate	85
Intervening Lease	15
KRC	13
Landlord	Summary
Landlord Caused Delay	Exhibit B
Landlord Parties	51, 52
Landlord Rent Abatement Acceleration Election	23
Landlord Repair Notice	57
Landlord Response Notice	19
Landlord Use Rights	17
Landlord’s Twelve Month Warranty	9
Landlord’s Event Use Rights	17
Landlord’s Initial Statement	22
Landlord’s Option Rent Calculation	19
Landlord’s Project Costs	52
Landlord’s Repair Estimate Notice	57
Late Payment Notice	85
L-C	73
L-C Amount	73
L-C Burn Down Amount	78
LC Expiration Date	75
L-C Reduction Conditions	78
Lease	Summary
Lease Commencement Date	18
Lease Commencement Date Delay	Exhibit B
Lease Expiration Date	18
Lease Term	18
Lines	96
Lobbies	11
Lobby	11
Management Fee Percentage	29
Market Rent	Exhibit H
Merger Notice	84
Net Equivalent Lease Rate	Exhibit H
net operating cashflow	78
Net Worth	66
Neutral Arbitrator	20
Notices	92
Objectionable Content	84
Objectionable Name	82
Office Space Leasing Requirement	11
Offsite First Offer Notice	14
Offsite First Offer Space	14
Offsite Landlord	14
Offsite Project	14

(vi)

Offsite Superior Right Holders	14
Operating Expenses	25
Option Rent	19
Option Term	19
Original Improvements	54
Original Tenant	12
OSHPD	38
Outside Agreement Date	19
Outside Restoration Date	58
Over-Allowance Amount	Exhibit B
Parking Covenant	88
Penetrating Work	102
Permitted Chemicals	97
Permitted Occupants	66
Permitted Signage	82
Permitted Transferee	65
Permitted Transferee Assignee	66
Permitted Use	Summary
Premises	9
Project	10
Project Common Areas	10
Proposition 13	30
Receivership	77
Reduction Date	78
Reminder Notice	47
Renewal Allowance	Exhibit H
Renovations	95
Rent Abatement Period	23
Rent	24
Restricted Common Area Modifications	11
Restricted Party	84
Retail Space	Summary
Rooftop Equipment	99
Rules and Regulations	36
Ruling	22
Second Rebuttals	21
Secured Areas	87
Security Deposit Laws	76
Security Holder	69
Sensor Areas	100
Six Month Period	64
SNDA	69
Specialty Improvements	50
Statement	33
Subject Space	61
Substantial Completion of the Improvements	Exhibit B

(vii)

Substitution Notice	84
Summary	Summary
Tax Expenses	30
TCCs	9
Tenant	Summary
Tenant Construction Delay	Exhibit B
Tenant Damage	9
Tenant Energy Use Disclosure	102
Tenant Parties	51
Tenant Rent Abatement Acceleration Election	24
Tenant’s Agents	Exhibit B
Tenant’s Exercise Period	12
Tenant’s Initial Statement	22
Tenant’s Offsite Exercise Period	14
Tenant’s Rebuttal Statement	22
Tenant’s Security System	43
Tenant’s Share	32
Tenant’s Signage	82
Terrace	16
Terrace Users	17
Third Party Contractor	56
Transfer	64
Transfer Costs	63
Transfer Notice	61
Transfer Premium	63
Transferee	61
Transfers	61
Underlying Documents	26
Unused L-C Proceeds	77
Water Sensors	100
Wellness Center	37
Wellness Center Provider	38
Wellness Center Users	37
Work Letter	9

(viii)

CROSSING/900

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between REDWOOD CITY PARTNERS, LLC, a Delaware limited liability company (“Landlord”), and BOX, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date:	September 15, 2014.

2. Premises: (Article 1)

2.1 Buildings:	That certain six (6) story office building (“Building A”) to be located at 900 Jefferson Avenue, Redwood City, California, and that certain four (4) story office building (“Building B”), each of which also include a ground floor below the storied levels described of above, to be located at 900 Middlefield Avenue, Redwood City, California. Landlord and Tenant hereby agree that Building A contains a total of 226,197 rentable square feet of space, and Building B contains a total of 113,015 rentable square feet of space. The term “Building” as used in this Lease shall refer to Building A or Building B, and the term “Buildings” shall refer to both Building A and Building B.

2.2 Premises:	A stipulated total of 334,212 rentable square feet of space, consisting of the entirety of Building A (the “Building A Premises”), as further depicted on Exhibit A-1 to the Lease, and the entirety of Building B (the “Building B Premises”), as further depicted on Exhibit A-1 to the Lease, excluding the stipulated 5,000 rentable square feet of retail space (the “Retail Space”) on the ground floor of Building B, in the approximate location shown on Exhibit A-1 attached hereto.

The Building A Premises shall consist of a stipulated total of 226,197 rentable square feet, as follows:

Ground

Floor: 12,560 rentable square feet

Floor 1: 36,177 rentable square feet

Floor 2: 35,492 rentable square feet

Floor 3: 35,492 rentable square feet

Floor 4: 35,492 rentable square feet

Floor 5: 35,492 rentable square feet

Floor 6: 35,492 rentable square feet

The Building B Premises shall consist of a stipulated total of 108,015 rentable square feet, as follows:

Ground

Floor: 5,715 rentable square feet

Floor 1: 25,575 rentable square feet

Floor 2: 25,575 rentable square feet

Floor 3: 25,575 rentable square feet

Floor 4: 25,575 rentable square feet

2.3 Project:	The Buildings and the Common Areas shall be the components of an office project known as Crossing/900, as further set forth in Section 1.1.2 of this Lease.

3. Lease Term (Article 2):

3.1 Length of Term:	Approximately eleven (11) years and six (6) months from the Building B Lease Commencement Date (as that term is defined in Section 3.2.2 of this Summary below).

3.2 Lease Commencement Dates:	Landlord and Tenant hereby acknowledge that Landlord shall be constructing the Base Building, as that term is defined in Section 1 of Exhibit B, attached hereto, with respect to each Building and delivering the same to Tenant in the Delivery Condition, as that term is defined in Section 1 of Exhibit B.

3.2.1 Building A Lease Commencement Date:	The “Building A Lease Commencement Date” shall be the latest to occur of: (i) July 1,

2015, (ii) the date that occurs six (6) months following the Delivery Date (as that term is defined in Section 1.2 of Exhibit B), with respect to the Building A Premises, and (iii) the applicable Final Condition Date (as that term is defined in Section 1.3 of Exhibit B).

3.2.2 Building B Lease Commencement Date:	The “Building B Lease Commencement Date” shall be the latest to occur of: (i) January 1, 2017, (ii) the date that occurs six (6) months following the Delivery Date, with respect to the Building B Premises, and (iii) the applicable Final Condition Date.

3.3 Lease Expiration Date:	The last day of the one hundred thirty-eighth (138th) full calendar month following the Building B Commencement Date; subject to extension of the Lease Expiration Date by Tenant’s exercise of one or both of the extension options granted under Section 2.2 of this Lease below.

3.4 Option Term(s):	Two (2) five (5)-year option(s) to renew, as more particularly set forth in Section 2.2 of this Lease.

4. Base Rent (Article 3):

4.1 Building A Premises:

Period During Lease Term	Annual Base Rent*	Monthly Installment of Base Rent*	Monthly Rental Rate per Rentable Square Foot
Building A Lease Commencement Date –
Building A Lease Year 1	$11,807,483.40	$983,956.95	$4.35	*
Building A Lease Year 2	$12,161,707.92	$1,013,475.66	$4.48
Building A Lease Year 3	$12,526,559.16	$1,043,879.93	$4.61
Building A Lease Year 4	$12,902,355.96	$1,075,196.33	$4.75
Building A Lease Year 5	$13,289,426.64	$1,107,452.22	$4.90
Building A Lease Year 6	$13,688,109.48	$1,140,675.79	$5.04
Building A Lease Year 7	$14,098,752.72	$1,174,896.06	$5.19
Building A Lease Year 8	$14,521,715.28	$1,210,142.94	$5.35

Building A Lease Year 9	$14,957,366.76	$1,246,447.23	$5.51
Building A Lease Year 10	$15,406,087.80	$1,283,840.65	$5.68
Building A Lease Year 11	$15,868,270.44	$1,322,355.87	$5.85
Building A Lease Year 12	$16,344,318.60	$1,362,026.55	$6.02
Building A Lease Year 13 – Lease Expiration Date	$16,834,648.20	$1,402,887.35	$6.20

*	Subject to the Abatement Amount (as defined in Section 3.2 below).

The initial Monthly Installment of Base Rent amount was calculated by multiplying the initial Monthly Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Building A Premises, and the initial Annual Base Rent amount was calculated by multiplying the initial Monthly Installment of Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of Building A Lease Year 2, the calculation of each Monthly Installment of Base Rent amount reflects an annual increase of three percent (3%) and each Annual Base Rent amount was calculated by multiplying the corresponding Monthly Installment of Base Rent amount by twelve (12).

4.2 Building B Premises:

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
Building B Lease Commencement Date –
Building A Lease Year 2	$5,807,534.52	$483,961.21	$4.48
Building A Lease Year 3	$5,981,760.60	$498,480.05	$4.61
Building A Lease Year 4	$6,161,213.40	$513,434.45	$4.75
Building A Lease Year 5	$6,346,049.76	$528,837.48	$4.90
Building A Lease Year 6	$6,536,431.20	$544,702.60	$5.04
Building A Lease Year 7	$6,732,524.16	$561,043.68	$5.19
Building A Lease Year 8	$6,934,499.88	$577,874.99	$5.35
Building A Lease Year 9	$7,142,534.88	$595,211.24	$5.51
Building A Lease Year 10	$7,356,810.96	$613,067.58	$5.68
Building A Lease Year 11	$7,577,515.32	$631,459.61	$5.85
Building A Lease Year 12	$7,804,840.80	$650,403.40	$6.02
Building A Lease Year 13 – Lease Expiration Date	$8,038,986.00	$669,915.50	$6.20

The initial Monthly Installment of Base Rent amount was calculated by multiplying the initial Monthly Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Building B Premises, and the initial Annual Base Rent amount was calculated by multiplying the initial Monthly Installment of Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of Building A Lease Year 2, the calculation of each Monthly Installment of Base Rent amount reflects an annual increase of three percent (3%) and each Annual Base Rent amount was calculated by multiplying the corresponding Monthly Installment of Base Rent amount by twelve (12).

5. Operating Expenses and Tax Expenses (Article4):	This is a TRIPLE NET lease and as such, the provisions contained in this Lease are intended to pass on to Tenant and reimburse Landlord for the costs and expenses reasonably associated with this Lease and the Project, and Tenant’s operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

6. Tenant’s Share (Article4):	100% (which was calculated by dividing the number of square feet of space in the Premises by the number of rentable square feet of space in the Project, excluding the Retail Space).

7. Permitted Use (Article5):	Tenant shall use the Premises solely for general office, research and development, and other incidental uses to the extent all such uses are consistent with first-class office buildings (including those occupied by technology-oriented office space users) in the market in which the Project is located (the “Permitted Use”); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) Landlord’s Rules and Regulations, as that term is set forth in Section 5.2 of this Lease, subject to the limitations on modifications to the Rules and Regulations set forth in Section 5.2 of this Lease, (B) all Applicable Laws, as that term is set forth in Article 24 of this Lease, and (C) the Underlying Documents (as that term is defined in Section 4.2.4 of this Lease).

8. Letter of Credit (Article 21):	$25,000,000, subject to reduction as set forth in Article 21 below, and subject to increase as set forth in Section 2.1 of the Work Letter attached hereto as Exhibit B.

9. Parking Passes (Article 28):	Three (3) passes per each 1,000 rentable square feet of the Premises (i.e., one thousand three (1,003) unreserved parking passes for the entire initial Premises), subject to the TCCs of Article 28 of the Lease.

10. Address of Tenant (Section 29.18):

Box, Inc.

4440 El Camino Real

Los Altos, California 94022

Attention: Peter McGoff, Esq.

Telephone Number: (650) 209-3407

E-mail: pete@box.com

with copies to:

Box, Inc.

4440 El Camino Real

Los Altos, California 94022

Attention:

Telephone Number:

E-mail:

and

Reed Smith LLP

101 Second Street, Suite 1800

San Francisco, California 94105

Attention: Charles H. Seaman, Esq.

Telephone: (415) 543-8700

E-mail: cseaman@reedsmith.com

(Prior to the Building A Lease Commencement Date)

and	Box, Inc. 900 Jefferson Avenue Redwood City, California Attention: Peter McGoff, Esq.

Telephone Number: (650) 209-3407

E-mail: pete@box.com

with copies to:

Reed Smith LLP

101 Second Street, Suite 1800

San Francisco, California 94105

Attention: Charles H. Seaman, Esq.

Telephone: (415) 543-8700

E-mail: cseaman@reedsmith.com

(After the Building A Lease Commencement Date)

11. Address of Landlord (Section 29.18):

Redwood City Partners, LLC

c/o Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

Attention: Legal Department

with copies to:

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

Attention: Mr. John Fucci

and

Kilroy Realty Corporation

100 First Street

Office of the Building, Suite 250

San Francisco, California 94105

Attention: Regional Vice-President, Northern California

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

12. Broker(s) (Section 29.24): Representing Tenant: Cornish & Carey Commercial Newmark Knight Frank	Representing Landlord: Cassidy Turley

13. Improvement Allowance (Section 2 of Exhibit B):	An amount equal to $70.00 per rentable square foot of the Premises for a total of $23,394,840.00, subject to increase by the Additional Allowance as defined in Section 2.1 of the Work Letter.

ARTICLE 1

PREMISES, BUILDINGS, PROJECT, AND COMMON AREAS

1.1 Premises, Buildings, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A-1 attached hereto, and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and each of Landlord and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A-1 is to show the approximate location of the Building A Premises in Building A, only, and the approximate location of the Building B Premises in Building B, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the Common Areas, as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the Project, as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the “Work Letter”), Tenant shall accept the Premises in its existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Buildings or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Work Letter. The taking of possession of any portion of the Premises by Tenant shall conclusively establish that such portion of the Premises and associated elements of the Building in which such portion of the Premises is situated, were at such time in good and sanitary order, condition and repair (subject, however, to any Base Building Punchlist Items (as that term is defined in Section 1.3 of the Work Letter). Notwithstanding the foregoing, upon the applicable Lease Commencement Date, each Base Building, as that term is defined in Section 8.2 of this Lease, shall be in good working condition and repair and in compliance with Applicable Laws, to the extent required to allow the legal occupancy of the Premises for the Permitted Use, and the Base Building Plans (as defined in, and required by, Section 1.1 of the Work Letter), and Landlord hereby covenants that each Base Building shall remain in good working condition for a period of twelve (12) months following the applicable Final Condition Date applicable to such Building pursuant to the TCCs of this Section 1.1.1. Landlord shall, at Landlord’s sole cost and expense (which shall not be deemed an Operating Expense, as that term is defined in Section 4.2.4), repair or replace any failed or inoperable portion of such Base Building during such twelve (12) month period (“Landlord’s Twelve Month Warranty”), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence (collectively, “Tenant Damage”) of Tenant, its subtenants and/or assignees, if any, or any company which it acquired, sold or merged with Tenant, or any Tenant Parties, as that term is defined in Section 10.1, below, or by any modifications, Alterations, as that term is defined in Section 8.1 below, or improvements (including the Improvements, as that term is defined in Section 2.1 of the Work Letter) constructed by or on behalf of Tenant. Landlord’s Twelve Month Warranty shall not be deemed to require Landlord to replace any portion of any Base Building, as opposed to repair such portion of such Base Building, unless prudent commercial property management practices dictate replacement rather than repair of the item in question. To the extent repairs which Landlord is required to make pursuant to this Section 1.1.1 are necessitated in part by Tenant Damage and not covered by Landlord’s insurance, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair. If it is determined that either Base Building (or any portion thereof) was not in good working condition and repair as of the applicable Final Condition Date, Landlord shall not be liable to Tenant for any damages, but Landlord, at no cost to Tenant, shall promptly commence such work or take such other action as may be necessary to place the same in good working condition and repair, and shall thereafter diligently pursue the same to completion; and Landlord shall repair any damage to the Original Improvements arising in connection with Landlord’s work.

1.1.2 The Buildings and the Project. The Premises is a part of the Buildings set forth in Section 2.1 of the Summary. The Buildings are the principle components of an office project to be known as “Crossing/900.” The term “Project,” as used in this Lease, shall mean (i) the Buildings and the Common Areas, and (ii) the land (which is improved with landscaping, parking structures and/or other facilities and improvements) upon which the Buildings and the Common Areas are located.

1.1.3 Common Areas.

1.1.3.1 In General. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the Project Common Areas and the Building Common Areas (as both of those terms are defined below). The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project located outside of the Buildings and not reserved for the exclusive use of Landlord or any tenants of the Retail Space. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Buildings and not leased to Tenant or other tenants in the Building, including, with respect to Building A, the shuttle elevators and public lobbies and hallways leading to the exterior of the Building (as opposed to the Lobbies (as that term is defined in Section 1.1.3.2 below)), and with respect to Building B, the ground floor hallway(s) providing access from the Retail Space to the restrooms. The parties acknowledge and agree that the retail tenant and their customers and invitees shall be permitted at all times to access the Common Area restrooms located on the ground floor of Building B (with access controlled by use of a keypad or card access system installed by Landlord as part of Landlord’s construction of the Base Building). Subject to the terms of Sections 1.5 and 1.1.3.2 below, the manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (but shall at least be consistent with the manner in which the common areas of the Comparable Buildings, as that term is defined on Exhibit H, attached hereto, are maintained and operated) and the use thereof shall be subject to such Rules and Regulations (as that term is defined in Section 5.2 below), provided that such Rules and Regulations do not unreasonably interfere with the rights granted to Tenant under this Lease and the Permitted Use. Landlord agrees that, if Tenant so elects and appoints a representative, Landlord shall meet and confer with Tenant’s representative on approximately a quarterly basis regarding the manner in which the Common Areas are operated and maintained; provided, however, any suggestions or requests made by Tenant’s representative shall not be binding on Landlord. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises and those Common Areas (including parking facilities) necessary for the full use and enjoyment of the Premises. In addition, so long as no parties other than Tenant and/or its “Permitted Transferees,” as that term is defined in Section 14.8, below, are directly leasing from Landlord any portion of the office space within the Building (the “Office Space Leasing Requirement”), then Landlord shall not, except to the extent required by Applicable Law that is not related to the Retail Space, after the initial construction of the Building, materially modify (A) access from or to, the ground floor lobby of the Building, (B) the location of the Retail Space or its access off the Lobby (as that term is defined in Section 1.1.3.2 below) of Building B, (C) the location and access to and from the project parking facilities from the street and the Buildings, or (D) the hardscape, softscape and furniture on the Terrace, as defined in Section 1.5 below (collectively, “Restricted Common Area Modifications”), without first obtaining Tenant’s prior written consent, which may be withheld, conditioned or delayed in Tenant’s reasonable discretion; provided, however, to the extent a Restricted Common Area Modification is required by Applicable Law and is solely related to the Retail Space or the Project parking facilities, then Landlord shall inform Tenant of such Restricted Common Area Modification and Tenant may provide Landlord with comments regarding such Restricted Common Area Modifications but Tenant shall not have the right to approve or disapprove such Restricted Common Area Modifications. Except when and where Tenant’s right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Buildings, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the Lease Term, as that term is defined in Section 2.1, below.

1.1.3.2 Lobbies. So long as Tenant is satisfying the Office Space Leasing Requirement, the ground floor lobby areas of each Building (as identified on Exhibit A-1 attached hereto) (each a “Lobby”, collectively, the “Lobbies”) shall be deemed to be part of the “Premises” under this Lease, and, notwithstanding any provision to the contrary set forth in this Lease, all of the TCCs of this Lease (except as set forth in this Section 1.1.3.2 below) applicable to the Premises shall apply with respect to the Lobbies, including without limitation, Tenant’s repair and maintenance obligations set forth in Section 7.2 below, and Tenant’s obligations relating to compliance with Applicable Laws set forth in Article 24 below. At anytime that Tenant is no longer satisfying the Office Space Leasing Requirement with respect to a particular Building, the Lobby of such Building shall become Building Common Areas, as well such other areas on each floor as are required for multi-tenant use. Notwithstanding any provision to the contrary set forth in this Lease: (i) Tenant may only use the Lobbies for ingress and egress to and from the exterior of each Building and the elevators, or such other use as permitted by Landlord in its reasonable discretion, and which use is consist with the lobby areas of other Comparable Buildings occupied by a single-tenant office user, (ii) Tenant shall have the right to make Improvements to the Lobbies in accordance with the terms of the Work Letter, (iii) any Alterations (including any Cosmetic Alterations, as that term is defined in Section 8.1 below) made by Tenant to the Lobbies shall require Landlord’s consent, not to be unreasonably withheld, or delayed, and (iv) Landlord and Landlord’s Terrace Users (as defined in Section 1.5 below) shall have the right to enter the Lobbies in order to obtain access to the Terrace during the exercise of Landlord’s Use Rights.

1.2 Stipulation of Rentable Square Feet of Premises and Buildings. For purposes of this Lease, rentable square feet of the Premises shall be deemed as set forth in Section 2.2 of the Summary and the rentable square feet of the Buildings shall be deemed as set forth in Section 2.1 of the Summary. In the event of a recapture by Landlord under Section 14.4 of this Lease below, the rentable square footage shall be revised proportionately on a floor-by-floor basis. Absent such recapture, there shall be no changes to the stipulated rentable area of the Premises and the Buildings.

1.3 Right of First Offer on Retail Space. During the initial Lease Term and any Option Term, Landlord hereby grants to the named Tenant in this Lease (the “Original Tenant”) and its Permitted Transferee Assignee (as defined in Section 14.8 below) a one-time right of first offer with respect to the Retail Space, but only in the event Landlord, in its sole discretion, elects to offer the Retail Space for use as office space (the “First Offer Space”). Tenant’s right of first offer shall be on the TCCs set forth in this Section 1.3.

1.3.1 Procedure for Offer. Subject to the TCCs of this Section 1.3, Landlord shall notify Tenant (the “First Offer Notice”) from time to time when the First Offer Space or any portion thereof will become available for lease to third parties, subject to the rights of any Superior Right Holder. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and the base rent, operating expense obligations, measurement of rentable square footage, condition of the base building upon delivery to Tenant, free rent and improvement allowances (collectively, the “Economic Terms”) and other fundamental material economic terms upon which Landlord is willing to lease such space to Tenant.

1.3.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within fifteen (15) business days of delivery of the First Offer Notice to Tenant (“Tenant’s Exercise Period”), Tenant shall deliver notice to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the Material Economic Terms contained in such First Offer Notice. If Tenant does not so notify Landlord within such fifteen (15) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, however, Landlord shall not lease such First Offer Space to a third party on Economic Terms less than ninety percent (90%) as favorable to Landlord as the Economic Terms offered in such First Offer Notice to Tenant (as determined using a Net Equivalent Lease Rate, as defined in Exhibit H attached hereto), without first providing Tenant with a new First Offer Notice on such reduced Economic Terms. If Landlord provides such a new First Offer Notice to Tenant, Tenant’s Exercise Period with respect to such new First Offer Notice shall be a period of five (5)

business days. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.3.3 Construction In First Offer Space. Unless otherwise provided in the applicable First Offer Notice, Tenant shall take the First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space shall comply with the TCCs of Article 8 of this Lease. Any improvement allowance to which Tenant may be entitled shall be as set forth in the First Offer Notice. However, Landlord shall deliver the First Offer Space to Tenant in a broom clean condition, free of personal property.

1.3.4 Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease for such First Offer Space upon the TCCs as set forth in the First Offer Notice and this Section 1.3. Notwithstanding the foregoing, the failure of Landlord and Tenant to execute and deliver such First Offer Space amendment shall not affect an otherwise valid exercise of Tenant’s first offer rights or the parties’ rights and responsibilities in respect thereof. Unless otherwise provide in the applicable First Offer Notice, Tenant shall commence payment of rent for the First Offer Space, and the term of Tenant’s lease of the First Offer Space shall commence, upon the date of delivery of the First Offer Space to Tenant and shall terminate conterminously with Tenant’s lease of the remainder of the Premises on the Lease Expiration Date (as the same may be extended pursuant to Section 2.2 below), or on the date that is five (5) years following the date of the commencement of Tenant’s lease of the First Offer Space, whichever is longer. The length of the term of Tenant’s lease of the First Offer Space shall be referred to herein as the “First Offer Term”.

1.3.5 Termination of Right of First Offer. Tenant’s rights under this Section 1.3 shall be personal to the Original Tenant and its Permitted Transferee Assignee and may only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or its Permitted Transferee Assignee occupies at least fifty percent (50%) of the rentable square footage of the initial Building B Premises leased by Tenant under this Lease (subject to the last sentence of Section 14.4 below). For purposes of this Lease, Tenant shall be deemed to be occupying any portion of the Premises that is not then subleased to a third party (other than a Permitted Transferee). The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in monetary or material non-monetary default under this Lease (beyond the expiration of any applicable notice and cure period set forth in this Lease).

1.4 Right of First Offer on the Offsite Project. Commencing upon the date, if at all, that Landlord, or Kilroy Realty Corporation (“KRC”), or HS Middlefield, LLC, a California limited liability company, or Hunter/Storm, LLC, a California limited liability company (collectively, “Hunter Storm”), or any affiliate of either or both of KRC and Hunter Storm (an entity which at any time is controlled by, controls, or is under common control with, KRC or Hunter Storm) (collectively the “Offsite Landlord”), acquires the so-called “library site” located at the southwest corner of Jefferson Avenue and Middlefield Avenue in the City, which is currently owned by the City (the “Offsite Project”), as depicted on Exhibit A-2 attached hereto, and continuing through the initial Lease Term and any Option Term(s), Offsite Landlord grants to Original Tenant and its Permitted Transferee Assignee an on-going right of first offer with respect to any office space constructed at the Offsite Project (the “Offsite First Offer Space”). Neither Landlord nor Offsite Landlord shall have any liability or responsibility to Tenant for any failure or election not to acquire the Offsite Project, but Landlord shall be liable to Tenant for the failure of Offsite Landlord to comply with Tenant’s rights under this Section 1.4. Notwithstanding the foregoing, such right of first offer shall be subordinate to all rights of other tenants under Intervening Leases, as that term is defined in Section 1.4.5, below, such tenants are collectively referred to as the “Offsite Superior Right Holders”. Tenant’s right of first offer shall be on the TCCs set forth in this Section 1.4.

1.4.1 Procedure for Offer. Subject to the TCCs of this Section 1.4, Offsite Landlord shall notify Tenant (the “Offsite First Offer Notice”) from time to time prior to Offsite Landlord entering into a binding agreement with a third party to lease the Offsite First Offer Space or any portion thereof, subject to the rights of any Offsite Superior Right Holder. Pursuant to such Offsite First Offer Notice, Offsite Landlord shall offer to lease to Tenant the then available Offsite First Offer Space. The Offsite First Offer Notice shall describe the space so offered to Tenant, the Economic Terms and other fundamental material economic terms upon which Offsite Landlord is willing to lease such space to Tenant.

1.4.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the Offsite First Offer Notice, then within fifteen (15) business days of delivery of the Offsite First Offer Notice to Tenant (“Tenant’s Offsite Exercise Period”), Tenant shall deliver notice to Offsite Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the Offsite First Offer Notice on the Economic Terms contained in such Offsite First Offer Notice. If Tenant does not so notify Offsite Landlord within such fifteen (15) business day period, then Offsite Landlord shall be free to lease the space described in the Offsite First Offer Notice to anyone to whom Offsite Landlord desires on any terms Offsite Landlord desires and any such lease shall become an Intervening Lease; provided, however, Offsite Landlord shall not lease such Offsite First Offer Space to a third party on Economic Terms less than ninety percent (90%) as favorable to Offsite Landlord as the Economic Terms offered in such Offsite First Offer Notice to Tenant (as determined using a Net Equivalent Lease Rate, as defined in Exhibit H attached hereto), without first providing Tenant with a new Offsite First Offer Notice on such reduced Economic Terms. If Offsite Landlord provides such a new Offsite First Offer Notice to Tenant, Tenant’s Offsite Exercise Period with respect to such new First Offer Notice shall be a period of ten (10) days. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Offsite Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.4.3 Construction In Offsite First Offer Space. Unless otherwise provided in the Offsite First Offer Notice, Tenant shall take the Offsite First Offer Space in its “as is” condition. Any improvement allowance to which Tenant may be entitled shall be as set forth in the Offsite First Offer Notice. However, Offsite Landlord shall deliver the Offsite First Offer Space to Tenant in a broom clean condition, free of personal property.

1.4.4 Lease. If Tenant timely exercises Tenant’s right to lease the Offsite First Offer Space as set forth herein, then Offsite Landlord and Tenant shall promptly execute separate lease for such Offsite First Offer Space upon the TCCs as set forth in the Offsite First Offer Notice and this Section 1.4, and the non-business oriented terms of this Lease (including, without limitation, Article 8) given the terms of the Offsite First Offer Notice and the potential nature of the Offsite Project as a multi-tenant office project. Notwithstanding the foregoing, the failure of Offsite Landlord and Tenant to execute and deliver such Offsite First Offer Space lease shall not affect an otherwise valid exercise of Tenant’s first offer rights or the parties’ rights and responsibilities in respect thereof. The rentable square footage of any Offsite First Offer Space leased by Tenant shall be determined by Offsite Landlord in accordance with Offsite Landlord’s then current standard of measurement for the Offsite Project. Unless otherwise provided in the Offsite First Offer Notice, Tenant shall commence payment of rent for the Offsite First Offer Space, and the term of Tenant’s lease of the Offsite First Offer Space shall commence and shall terminate as of the dates set forth in the Offsite First Offer Notice.

1.4.5 Termination of Right of First Offer. Tenant’s rights under this Section 1.4 shall be personal to the Original Tenant and its Permitted Transferee Assignee and may only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or its Permitted Transferee Assignee occupies at least fifty percent (50%) of the rentable square footage of the initial Premises leased by Tenant under this Lease (subject to the last sentence of Section 14.4 below). The right of first offer granted herein shall terminate in its entirety upon (i) the transfer or sale of the Offsite Project by the current owner (i.e., the City) to any entity other than Offsite Landlord, (ii) the transfer or sale of the Project other than to an Offsite Landlord, or (iii) following Offsite Landlord’s acquisition of the Offsite Project, the transfer or sale of the Offsite Project (other than to another Offsite Landlord). The right of first offer granted herein shall not terminate as to particular Offsite First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such Offsite First Offer Space as offered by Offsite Landlord and Offsite Landlord shall re-offer such space to Tenant upon the expiration or earlier termination of any lease (an “Intervening Lease”) entered into by Offsite Landlord prior to the Offsite ROFO Expiration following Tenant’s failure to timely exercise its right to lease the Offsite First Offer Space, subject, however, to Offsite Landlord’s right to renew or expand any such Intervening Lease, provided that such Intervening Lease contains a renewal or expansion right (but irrespective of whether any such renewal or expansion right is exercised strictly in accordance with its terms or pursuant to a lease amendment or a new lease). Tenant shall not have the right to lease Offsite First Offer Space, as provided in this Section 1.4, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Offsite Landlord’s option, as of the scheduled date of delivery of such Offsite First Offer Space to Tenant, Tenant is in monetary or material non-monetary default under this Lease (beyond the expiration of any applicable notice and cure period set forth in this Lease).

1.4.6 Cooperation. Subject to the TCCs of this Section 1.4.6, Offsite Landlord and Tenant agree to mutually cooperate to work together in connection with Offsite Landlord’s efforts to acquire title to the Offsite Project and Offsite Landlord’s the proposed development of the Offsite Project for the benefit of Offsite Landlord with respect to Offsite Project. All such actions shall be at Offsite Landlord’s sole cost and expense. Offsite Landlord acknowledges and agrees that Tenant shall have no obligation to retain consultants, pursue litigation or perform any other action under this Section 1.4.6 that would require Tenant to incur out of pocket costs. So long as Tenant’s right to lease the Offsite First Offer Space as set forth in this Section 1.4 remains in effect, Tenant and any affiliated entity shall not actively pursue acquisition of the Offsite Project, whether by itself or as an investor or participant with any third-party, nor otherwise actively cooperate with any prospective third-party in connection with the purchase, ground lease, master lease or investment in the Offsite Project. The TCCs of this Section 1.4.6 (and the parties’ respective obligations set forth herein) shall terminate upon the termination of Tenant’s right to lease the Offsite First Offer Space pursuant to Section 1.4.5 above, but shall be suspended during the effective period of a binding agreement between the City and any entity other than Offsite Landlord for the exclusive right to negotiate for the acquisition, ground lease, or master lease of the Offsite Project, or for the acquisition, ground lease, or master lease of the Offsite Project. Notwithstanding the foregoing, Tenant shall have the right, from time to time, to inquire with Landlord in writing as to whether any Offsite Landlord is then using or continuing to use commercially reasonable efforts to pursue the acquisition, ground lease, or master lease, of the Offsite Project, and Landlord shall respond to Tenant, in good faith, within thirty (30) days of receipt of such inquiry, which notice shall (if applicable) provide reasonable detail concerning the steps Offsite Landlord is then engaged in, or anticipating engaging in, to pursue the acquisition, ground lease, or master lease of the Offsite Project. In the event Landlord notifies Tenant that no Offsite Landlord is then pursuing acquisition of the Offsite Project, pursuant to the immediately preceding sentence, then the TCCs of this Section 1.4.6 (and the parties’ respective obligations set forth herein) shall terminate as of the date of Landlord’s notice. Likewise, if Landlord responds to Tenant’s inquiry that it is then using or continuing to use commercially reasonable efforts to pursue the Offsite Project but fails to achieve, within a reasonable period of time, any of the steps detailed in Landlord’s notice, then the TCCs of this Section 1.4.6 (and the parties’ respective obligations set forth herein) shall terminate.

1.5 Terrace. Tenant shall have the right to use, on an exclusive basis, but subject to Landlord Use Rights (as defined hereinbelow), the terrace located between the Buildings with entrances at the first floor level (not the ground floor level) of the Project, shown on Exhibit A-3 attached hereto (collectively, the “Terrace”), which Terrace shall, for purposes of this Lease, be deemed part of the Common Areas. If Landlord recaptures one or more full floors of the Premises pursuant to Section 14.4 below or Tenant otherwise fails to directly lease from Landlord one (1) or more full floors within either Building, Tenant’s use of the Terrace shall be on a non-exclusive basis, however, thereafter, Tenant shall have the right to schedule temporary exclusive use of the Terrace with Landlord from time to time for particular events, subject to the scheduled use of the Terrace by Landlord and other tenants of the Project, as reasonably determined by Landlord on a proportionate basis, taking into consideration the amount of rentable square feet then leased by Tenant at the Project. Tenant’s use of the Terrace shall be subject to such reasonable rules and regulations as may be prescribed by Landlord from time to time. Following the expiration of the Construction Period, Tenant may make Alterations to the Terrace, and may install or place on the Terrace certain furniture, fixtures, plants, graphics, signs or insignias, subject to Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, following the termination of Tenant’s exclusive rights to use the Terrace, Tenant shall remove all such furniture, plants, graphics signs or insignia, and other personal property, and repair any damage caused by such removal, the parties acknowledging that Tenant shall not be obligated to remove any Alterations (as defined in Section 8.1 below) installed by Tenant and approved by Landlord. Landlord shall have the right to temporarily close the Terrace or limit access thereto from time to time (i) in connection with Landlord’s maintenance or repair of the Terrace or Buildings and (ii) during Tenant’s period of exclusive use of the Terrance, no more than three (3) events within any twelve (12) month period (but at any time of the day not to exceed twelve (12) hours on any one occasion, not including set up and take down time), for other reasonable purposes, including, without limitation, for events hosted by or on behalf of Landlord at any time (collectively “Landlord Use Rights”, with Landlord’s Use Rights under item (ii) referred to herein as “Landlord’s Event Use Rights”); provided, however, that Landlord shall provide reasonable advance written notice to Tenant of the date(s) and the anticipated period of closure or limited use of the Terrace, and in the case of Landlord’s Event Use Rights, Landlord shall schedule any such use of the Terrace in consultation with Tenant so as to avoid conflicts with any particular pre-planned use of the Terrace by Tenant for an event that does not occur routinely and, to the extent necessary (as reasonably determined by Landlord), shall provide its own security services for such events at its own cost (and not as an element of Direct Expenses). The foregoing limitation on Landlord’s Event Use Rights shall not apply following the termination of Tenant’s exclusive use of the Terrace, and instead, Landlord’s right to use the Terrace for events shall be subject to scheduling and availability as set forth in this Section 1.5 above. So long as Tenant is satisfying the Office Space Leasing Requirement, if Landlord utilizes a security service other than the service generally providing services to the Premises on behalf of Tenant, Tenant shall have the right to approve such supplier of security services employed or engaged in connection with Landlord’s Event Use Rights, which approval shall not be unreasonably withheld, conditioned or delayed. Reasonable advance written notice shall be not less than fifteen (15) days for Landlord’s Event Use Rights. Landlord and Tenant acknowledge and agree that (A) Tenant shall be responsible for supervising and controlling access to the Terrace by Tenant’s employees, officers, directors, shareholders, agents, representatives, contractors and invitees (the “Terrace Users”) and Landlord shall be responsible for supervising and controlling access to the Terrace by Landlord’s Terrace Users; and (B) Landlord is not responsible for supervising and controlling access to the Terrace, except in connection with Landlord’s exercise of Landlord’s Use Rights. Except to the extent arising as a consequence of the negligence or willful misconduct of Landlord: (I) Tenant assumes the risk for any loss, claim, damage or liability arising out of the use or misuse of the Terrace by Tenant’s Terrace Users, and Tenant releases and discharges Landlord from and against any such loss, claim, damage or liability; (II) Tenant further agrees to indemnify, defend and hold Landlord and the Landlord Parties, harmless from and against any and all losses and claims relating to or arising out of the use or misuse of the Terrace by Tenant or Tenant’s Terrace Users (subject, however, to Section 10.3.2.4 below). Except to the extent arising as a consequence of the negligence or willful misconduct of Tenant: (y) Landlord assumes the risk for any loss, claim, damage or liability arising out of the use or misuse of the Terrace by Landlord’s Terrace Users, and Landlord releases and discharges Tenant from and against any such loss, claim, damage or liability; (z) Landlord further agrees to indemnify, defend and hold Tenant and the Tenant Parties, harmless from and against any and all losses and claims relating to or arising out of the use or misuse of the Terrace by Landlord or Landlord’s Terrace Users. Neither party shall have any liability or responsibility to monitor the use, or manner of use, by the Terrace Users of the other party. Tenant’s rights under this Section 1.5 shall be personal to the Original Tenant and its Permitted Transferee Assignee and may only be exercised by the Original Tenant or its Permitted Transferee Assignee and their respective subtenants.

ARTICLE 2

LEASE TERM; OPTION TERMS

2.1 Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the Building A Lease Commencement Date with respect to the Building A Premises and shall commence on the Building B Lease Commencement date with respect to the Building B Premises (the Building A Lease Commencement Date and the Building B Lease Commencement Date may each be referred to herein as the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided or extended pursuant to Section 2.2 below. Notwithstanding any provision to the contrary set forth in this Lease, Tenant shall have the right to occupy the Premises prior to the applicable Lease Commencement Date for the conduct of its business, provided that (A) a temporary certificate of occupancy or its equivalent shall have been issued by the appropriate governmental authorities for each such portion to be occupied, and (B) all of the TCCs of this Lease shall apply as though the applicable Lease Commencement Date had occurred (although the applicable Lease Commencement Date shall not actually occur until the occurrence of the same pursuant to the TCCs of the second sentence of this Section 2.1) upon such occupancy of a portion of the Premises by Tenant, the parties acknowledging that during any such period of early occupancy Tenant shall be obligated to pay (i) Base Rent, (ii) Tenant’s Share of the annual Direct Expenses and (iii) any other Additional Rent due under this Lease, applicable to the entirety of any floor (including any portion thereof) of the Premises occupied by Tenant prior to the applicable Lease Commencement Date for the conduct of its business, notwithstanding the Rent Abatement set forth in Section 3.2 below. Tenant’s entry into the Premises for the purposes of designing, constructing and installing the Improvements or installing and testing furniture, fixtures, and equipment in the Premises, shall not constitute the conduct of business by Tenant for purposes of the preceding sentence. For purposes of this Lease, the term “Building A Lease Year” shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Building A Lease Year shall commence on the Building A Lease Commencement Date and end on the last day of the month in which the first anniversary of the Building A Lease Commencement Date occurs (or if the Building A Lease Commencement Date is the first day of a calendar month, then the first Building A Lease Year shall commence on the Building A Lease Commencement Date and end on the day immediately preceding the first anniversary of the Building A Lease Commencement Date), and the second and each succeeding Building A Lease Year shall commence on the first day of the next calendar month; and further provided that the last Building A Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof, provided that if such notice is not factually correct, then Tenant shall make such changes as are necessary to make such notice factually correct and shall thereafter return such notice to Landlord within said ten (10) business day period.

2.2 Option Terms.

2.2.1 Option Right. Landlord hereby grants the Original Tenant and its Permitted Transferee Assignee, two (2) options to extend the Lease Term for the entire Premises, each by a period of five (5) years (each, an “Option Term”). Such option shall be exercisable only by Notice (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, Tenant is not then in monetary or material non-monetary default under this Lease beyond any applicable notice and cure period. Upon the proper exercise of such option to extend, the Lease Term (including the Lease Expiration Date), as it applies to the entire Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall only be exercised by the Original Tenant or any Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Original Tenant and/or its Permitted Transferee Assignee is in occupancy of at least sixty-seven percent (67%) of the rentable square footage of the initial Premises leased by Tenant under this Lease (subject to the last sentence of Section 14.4 below).

2.2.2 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Market Rent, and determined pursuant to, Exhibit H attached hereto. The calculation of the Market Rent shall be derived from a review of, and comparison to, the Net Equivalent Lease Rates of the Comparable Transactions, as those terms are defined in Exhibit H.

2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2. Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than eighteen (18) months nor less than fifteen (15) months prior to the expiration of the then Lease Term, stating that Tenant is exercising its option. If Tenant delivers the Exercise Notice, Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice, setting forth Landlord’s good faith calculation of the Market Rent (the “Landlord’s Option Rent Calculation”). Within fifteen (15) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure set forth in Section 2.2.4 below, and the Market Rent shall be determined in accordance with the TCCs of Section 2.2.4 below.

2.2.4 Determination of Market Rent. In the event Tenant timely exercises its option to extend the Lease but rejects Landlord’s Option Rent Calculation set forth in the Landlord Response Notice pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term in the case of the first Option Term and the date that is ninety (90) days prior to the expiration of the first Option Term in the case of the second Option Term (each an “Outside Agreement Date”), then the Market Rent (and therefore, the Option Rent) shall be determined by arbitration pursuant to the TCCs of this Section 2.2.4. Each party shall make a separate best and final determination of the Option Rent, within five (5) days following the applicable Outside Agreement Date and supply a copy of such determination to the other party, and both such determinations shall be submitted to arbitration in accordance with Section 2.2.4.1 through Section 2.2.4.4, below. Notwithstanding the foregoing, either party may, but notice delivered to the other within two (2) business days after receipt of the other party’s best and final determination of the Option Rent, accept the other party’s Option Rent determination; and, in such case, the accepted determination shall be the Option Rent for the applicable Option Term and no arbitration shall be required under this Section 2.2.4.

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser who shall have been active over the ten (10) year period ending on the date of such appointment in the appraising first class office properties in the vicinity of the Project. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.4.2 The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) the Neutral Arbitrator may be a licensed real estate broker or real estate lawyer who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of first class office properties in the vicinity of the Project, (ii) neither Landlord nor Tenant (or such party’s Advocate Arbitrator) may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (iii) the Neutral Arbitrator cannot be someone who has represented Landlord or Tenant (or any affiliate of Landlord or Tenant) during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.4.3 Within ten (10) days following the appointment of the Neutral Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the “Arbitration Agreement”) which shall set forth the following:

2.2.4.3.1 Each of Landlord’s and Tenant’s best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;

2.2.4.3.2 An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the TCCs of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;

2.2.4.3.3 Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

2.2.4.3.4 That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of Option Rent (the “Briefs”);

2.2.4.3.5 That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s Brief (the “First Rebuttals”); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party’s Brief and shall identify clearly which argument or fact of the other party’s Brief is intended to be rebutted;

2.2.4.3.6 That within five (5) business days following the parties’ receipt of each other’s First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s First Rebuttal (the “Second Rebuttals”); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party’s First Rebuttal and shall identify clearly which argument or fact of the other party’s First Rebuttal is intended to be rebutted;

2.2.4.3.7 The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party’s applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

2.2.4.3.8 That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.2.4.3.9 That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;

2.2.4.3.10 The specific persons that shall be allowed to attend the arbitration;

2.2.4.3.11 Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Tenant’s Initial Statement”);

2.2.4.3.12 Following Tenant’s Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Landlord’s Initial Statement”);

2.2.4.3.13 Following Landlord’s Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord (“Tenant’s Rebuttal Statement”);

2.2.4.3.14 Following Tenant’s Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant;

2.2.4.3.15 That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the “Ruling”) indicating whether Landlord’s or Tenant’s submitted Option Rent is closer to the Market Rent;

2.2.4.3.16 That following notification of the Ruling, Landlord’s or Tenant’s submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Market Rent, shall become the then applicable Option Rent; and

2.2.4.3.17 That the decision of the Neutral Arbitrator, as embodied in the Ruling, shall be binding on Landlord and Tenant.

2.2.4.3.18 If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.

2.2.4.4 In the event that the Option Rent shall not have been determined pursuant to the TCCs hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent in Landlord’s best and final determination, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

ARTICLE 3

BASE RENT

3.1 In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing (by notice delivered not less than thirty (30) days prior to the date such change is effective), by a check or electronic transfer for currency which, at the time of payment, is legal tender for private or public debts in the United

States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary, in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as expressly provided in this Lease. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Month. The parties acknowledge, however, that Tenant shall pay Base Rent for each calendar month of the Lease Term (or a prorated portion of a calendar month, as applicable), even though the first Lease Month may pertain to a period longer than one (1) calendar month. The Base Rent for the first full month of the Lease Term, with respect to the Building A Premises and the Building B Premises, which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Rent Abatement. Provided that Tenant is not then in monetary or material non-monetary default of this Lease, and subject to the TCCs of this Section 3.2 below, then during the last six (6) full calendar months of the Lease Term with respect to the Building A Premises (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent or Tenant’s Share of Direct Expenses otherwise attributable to the Building A Premises during such Rent Abatement Period (collectively, the “Abatement Amount”). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Rent and perform the TCCs otherwise required under this Lease. Notwithstanding the foregoing, Landlord shall have the right, at Landlord’s option, on a month by month basis commencing on the Building A Lease Commencement Date, to accelerate any remaining Rent Abatement Amount relating to a full month during the Rent Abatement Period for the Building A Premises forward, to apply to the Base Rent and Tenant’s Share of Direct Expenses that would otherwise be due with respect to the next occurring month of the Lease Term for the Building A Premises (the “Landlord Rent Abatement Acceleration Election”), in which case Tenant shall have no obligation to pay Base Rent or Tenant’s Share of Direct Expenses attributable to such next occurring month of the Lease Term for the Building A Premises, and the Rent Abatement Amount that is accelerated forward shall no longer be applicable during the Rent Abatement Period. Landlord may make such election on a month by month basis with respect to each of the months of the Rent Abatement Period. In addition, commencing on the Building A Lease Commencement Date, if Landlord has not exercised the Landlord Rent Abatement Acceleration Election on or before the date that the next installment of Base Rent and Tenant’s Share of Direct Expenses is due under the Lease, and provided that this Lease has not been terminated as a result of any default of Tenant or rejection of this Lease in bankruptcy (the “Abatement Condition”), then Tenant shall have the right, at Tenant’s option, on a month by month basis commencing on the Building A Lease Commencement Date, to accelerate any Rent Abatement Amount for the Building A Premises relating to a full month during the Rent Abatement Period for the Building A Premises forward to apply to the Base Rent and Tenant’s Share of Direct Expenses that would otherwise be due with respect to the next occurring month of the Lease Term for the Building A Premises (the

“Tenant Rent Abatement Acceleration Election”), in which case Tenant shall have no obligation to pay Base Rent or Tenant’s Share of Direct Expenses attributable in such next occurring month of the Lease Term for the Building A Premises, and the Rent Abatement Amount that is accelerated forward shall no longer be applicable during the Rent Abatement Period. Tenant may not elect to accelerate more than one (1) month of such Rent Abatement at any particular time. Notwithstanding the foregoing, as long as the Abatement Condition is satisfied, if Tenant fails to deliver notice to Landlord exercising the Tenant Rent Abatement Acceleration Election for a particular month of the Lease Term, then Tenant shall be deemed to have elected to exercise the Tenant Rent Abatement Acceleration Election for such month without the requirement of providing notice to Landlord. Notwithstanding the different monetary amount of one (1) full calendar month at the end of the Lease Term from the monetary amount of one (1) full calendar month at the beginning of the Lease Term, the value of any full month of Rent Abatement, whether accelerated by Landlord or by Tenant, shall be equal to one (1) full month of Base Rent and Tenant’s Share of Direct Expenses with respect to the Building A Premises at the time it is applied.

ARTICLE 4

ADDITIONAL RENT

4.1 In General. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay Tenant’s Share of the annual Direct Expenses, as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent, except insofar as Tenant is entitled to notice as a pre-condition to the duty to pay Additional Rent and provided that Tenant shall have no obligation to pay any Additional Rent under this Article 4 during the Construction Period, subject to the repayment obligations set forth in Section 10.1.2.3.2 below. Without limitation on other obligations which survive the expiration of the Lease Term, the obligations of Tenant to pay, and the obligations of Landlord to reconcile and refund excess payments of, the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 Intentionally Deleted.

4.2.2 “Direct Expenses” shall mean Operating Expenses and Tax Expenses.

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied, it being agreed that Landlord’s recovery of Operating Expenses shall be without any component of profit or other mark-up to Landlord (except as expressly permitted in this Lease). Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) subject to item (r) below, costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space (and if such management office, whether located at the Project or elsewhere, is shared with other buildings owned by Landlord and Landlord’s affiliates, then such fair rental value shall be equitably prorated between the Building and such other buildings); provided that as long as the Office Space Leasing Requirement is satisfied, any such management office space shall not be located in the Project, and, in any event, the size of any such management office space shall be comparable to the size of the management offices of the landlords of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project (other than the person, regardless of title, above the level of the person who supervises property managers that manage the Project and other projects of Landlord and affiliates of Landlord, which person Landlord refers to as a “Senior Asset Manager”); (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services (excluding the cost of providing janitorial to the Premises and the premises of other tenants of the Project (since Tenant is separately paying for the cost of janitorial to its Premises pursuant to Section 6.1.5 of the Lease)), replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and re-roofing (but excluding repairs to the roof structures, except as otherwise permitted as a capital expenditure pursuant to the terms of this Section 4.2.4); (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the Interest Rate, as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project - (A) which are intended to reduce Operating Expenses or enhance the environmental sustainability of the Property’s operations (it being understood, however, that the amortized amount of such capital improvements to reduce Operating Expenses or enhance sustainability shall not exceed the reasonably estimated cost savings to be achieved thereby over the amortization period), (B) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Building A Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Building A Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Building A Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Building A Lease Commencement Date, or (C) that are requested or approved in advance by Tenant and relate to the safety or security of the Project; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over (X) its useful life as determined in accordance with sound real estate management and accounting practices, consistently applied, or (Y) with respect to those items included under item (A) above, their recovery/payback period as determined in accordance with sound real estate management and accounting practices, consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Tax Expenses as that term is defined in Section 4.2.5, below; (xv) payments under any present or future easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the use, operation, and sharing of costs by the Project (collectively, “Underlying Documents”) and (xvi) costs of any additional services not provided to the Project as of the Building A Lease Commencement Date but which are thereafter provided by Landlord at Tenant’s request. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for Tenant or other tenants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for Tenant or tenants or other occupants of the Project (excluding, however, such costs relating to any Project Common Areas, including parking facilities, so long as the work is of general application and not for the benefit of any particular tenant of the Project), and costs for the repair or replacement of any structural portion of the Buildings and costs covered by warranties of manufacturers or made necessary as a result of defects in the original design, workmanship or materials;

(b) except as set forth in items (xii), (xiii), and (xiv) above, capital expenditures depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c) costs for which the Landlord is reimbursed, or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts, by Tenant or any other tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else (except to the extent of deductibles), and electric power costs (other than for which Tenant or any tenant directly contracts with the local public service company, or reimburses Landlord for directly based on a submeter reading);

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, partners, members or other stakeholders, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of the person, regardless of title, who supervises property managers that manage the Project and other projects of Landlord and affiliates of Landlord, which person Landlord refers to as a “Senior Asset Manager”;

(g) amounts paid as rental for the Project (or any portion thereof) under any ground or underlying lease;

(h) overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by equally qualified, unaffiliated third parties on a competitive basis;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to parking attendants at the Project shall be includable as an Operating Expense (provided that as long as the Office Space Leasing Requirement is satisfied, Landlord shall not include the costs of any parking attendants at the Project in Operating Expenses; and if the Office Space Leasing Requirement is not satisfied, the inclusion in Operating Expenses of parking attendants shall be subject to the limitation in Section 4.2.4(r) below);

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord, provided that Landlord shall use commercially reasonable efforts to collect such reimbursable amounts, or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n) rent for office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, subject to the limitations specified in item (vii) above;

(o) costs to the extent arising from the active negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(p) costs incurred to comply with laws relating to the removal of hazardous material (as defined under Applicable Laws) which was in existence in the Buildings or on the Project prior to the Building A Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Buildings or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Buildings or onto the Project after the date hereof by Landlord or any other tenant of the Project or any other third party;

(q) costs of repair or replacement of any items covered by Landlord’s Twelve Month Warranty set forth in Section 1.1.1 above;

(r) in connection with the use of the Project parking facilities by the public as more particularly set forth in Section 28.2 below, (i) the incremental amounts of variable costs (as opposed to fixed costs) that are incurred and directly attributable to the public’s use of the Project parking facilities (and excluding normal transient parking during hours when public parking is not permitted) due to the increased volume and hours of parking involved in such public use (including, without limitation, parking attendants and security personnel), and (ii) other fixed costs that are incurred and directly attributable to the public’s use of the Project parking facilities, as reasonably and equitably determined by Landlord;

(s) electric power costs and janitorial costs for tenant spaces in the Project (but the foregoing shall not limit the electric power and janitorial component of Expenses applicable to the Common Areas), but only if Tenant is contracting and directly for such utilities with respect to the Premises;

(t) tax penalties as a result of Landlord’s refusal, inability, or other failure to pay taxes;

(u) any amounts Landlord would be entitled to recover directly from other tenants or occupants of the Project if their leases or occupancy agreements contained provisions comparable to those in this Lease which allow Landlord to recover directly from Tenant (and not as an item of Operating Expenses) costs of providing excess or after hours utilities, taxes on personal property, trade fixtures and improvements in excess of building standard, increased insurance premiums caused by usage and other similar expenditures;

(v) At any time that Tenant continues to lease the entirety of the initial Premises, any management fee which exceeds two and 25/100ths percent (2.25%) (the “Management Fee Percentage”) of the gross revenues from the Project (exclusive of public parking revenues incurred in connection with the public’s use of the Project parking facilities as required under the Underlying Documents, and excluding normal transient parking), adjusted and grossed up to reflect a one hundred percent (100%) occupancy of both Buildings (after the occurrence of the Building A Lease Commencement Date and Building B Lease Commencement Date, as applicable) with all tenants paying full rent, as contrasted with free rent, half-rent and the like, including all tenants paying full Base Rent, Additional Rent, and any parking fees payable by Tenant or other tenants (but not the public in connection with the public’s use of the Project parking facilities as required under the Underlying Documents, and excluding normal transient parking) for any calendar year or portion thereof; provided, that at any time that Tenant is no longer satisfying the Office Space Leasing Requirement, the Management Fee Percentage shall equal three percent (3%);

(w) Incremental, variable costs and expenses of every kind and nature attributable to Landlord’s Event Use Rights; or

(x) Costs otherwise includable in the Operating Expenses where Tenant elects to provide or contract for a service Landlord otherwise would contract or provide for under this Lease.

If, at any time that the Office Space Leasing Requirement is not being met, Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. During the period prior to the Building B

Commencement Date, and thereafter, if at any time that the Office Space Leasing Requirement is not being met, if the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Except with respect to the management fee permitted pursuant to item (v) above, in no event shall any adjustments to Operating Expenses in any calendar year result in Landlord receiving from Tenant and other tenants more than one hundred percent (100%) of the cost of the actual Operating Expenses paid by Landlord in any such calendar year.

4.2.5 Taxes.

4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Buildings are located).

4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies (provided, however, that any private cost sharing agreement executed after the full execution and delivery of this Lease must be approved in writing by Tenant (which approval shall not be unreasonably withheld, conditioned or delayed) before any costs thereunder may be included in Tax Expenses); (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Buildings and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.5.3 Any costs and expenses (including, without limitation, reasonable attorneys’ fees) reasonably incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.2, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, documentary transfer taxes (whether due upon recordation of a deed or transfer of interests in Landlord), assessments or taxes pertaining to the existence or future receipt of entitlements to construct additional rentable space in the Project, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any item that otherwise would qualify as Tax Expenses to the extent such item is a tax on the revenue received by Landlord in connection with the provision of public parking in the Project; (iii) any items included as Operating Expenses, and (iv) any items paid by Tenant under Section 4.5 of this Lease. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an event of default by Tenant under this Lease if the filing is not dismissed within any applicable notice and cure period under this Lease. Tenant may request from Landlord whether or not Landlord intends to file an appeal of any portion of Tax Expenses which are appealable by Landlord (the “Appealable Tax Expenses”) for any tax fiscal year. Landlord shall deliver written notice to Tenant within ten (10) days after such request indicating whether Landlord intends to file an appeal of Appealable Tax Expenses for such tax fiscal year. If Landlord indicates that Landlord will not file an appeal of such Tax Expenses, then Tenant may provide Landlord with written notice (“Appeals Notice”) at least thirty (30) days prior to the final date in which an appeal must be filed, requesting that Landlord file an appeal. Upon receipt of the Appeals Notice, Landlord shall promptly file such appeal and thereafter Landlord shall diligently prosecute such appeal to completion. Tenant may at any time in its sole discretion direct Landlord to terminate an appeal it previously elected pursuant to an Appeals Notice. In the event Tenant provides an Appeals Notice to Landlord and the resulting appeal reduces the Tax Expenses for the tax fiscal year in question as compared to the original bill received for such tax fiscal year and such reduction is greater than the costs for such appeal, then the costs for such appeal shall be included in Tax Expenses and passed through to the tenants of the Project. Alternatively, if the appeal does not result in a reduction of Tax Expenses for such tax fiscal year or if the reduction of Tax Expenses is less than the costs of the appeal, then Tenant shall reimburse Landlord, within thirty (30) days after written demand, for any and all costs reasonably incurred by Landlord which are not covered by the reduction in connection with such appeal. Tenant’s failure to timely deliver an Appeals Notice shall waive Tenant’s rights to request an appeal of the applicable Tax Expenses for such tax fiscal year. In addition, Tenant’s obligations to reimburse Landlord for the costs of the appeal pursuant to this Section shall survive the expiration or earlier termination of this Lease in the event the appeal is not concluded until after the expiration or earlier termination of this Lease. Upon request, Landlord agrees to keep Tenant apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Tax Expenses.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary. Tenant’s Share shall be decreased proportionately if Landlord exercises any recapture right under Section 14.4 below, or if Tenant otherwise fails to satisfy the Office Space Leasing Requirement.

4.3 Allocation of Direct Expenses.

4.3.1 Method of Allocation. The parties acknowledge that the Premises is a part of a two (2) building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants of a particular Building and the tenants of the other Building in the Project (it being acknowledged, however, that Building A shall be treated as a single-tenant building so long as Tenant continues to satisfying the Office Space Leasing Requirement with respect to Building A). Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined on an equitable basis, shall be allocated to a particular Building (as opposed to the other Building in the Project) and such portion shall be the Direct Expenses applicable to such Building for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of a particular Building shall include all Direct Expenses attributable solely to such Building and an equitable portion of the Direct Expenses attributable to the Project as a whole. For purposes of allocating Direct Expenses during the Lease Term, those Direct Expenses not reasonably attributable exclusively to a particular Building in the Project shall be allocated on a rentable area basis, except where otherwise dictated by prudent commercial property management practices or to achieve an equitable and customary allocation of Direct Expenses. In allocating Direct Expenses among the Buildings in the Project, Landlord must in any event conform to prudent commercial property management practices observed by owners of Comparable Buildings.

4.3.2 Cost Pools. The parties acknowledge that certain of the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be separately allocated to the office space and the Retail Space. Direct Expenses shall be allocated between the office space and Retail Space (each, a “Cost Pool”) based on the estimated benefit derived by the space which is the subject of the Cost Pool, and such allocations shall be reasonably determined by Landlord; provided, however, that the parties specifically agree that a percentage of the janitorial costs applicable to the Common Areas on the ground floor of Building B accessible and used by Tenant and the tenant(s) of the Retail Space (or their invitees and visitors) shall be allocated to the Retail Space Cost Pool, which percentage shall be based on the rentable square feet of space on the ground floor leased by the tenant(s) of the Retail Space, as compared to the aggregate total rentable square feet of space on the ground floor leased by Tenant and such tenant(s) of the Retail Space. Accordingly, Direct Expenses shall be charged to the Retail Space and the office space by virtue of the creation of Cost Pools. Direct Expenses and Tax Expenses which apply equally to the Retail Space and the office space (such as Landlord’s insurance costs), as reasonably determined by Landlord, shall be allocated to the office space Cost Pool and the Retail Space Cost Pool based on the square footage of each of those spaces, respectively, compared to the total square footage of a Building. Any costs allocated to a Cost Pool (e.g. the Retail Space Cost Pool) which does not include a portion of the Premises shall be excluded from the definition of Direct Expenses for the purposes of this Lease.

4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in general major categories the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon request from Tenant, Landlord shall provide a reasonable amount of additional numerical breakdowns with respect to the expenses incurred by Landlord with respect to any of the general major categories. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Direct Expenses, as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than one (1) calendar year after the end of the Expense Year to which such Direct Expenses relate, except and only to the extent such Direct Expenses are not reasonably discoverable or quantifiable (including, without limitation, if Landlord did not receive a bill for such Direct Expense) by Landlord on or before the date that occurs six (6) months before such 1-year deadline.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May 1 following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain complete and accurate records with respect to Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which building standard improvements are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above, provided that any excess assessed valuation resulting from improvements by other tenants in the Project will be deemed taxes levied against the personal property of such tenants and excluded from Operating Expenses. Landlord and Tenant hereby agree that the valuation of Landlord’s “building standard” improvements shall be equal to Seventy and 00/100 Dollars ($70.00) per rentable square foot.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Landlord’s Records. Upon Tenant’s written request given not more than one hundred eighty (180) days after Tenant’s receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in monetary or material non-monetary default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not the same is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said documentation to Tenant within forty-five (45) days after Tenant’s written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “Audit Period”), if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting and/or lease administration services to Tenant and shall not have provided primary accounting and/or lease administration services to Tenant in the past three (3) years, and (C) is not working on a contingency fee basis (i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit)), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord’s records with respect to the Statement at Landlord’s corporate offices in California, provided that (i) Tenant is not then in monetary or material non-monetary default under this Lease (beyond any applicable notice and cure periods provided under this Lease), and (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement (but Tenant shall be deemed to have paid the same “under protest”). In connection with such audit, Tenant and Tenant’s certified public accounting firm shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant’s certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant’s failure to audit the amount of Direct Expenses set forth in any Statement within the Audit Period shall be waive Tenant’s right or ability to audit the amounts set forth in such Statement; provided, however, if Landlord revises a Statement after delivering the same to Tenant (which revision shall be done, if at all, within one (1) year after Landlord delivers the initial Statement for such Expense Year), then Tenant shall continue to have the right to dispute such revisions for a period of one hundred eighty (180) days after Landlord delivers such revised Statement to Tenant. If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) mutually and reasonably selected by Landlord and Tenant; provided that if such audit by the Accountant proves that Direct Expenses set forth in the particular Statement were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.7, and Tenant hereby waives any and all other rights pursuant to Applicable Laws to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses or an employee-only food preparation service facilities (other than limited food services such as coffee bars, snack bars and other similar uses intended to serve Tenant and Tenant’s employees and invitees), except as permitted by the Underlying Documents (including any modifications thereto, subject to Section 5.3 below) and the TCCs of Section 5.6 below; and (vi) broadcast facilities, radio and/or television stations. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the Rules and Regulations (as defined hereinbelow); or in violation of Applicable Laws, including, without limitation, any Environmental Laws relating to Hazardous Materials (as those terms are defined in Section 29.33.1 below). Tenant agrees to comply with all rules and regulations of the Buildings and the Project as set forth on Exhibit D attached hereto (the “Rules and Regulations”). Landlord shall have no right to modify the Rules and Regulations, except to the extent such modifications are consistent with the rules and regulations promulgated by the landlords of the Comparable Buildings and Tenant’s level of occupancy of the Building. To the extent of any conflict between the terms and conditions of this Lease and the terms and conditions set forth in the Rules and Regulations, the terms and conditions of this Lease shall control. Landlord shall enforce the Rules and Regulations in a non-discriminatory manner. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Buildings, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project.

5.3 Underlying Documents. So long as Tenant is satisfying the Office Space Leasing Requirement, then following the date of the full execution and delivery of this Lease, Landlord shall not modify or amend the Underlying Documents in a manner that would materially interfere with Tenant’s use of, or access to, the Premises, or Tenant’s rights and obligations under this Lease, without Tenant’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, the parties acknowledge that Landlord shall continue to have the right to amend the Parking Covenant in accordance with the TCCs of Section 28.2 below.

5.4 Child Care Facility. Landlord and Tenant acknowledge that Tenant, at Tenant’s sole cost and expense, may desire to designate a portion of the Premises for the operation of a child care facility (the “Child Care Facility”), subject to receipt of all applicable governmental approvals and compliance with all applicable Laws and the Underlying Documents. The Child Care Facility shall be of a reasonable size to provide child care services to the Child Care Users. The Child Care Facility shall be for the exclusive use of Tenant, Tenant’s employees, Transferees, independent contractors in the Premises, and Permitted Occupants (collectively, the “Child Care Users”) and Tenant shall not make the Child Care Facility available to other tenants or occupants of the Project (or their employees) or to members of the general public. If Tenant elects to operate the Child Care Facility, then Landlord shall use commercially reasonable efforts, at no cost to Landlord, to cooperate with Tenant to obtain all governmental approvals required for operation of the Child Care Facility, to the extent Landlord’s cooperation is required as owner of the Project. Tenant or Tenant’s third party operator of the Child Care Facility (either to be known as the “Child Care Provider”) shall use commercially reasonable efforts to notify all Child Care Users that Landlord is not responsible for, nor affiliated with, the operation of the Child Care Facility. Landlord shall have no responsibility with respect to the quality, care or services provided by the Child Care Facility, or for any acts or omissions of any Child Care Provider in connection with the operation of the Child Care Facility, except to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties. Furthermore, Tenant hereby agrees that the Landlord Parties shall not be liable for, and are hereby released from any responsibility for any loss, cost, damage, expense or liability, either to person or property, arising from the use of the Child Care Facility by any Child Care Users, except to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties. The right to operate the Child Care Facility in the Premises pursuant to this Section 5.4 is personal to the Original Tenant, its Permitted Transferee Assignee, any approved assignee of Tenant’s entire interest in this Lease pursuant to Article 14 below, and any subtenant subleasing the entirety of the then existing Premises for substantially the remainder of the Lease Term, pursuant to Article 14 below. If Tenant sublets all or any portion of the Premises, then as to the portion of the Premises sublet, upon such subletting and until the expiration of such sublease, the right to operate the Child Care Facility in such portion of the Premises shall simultaneously terminate and be of no further force or effect.

5.5 Wellness Center. Landlord and Tenant acknowledge that Tenant, at Tenant’s sole cost and expense, may desire to designate a portion of the Premises for the operation of a corporate sponsored wellness center providing health services (the “Wellness Center”), subject to receipt of all applicable governmental approvals and compliance with all applicable Laws, including without limitation “OSHPD” (defined below), to the extent applicable to the Wellness Center, and the requirements of the Health Insurance Portability and Accountability Act of 1996 and codified at 45 C.F.R. parts 160 and 164 to the extent applicable to the Wellness Center, and the Underlying Documents. The Wellness Center may not be used as a fitness center or gym. The Wellness Center shall be for the exclusive use of Tenant, Tenant’s employees, Transferees, independent contractors in the Premises, and Permitted Occupants (collectively, the “Wellness Center Users”) and Tenant shall not make the Wellness Center available to other tenants or occupants of the Project (or their employees) or to members of the general public. The Wellness Center shall be of a reasonable size to provide services to the Wellness Center Users. Tenant or Tenant’s third party operator of the Wellness Center (either to be known as the “Wellness Center Provider”) shall use commercially reasonable efforts to notify all Wellness Center Users that Landlord is not responsible for, nor affiliated with, the operation of the Wellness Center. Landlord shall have no responsibility with respect to the quality, care or services provided by the Wellness Center, or for any acts or omissions of any Wellness Center Provider in connection with the operation of the Wellness Center, except to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties. Furthermore, Tenant, for Tenant and for all Wellness Center Users and Wellness Center Providers, hereby agrees that the Landlord Parties shall not be liable for, and are hereby released from any responsibility for any loss, cost, damage, expense or liability, either to person or property, arising from the use of the Wellness Center by any Wellness Center Users, except to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties. If Tenant elects to operate the Wellness Center, then Landlord shall use commercially reasonable efforts, at no cost to Landlord, to cooperate with Tenant to obtain all governmental approvals required for operation of the Wellness Center, to the extent Landlord’s cooperation is required as owner of the Building. Without limiting the provisions in Sections 5.1 or this Section 5.5 above, Tenant agrees not to engage in or permit the Premises to be used for the practice of radiology or pathology, or to use or maintain any x-ray equipment, machines or devices, radiological or diagnostic imaging equipment, machines or devices (including without limitation any magnetic resonance imaging or computerized tomography equipment) or any other electrical or electromagnetic medical equipment, machines or devices, radiation therapy, nuclear medicine, diagnostic ultrasound, clinical laboratory, or pathology laboratory in the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant specifically agrees that it shall not be permitted to perform any abortion services from the Premises. If any of the services provided from the Wellness Center result in protests or demonstrations at the Project, Tenant shall discontinue such services upon notice from Landlord. Tenant shall not allow any employee to reside in or remain in the Wellness Center on an overnight or in-patient basis. Tenant shall not use any apparatus, machinery or device in or about the Wellness Center which would make any noise or set up any vibration outside of the Premises. All walls, ceilings, floors and doors of any rooms used for examination, diagnosis, testing or therapy shall be properly shielded and shall comply with all applicable Laws. Landlord shall not be liable for, and Tenant shall indemnify, defend and hold harmless Landlord from and against any liabilities, damages, claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising in connection with any failure of the operation of the Wellness Center to comply with any requirements of the California Office of Statewide Health Planning and Development (“OSHPD”) or other similar governmental entities. In the event any compliance with the requirements of OSHPD or any similar governmental entity is necessary in connection with the operation of the Wellness Center, Tenant shall be solely responsible for the cost of making any alterations or taking other necessary actions to cause such compliance and Landlord shall have no liability in connection therewith. Tenant’s obligations under this Section 5.5 are cumulative and in addition to all other obligations of Tenant under this Lease. The right to operate the Wellness Center in the Premises pursuant to this Section 5.5 is personal to the Original Tenant, its Permitted Transferee Assignee, any approved assignee of Tenant’s entire interest in this Lease pursuant to Article 14 below, and any subtenant subleasing the entirety of the then existing

Premises for substantially the remainder of the Lease Term, pursuant to Article 14 below. If Tenant sublets all or any portion of the Premises, then as to the portion of the Premises sublet, upon such subletting and until the expiration of such sublease, the right to operate the Wellness Center in such portion of the Premises shall simultaneously terminate and be of no further force or effect.

5.6 Cafeteria. To the extent permitted by the Underlying Document (as the same may be modified), the parties acknowledge that the Premises may contain a cafeteria for use by Tenant and its employees, Transferees, independent contractors in the Premises, and Permitted Occupants (the “Cafeteria”). Landlord acknowledges and agrees that Tenant shall have no obligation to construct or to operate the Cafeteria. To the extent that Tenant operates the Cafeteria, such operation shall be in compliance with all Applicable Laws and Tenant shall obtain and maintain the approval of all applicable governmental authorities and all necessary permits and licenses from such applicable governmental authorities, to operate the Cafeteria. No cooking odors shall be emitted from the Premises other than through ventilation equipment and systems installed therein to service the Cafeteria in accordance with the provisions of this Section 5.6. The Cafeteria shall be for the exclusive use of Tenant and its employees, Transferees, independent contractors in the Premises, and Permitted Occupants, and in connection with Tenant’s use of the Cafeteria, Tenant shall not sell any food or beverages in or from the Premises at any time and/or serve any food and beverages in or from the Premises at any time to the general public. Prior to making any alterations or improvements to the Premises and installing any cooking, ventilation, air conditioning, grease traps, kitchen and other equipment in or for the Premises with respect to the Cafeteria (collectively, the “Cafeteria Facilities”), Tenant shall deliver to Landlord, for Landlord’s prior approval, which shall not be unreasonably withheld (provided that it shall be deemed reasonable for Landlord to withhold its consent to the extent the Cafeteria does not comply with all Applicable Laws, or it adversely affects the Building Structure or the Building Systems, or the Cafeteria is not consistent with cafeterias located in Comparable Buildings), detailed plans and specifications therefor, and Tenant shall only install such Cafeteria Facilities (and make any subsequent modifications thereto) as are approved by Landlord in accordance with such plans and specifications therefor approved by Landlord. Except as expressly set forth to the contrary in this Lease, all of the Cafeteria Facilities shall be installed by Tenant, at its expense, subject to and in compliance with the provisions of Article 8 below and in compliance with all Applicable Laws and shall be considered an Alteration (as defined below). The Cafeteria and the Cafeteria Facilities therein shall be maintained and operated by Tenant, at Tenant’s expense: (i) in first-class order, condition and repair; (ii) consistent with the character of the Buildings as first class office buildings; and (iii) in compliance with all Applicable Laws, such reasonable rules and regulations as may be adopted by Landlord from time to time, and the other provisions of this Lease. In accordance with the TCCs of Section 6.1.3 below, Tenant shall have the sole responsibility, at its expense, for providing all janitorial service (including wet and dry trash removal) for and cleaning of the Cafeteria (and the Cafeteria Facilities therein), as well as all exhaust vents therefor, and shall pay for all cleaning costs incurred by Landlord in cleaning any affected portions of the Buildings or Project resulting from Tenant’s operation of the Cafeteria. In addition, Tenant shall pay for all actual and reasonable out-of-pocket increased costs incurred by Landlord with respect to the management, operation, maintenance and repair of the Buildings resulting from Tenant’s operation of the Cafeteria, within thirty (30) days of receiving an invoice therefor.

5.7 Fitness Center. Landlord and Tenant acknowledge that Tenant, at Tenant’s sole cost and expense, may desire to designate a portion of the Premises for the operation of a fitness center (the “Fitness Center”), subject to receipt of all applicable governmental approvals and compliance with all Applicable Laws, and the Underlying Documents, which may include, without limitation, the following primary uses: weight and aerobic training, personal training, aerobics, free weights, and installation of treadmills, stationary bicycles, elliptical machines, and stair-climbing machines, and shall in no event include installation or operation of a swimming pool, sauna or whirlpool facilities. Prior to Tenant’s installation of Fitness Center in the Premises, in addition to the TCCs of Article 8 of the Lease or the TCCs of the Work Letter (if constructed by Tenant as part of the Improvements), Tenant shall submit Tenant’s plans and specifications for the Fitness Center to Landlord and to a structural engineer approved by Landlord; provided, however, that Landlord may withhold such consent in its sole and absolute discretion if the installation of the Fitness Center would require the installation of bracing or other structural support. In addition, Landlord, in its sole discretion, may require the installation of emergency drainage and Water Sensors (as that term is defined in Section 29.37 below) in connection with the installation of any shower facilities in the Fitness Center, at Tenant’s sole cost and expense. The Fitness Center shall be for the exclusive use of Tenant, Tenant’s employees, Transferees, independent contractors in the Premises and Permitted Occupants (collectively, the “Fitness Center Users”) and Tenant shall not make the Fitness Center available to other tenants or occupants of the Project (or their employees) or to members of the general public. The Fitness Center shall be of a reasonable size to provide fitness services to the Fitness Center Users. Tenant or Tenant’s third party operator of the Fitness Center (either to be known as the “Fitness Center Provider”) shall use commercially reasonable efforts to notify all Fitness Center Users that Landlord is not responsible for, nor affiliated with, the operation of the Fitness Center. Landlord shall have no responsibility with respect to the quality, care or services provided by the Fitness Center, or for any acts or omissions of any Fitness Center Provider in connection with the operation of the Fitness Center, except to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties. Furthermore, Tenant, for Tenant and for all Fitness Center Users and Fitness Center Providers, hereby agrees that the Landlord Parties shall not be liable for, and are hereby released from any responsibility for any loss, cost, damage, expense or liability, either to person or property, arising from the use of the Fitness Center by any Fitness Center Users, except to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties. If Tenant elects to operate the Fitness Center, then Landlord shall use commercially reasonable efforts, at no cost to Landlord, to cooperate with Tenant to obtain all governmental approvals required for operation of the Fitness Center, to the extent Landlord’s cooperation is required as owner of the Building. Tenant’s obligations under this Section 5.7 are cumulative and in addition to all other obligations of Tenant under this Lease. The right to operate the Fitness Center in the Premises pursuant to this Section 5.7 is personal to the Original Tenant, its Permitted Transferee Assignee, any approved assignee of Tenant’s entire interest in this Lease pursuant to Article 14 below, and any subtenant subleasing the entirety of the then existing Premises for substantially the remainder of the Lease Term, pursuant to Article 14 below. If Tenant sublets all or any portion of the Premises, then as to the portion of the Premises sublet, upon such subletting and until the expiration of such sublease, the right to operate the Fitness Center in such portion of the Premises shall simultaneously terminate and be of no further force or effect.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term, provided that notwithstanding anything to the contrary elsewhere in this Lease, Tenant shall have no obligation to pay any costs under this Article 6 during the Construction Period.

6.1.1 HVAC. Subject to reasonable changes implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). If Tenant desires to use HVAC during non-Building Hours, Tenant shall give Landlord reasonable prior notice (which may be telephonic) of Tenant’s desired use in order to supply such HVAC, and Landlord shall supply such HVAC to Tenant at Landlord’s actual incremental cost to supply HVAC service to Tenant outside of Building Hours (which shall be treated as Additional Rent), including the cost of increased depreciation on the Base Building HVAC equipment. Landlord shall give Tenant not less than sixty (60) days prior written notice of any increase in such HVAC charge, together with documentation reasonably supporting such increase. Landlord shall not charge Tenant a start up fee for use of the non-Building Hours HVAC, nor will Tenant’s usage of the same be subject to any minimum usage requirements.

6.1.2 Other Utilities. Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment. Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall have the right to contract for and pay directly to the utility company pursuant to the utility company’s separate meters (or to Landlord in the event Landlord provides submeters instead of the utility company’s meters), the cost of all electricity, gas, water and sewer services provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers), which electricity, gas, water and sewer services shall be separately metered (as described above or otherwise equitably allocated and directly charged by Landlord to Tenant and other tenants of the Buildings). Tenant shall pay such cost (including the cost of such meters or submeters) within ten (10) days after demand and as Additional Rent under this Lease (and not as part of the Operating Expenses), which demand shall be accompanied by reasonable supporting documentation. As part of Operating Expenses, unless Tenant elects to do so at Tenant’s cost, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall be responsible for, and bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Janitorial. Landlord shall provide janitorial services for the Common Areas and not for the Premises. In the event Landlord provides janitorial services for the Retail

Space, then the costs of providing such services shall be excluded from Operating Expenses. Tenant shall perform all janitorial services and other cleaning within the Premises in a standard consistent with janitorial services provided in Comparable Buildings, including without limitation, day porter service (including light bulb maintenance and restroom fixtures maintenance), interior window cleaning, cleaning supplies deliveries and stocking, restroom cleaning, other cleaning (including pressure washing, carpet cleaning, etc.), waste and trash removal, and exterminating and pest control. Without Landlord’s prior consent, not to be unreasonably withheld, conditioned, or delayed, Tenant shall not use (and upon notice from Landlord shall cease using) janitorial service providers and suppliers who would, in Landlord’s reasonable and good faith judgment, disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Buildings or the Common Areas. Landlord hereby consents to Tenant’s use of Nexsation Janitorial to provide janitorial services to the Premises, notwithstanding that Nexsation Janitorial uses non-union labor as of the date of this Lease. Landlord may revoke such consent only in case of material labor disharmony and, if Landlord revokes such consent, Tenant shall terminate its contract with Nexsation Janitorial within the time period for termination specified in its contract, such time period not to exceed thirty (30) days.

6.1.4 Passenger Elevators; Freight Elevators, Loading Dock. Landlord shall provide non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Landlord shall provide freight elevator service and access to any Building loading docks during the Building Hours, without charge to Tenant, and subject to scheduling by Landlord (and during construction of the Improvements use of the freight elevator shall be governed by the terms of Section 6.5 of the Work Letter). For so long as Tenant is satisfying the Office Space Leasing Requirement, Tenant shall have exclusive use of the passenger and freight elevators in each Building servicing the office floors of each Building, except that Landlord and Landlord’s Terrace Users shall have the right to utilize the passenger elevators during Landlord’s exercise of Landlord’s Use Rights for the Terrace, subject to Tenant’s reasonable approval of a security protocol. In addition, for so long as Tenant is satisfying the Office Space Leasing Requirement, Tenant shall have exclusive use of the loading dock area in Building A. Tenant’s use of the loading dock area in Building B shall be non-exclusive and the tenants of the Retail Space shall have the right to use such loading dock area, provided that such right shall not be deemed a right of access or entry to the Premises. Tenant shall have the right to “brand” passenger elevators subject to Landlord’s approval (i.e., to install Tenant’s name or logo within the elevators), which approval shall not be unreasonably withheld, conditioned or delayed, provided that Tenant shall not use an Objectionable Name, as defined in Section 23.5.2, below, in any of the elevators. At the expiration or earlier termination of this Lease or when Tenant is no longer satisfying the Office Space Leasing Requirement, Tenant shall remove any such branding and restore the passenger elevators to the condition existing immediately prior to the placement of such branding, ordinary wear and tear excepted.

6.1.5 Security Systems. As part of the construction of each Base Building Landlord shall install an access-control system for the applicable Building, which system shall initially include access card readers on the doors providing access to (i) the main points of entry to such Building on the ground floor of such Building, (ii) the bike locker storage rooms in the Project parking facility, and (iii) the shower rooms located in Building A. Notwithstanding the foregoing, but subject to Landlord’s obligation to provide security personnel to the Project parking facilities as set forth in Section 28.2 below, Landlord shall not provide any other security equipment and shall not provide any security personnel to the Buildings and, in no case, shall Landlord be liable for personal injury or property damage for any lack of security in the Buildings or for any error with regard to the admission to or exclusion from the Buildings or Project of any person. Landlord hereby agrees that Tenant shall have the right to install a card key security system and security cameras (“Tenant’s Security System”) in the Premises and in the Project parking facility and to connect such system to Landlord’s access-control system for the Buildings. Tenant’s Security Systems shall be subject to Landlord’s prior review and approval (not to be unreasonably withheld, conditioned or delayed), and the installation thereof shall be deemed an Alteration and shall performed pursuant to Article 8 of this Lease, below (or pursuant to the Work Letter if installed as part of the Improvements contemplated thereunder). In addition, Tenant shall coordinate the selection, installation and operation of Tenant’s Security System with Landlord, and Landlord likewise shall cooperate with Tenant, in order to ensure that Tenant’s Security System is compatible with Landlord’s Building security systems and equipment, and to the extent that Tenant’s Security System is not compatible with Landlord’s Building systems and equipment, Tenant shall not be entitled to install and/or operate the Tenant’s Security System. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, operation and removal of Tenant’s Security System.

Tenant shall cooperate fully with Landlord at all times and abide by all customary regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. However, such regulations and requirements shall not unreasonably interfere with the ability of such systems to operating in accordance with manufacturer specifications.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system normally furnished for the Premises by Landlord pursuant to the TCCs of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord within thirty (30) days after billing by Landlord, which billing shall be accompanied by reasonable supporting documentation. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Buildings or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond

Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 6.4 or elsewhere in the Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Abatement Event. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of the Premises, or (ii) any failure of Landlord to provide services, utilities or access to the Premises as required by this Lease, Tenant shall give Landlord notice (the “Abatement Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord does not cure such Abatement Event within five (5) business days after receipt of the Abatement Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Abatement Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the full use of such portion of the Premises. Furthermore, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of five (5) business days and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of five (5) business day period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Rent for an Abatement Event as set forth in this Section 6.4, shall be Tenant’s sole and exclusive remedy at law or in equity to abate Rent. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

6.5 Supplemental HVAC. Subject to Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to install a supplemental HVAC system serving all or any portion of the Premises. Any such supplemental HVAC system shall be installed pursuant to the terms of Article 8 and shall be deemed an Alteration for purposes of this Lease; provided, however, it shall be deemed reasonable for Landlord to withhold its approval to the extent any such installation would materially interfere with, or materially increase the cost of, Landlord’s maintenance or operation of the applicable Building, unless Tenant agrees to pay for such increased costs. Any such supplemental HVAC system installed by Tenant shall utilize the applicable Building’s chilled or condenser water, at Landlord’s actual cost without markup. If Tenant connects into the applicable Building’s chilled or condenser water system pursuant to the terms of the foregoing sentence, then Landlord shall install a submetering device at Tenant’s sole cost and expense, which shall measure the flow of chilled or condenser water to the Premises, and Tenant shall pay Landlord for Tenant’s use of chilled or condenser water at Landlord’s actual cost. Tenant shall bear all costs of the equipment, and all costs of installation and removal thereof.

ARTICLE 7

REPAIRS

7.1 Landlord’s Repair and Maintenance Obligations. Landlord shall maintain in good condition and operating order and keep in good repair and condition, in a manner consistent with the owners or landlords of the Comparable Buildings, the structural portions of the Buildings, including the foundation, floor/ceiling slabs, roof structure (as opposed to roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cabs, men’s and women’s washrooms, Building mechanical, electrical and telephone closets, and all Building Common Areas, parking areas, and exterior Project signage (collectively, “Building Structure”) and the Base Building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by Tenant Parties (collectively, the “Building Systems”) and the Project Common Areas, including landscaping. Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent caused due to Tenant’s use of the Premises for other than normal and customary business office operations, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned, will hereinafter be defined as the “BS/BS Exception”).

7.2 Tenant’s Repair and Maintenance Obligations. Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, and the floor or floors of the Building on which the Premises is located, in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure and the Building Systems (except pursuant to the BS/BS Exception). In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception (and which are not covered by Landlord’s Twelve Month Warranty), except for damage caused by ordinary wear and tear, damage due to Casualty (as defined in Section 11.1 below) or condemnation which is not Tenant’s obligation to repair hereunder, or otherwise beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant’s failure to commence repair within five (5) days thereafter and provided that Tenant is not contesting its obligation to make such repairs, but need not, make such repairs and replacements, in accordance with Section 7.3 below, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Buildings and/or the Project)

sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Notwithstanding anything to the contrary set forth in this Lease, during the Construction Period, any repairs of the initial Improvements to the Premises shall be governed by the TCCs of the Work Letter and not the TCCs of this Article 7. If, during the Construction Period, Tenant incurs any repair costs not related to the initial Improvements to the Premises, Landlord shall, upon five (5) business days following receipt of notice from Tenant, along with an invoice therefor, pay all fees and costs incurred in connection with the repairs and Tenant shall have no obligation to pay any such fees or costs during the Construction Period, subject to the repayment obligations set forth in Section 10.1.2.3.2.

7.3 Other Terms. Landlord may, upon reasonable prior notice to Tenant (or without notice in the case of an emergency), enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises; provided that, with respect to items (i) through (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.4 Tenant’s Right to Make Repairs. Notwithstanding any of the TCCs set forth in this Lease to the contrary, if Tenant provides notice (or oral notice in the event of an Emergency, as that term is defined, below) to Landlord of an event or circumstance which pursuant to the TCCs of this Lease requires the action of Landlord with respect to repair and/or maintenance required on any full floor of a Building on which Premises are leased by Tenant, and which event or circumstance materially and adversely affects the conduct of Tenant’s business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than thirty (30) days after receipt of such Notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) days’ Notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial thirty (30) day Notice and the subsequent ten (10) day Notice shall not be required in the event of an Emergency) and if such action was required under the TCCs of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) day period and thereafter diligently pursued to completion, then Tenant shall be entitled to take such action on behalf of Landlord, in which case Tenant shall receive prompt reimbursement by Landlord of Tenant’s reasonable and actual costs and expenses in taking such action, plus interest thereon at the Interest Rate. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Buildings for work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which performs similar work in Comparable Buildings. Promptly following completion of any work undertaken by

Tenant pursuant to the TCCs of this Section 7.4, Tenant shall deliver a reasonably detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the TCCs of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent, and Tenant may institute legal proceedings against Landlord to collect the amount set forth in the subject invoice; provided that under no circumstances shall Tenant be allowed to terminate this Lease based upon a such default by Landlord. If Tenant receives a final judgment against Landlord (whether by virtue of Landlord’s failure to appeal or unsuccessful appeal of such judgment), Tenant may offset and deduct the amount of the judgment (including all fees, expenses and reasonable attorneys’ fees actually incurred by Tenant in connection with such legal proceedings, to the extent included in such judgment), from the Base Rent next due and owing under this Lease. For purposes of this Article 7, an “Emergency” shall mean an event threatening immediate and material danger to people located in a Building or immediate, material damage to a Building, Building Systems, Building Structure, Improvements, Alterations or Tenant’s personal property valued at more than $250,000, or the immediate and material impairment of Tenant’s use of all or a substantial portion of the Premises within a particular Building.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Buildings or is visible from the exterior of the Buildings. If Landlord disapproves of any proposed Alterations, Landlord shall respond, in writing, stating the grounds for such disapproval, within ten (10) business days after receipt of Tenant’s request for approval of the proposed Alterations. If Landlord fails to respond with its approval or disapproval within ten (10) business days after receipt of Tenant’s request, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S ALTERATION” (the “Reminder Notice”). Any such Reminder Notice shall include a complete copy of Tenant’s plans and specification for such Alteration. If Landlord fails to respond within five (5) business days after receipt of a Reminder Notice, then Tenant’s Alteration for which Tenant requested Landlord’s approval shall be deemed approved by

Landlord. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (i) adversely affect the Building Systems, exterior appearance of the Buildings, or Building Structure, (ii) adversely affect the value of the Premises or Buildings, (iii) require a building or construction permit, or (iv) cost more than one (1) months’ Base Rent (at the rate in effect from time-to-time) (the “Cosmetic Alterations”). Any Improvements contemplated by the Work Letter shall be governed by the TCCs of the Work Letter and not the TCCs of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord reasonably may require, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the TCCs of Section 8.5 of this Lease. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb Hazardous Materials existing in the Premises (the existence of which is known, or should be known to Tenant), Tenant shall comply with Landlord’s reasonable and customary rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Project is located (or other applicable governmental authority), all in conformance with Landlord’s reasonable construction rules and regulations. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. Since Landlord currently anticipates obtaining a LEED certification for Building Design and Construction applicable to the base, shell and core of the Project (all in Landlord’s sole and absolute discretion), Tenant expressly acknowledges and agrees that without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord shall have the right to withhold its consent to any proposed Alteration in the event that such Alteration is not compatible with such certification or recertification of the base, shell and core of the Project under such LEED rating system (or other applicable certification standard) for Building Design and Construction. The foregoing shall not be construed to permit Landlord to require Tenant to obtain a LEED certification for Interior Design and Construction applicable to its Improvements or Alterations, or to permit Landlord to withhold its consent to any Alteration that would restrict Landlord’s ability to obtain a LEED certification for Interior Design and Construction. The “Base Building” shall include the Building Structure, and the Common Area restrooms, elevators, exit stairwells and the Building Systems located in the internal core of the Buildings on the floor or floors on which the Premises is located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall retain any union trades to the extent designated by Landlord or to the extent required by the Underlying Documents. Further, Tenant shall not use (and upon notice from Landlord shall cease using)

contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Buildings or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Mateo in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and as a condition precedent to the enforceability and validity of Landlord’s consent, Tenant shall deliver to the management office for the Project a reproducible copy of the “as built” and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. With respect to payments to be made to Tenant’s contractors for any Alterations, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. In addition, in connection with all Alterations other than Cosmetic Alterations, Tenant shall pay Landlord an oversight fee equal to five percent (5%) of the “hard” costs of the work, and reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, other than in connection with any Cosmetic Alterations or other Alterations which cost no more than two (2) months Base Rent at the rate then in effect, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Specialty Improvements. Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Specialty Improvements (defined hereinbelow) in the Premises (including, without limitation, the Improvements), and to repair any damage to the Premises and Buildings caused by such removal and return the affected portion of the Premises to its condition existing before the installation of such Specialty Improvements; provided, however, if, in connection with its notice to Landlord with respect to any such Specialty Improvements (including any Improvements), (x) Tenant requests Landlord’s decision with regard to the removal of such Specialty Improvements, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Specialty Improvements, then Tenant shall not be required to so remove such Specialty Improvements; provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within ten (10) business days following Landlord’s receipt of such request from Tenant with respect to

Specialty Improvements, fails to address the removal requirement with regard to such Specialty Improvements, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Specialty Improvements. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Specialty Improvements, and/or to return the affected portion of the Premises to its condition existing before the installation of such Specialty Improvements, then Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. “Specialty Improvements” means any Alterations or Improvements other than normal and customary general office improvements. Notwithstanding the foregoing, “Specialty Improvements” (i) shall not include conference rooms, training space or Cosmetic Alterations and (ii) shall include (a) any Alterations or Improvements which affect the Base Building, (b) any fitness facility in the Premises, (c) the Cafeteria, and any kitchens, showers, restrooms, washrooms or similar facilities in the Premises that are not part of the Base Building, (d) any private/internal stairways in the Premises, as opposed to fire stairs (and Tenant shall be required to demolish and “cap” any such private/internal stairways at the expiration or earlier termination of this Lease), (e) any Lines (as that term is defined in Section 29.32 below), (f) any other items, improvements or fixtures which Tenant is expressly required to remove pursuant to the terms of this Lease (including, without limitation, Tenant’s Generator, as that term is defined in Article 22 below), and (g) any improvements or alterations made by, or on behalf of Tenant to the Lobbies (and other areas of the Buildings that are, or will become Common Areas following Tenant no longer satisfying the Office Space Leasing Requirement), which identifies Tenant or is specific to the Lobby of a Building occupied by a single office tenant. Landlord shall not unreasonably withhold its approval with respect to what Specialty Improvements Landlord may require Tenant to remove at the expiration of the Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws, or such lesser time as may be designated elsewhere in this Lease) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Buildings or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Buildings or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Buildings and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver.

10.1.1 After Construction Period. The provisions of this Section 10.1.1 shall have limited application, as provided under Section 10.1.2 below, during the Construction Period (as defined hereinbelow). Except for the active negligence or willful misconduct of the Landlord or the Landlord Parties (as that term is defined below), Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Except to the extent arising from the negligence or willful misconduct of Landlord or the Landlord Parties, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (i) any causes in, on or about the Premises; (ii) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (iii) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (iv) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Project (collectively, “Tenant Parties”); (v) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (vi) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (vii) the placement of any personal property or other items within the Premises. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Landlord shall indemnify, defend, protect, and hold Tenant and the Tenant Parties harmless from any Claim that is imposed or asserted by any third party and arises from (a) any negligence or willful misconduct of any Landlord Party, or (b) any breach by Landlord of any representation, covenant or other term contained herein, except to the extent such Claim arises from the active negligence or willful misconduct of any Tenant Party. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 10.1 are not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s and Landlord’s respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.1.2 During Construction Period. Notwithstanding anything set forth in the foregoing Section 10.1 or any other provision of this Lease or the Work Letter to the contrary, during the Construction Period only, the following provisions shall be applicable:

10.1.2.1 With respect to any indemnity obligation of Tenant arising at any time during the Construction Period only, (A) the term “Landlord Parties” shall mean and shall be limited to Redwood City Partners, LLC (or any entity that succeeds to the entire interest of Redwood City Partners, LLC as Landlord under this Lease) and shall not include any other person or entity; provided, however, that Landlord may include in any claim owed by Tenant to it any amount which Landlord shall pay or be obligated to indemnify any other person or entity, and (B) any indemnity obligation shall be limited to losses caused by, or arising as a result of any act or failure to act of, Tenant or Tenant’s employees, agents or contractors; and

10.1.2.2 Tenant’s liability under this Lease for Tenant’s actions or failures to act under the Lease during the Construction Period, including, without limitation, (A) Tenant’s indemnity obligations (calculated in accordance with Accounting Standards Codification (ASC) 840-40-55-10 through 13) plus (B) all Base Rent and Additional Rent obligations owed by or paid by Tenant, including any prepaid Base Rent paid by Tenant pursuant to the TCCs of Section 3.1 below (though the parties acknowledge that Tenant’s obligation to pay Base Rent and Additional Rent shall not occur until Tenant is obligated to pay the same pursuant to the terms of Articles 3 and 4 of this Lease) shall be limited to eighty-nine and five-tenths percent (89.5%) of “Landlord’s Project Costs” (defined hereinbelow), determined as of the date of Landlord’s claim for such amount owed by Tenant. As used herein, “Landlord’s Project Costs” shall mean the amount capitalized in the Project by Landlord in accordance with U.S. generally accepted accounting principles, plus other costs related to the Project paid to third parties (other than lenders or owners of Landlord), excluding land acquisition costs, but including land carrying costs, such as interest or ground rent incurred during the construction period, and including all costs incurred by Landlord in connection with the development and construction of the Base Buildings and Common Areas of the Project.

10.1.2.3 For the avoidance of doubt, Landlord and Tenant agree that:

10.1.2.3.1 no claim by Landlord for Tenant’s repudiation of this Lease at any time shall be limited under this Section 10.1; and

10.1.2.3.2 if during the Construction Period, Landlord makes any claim against Tenant other than under Section 10.1.2.3.1 above, pertaining to any period after the Construction Period and the amount payable by Tenant for such claim is limited by the provisions of Section 10.1.2.2 above, the entire amount (to the extent not theretofore paid) shall be due with interest at the Interest Rate payable as Additional Rent evenly throughout the six (6) months immediately following the Construction Period.

10.1.2.3.3 Effective as of the expiration of the Construction Period, this Section 10.1.2 shall be of no further force or effect.

10.1.3 As used herein, “Construction Period” shall mean the period from the date that Landlord commences demolition work for the Project to the date that Landlord substantially completes construction of the Base Buildings and Common Areas of the Project in accordance with the Work Letter, regardless of the occurrence of any delays caused by Tenant.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with Landlord’s insurance company’s or companies’ reasonable and customary requirements known to Tenant pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1 Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Project and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so reasonably specifies that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 (as revised from time to time) or a comparable form reasonably approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$25,000,000 each occurrence
Personal Injury and Advertising Liability	$25,000,000 each occurrence
Tenant Legal Liability/Damage to Rented Premises Liability	$10,000,000

10.3.2 Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Improvements, and any other improvements which exist in the applicable Premises as of the applicable Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all Alterations performed in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains, and (c) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Act of 2002 (Pub. L. 107-297, 116 Stat. 2322), the Terrorism Risk Insurance Program Reauthorization Act of 2005 (Pub. l. 109-144), and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Pub. L. 110-160, 121 Stat. 183), any successor statute or regulation, or is otherwise available at commercially reasonable rates).

10.3.2.1 Increase in Project’s Property Insurance. Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises.

10.3.2.2 Property Damage. Unless this Lease is terminated, Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures, Improvements, Original Improvements and Alterations; provided, however, that Tenant may make such alterations and substitutions to the Improvements, Original Improvements and Alterations as Tenant deems appropriate, subject to Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

10.3.2.3 No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.3.2.4 Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective “all risk” property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.2.4 and to obtain such waiver of subrogation rights endorsements, and Landlord shall, in return, provide a similar claims waiver and a waiver of subrogation rights endorsement for such subtenants and licensees. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys’ fees) arising out of, resulting from, or relating to, such failure.

10.3.3 Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4 Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5 Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-VIII (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise acceptable to Landlord and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies. Tenant shall notify Landlord as soon as reasonably possible, but in any event not less than thirty (30) days prior to the effective date of (a) any cancellation of insurance policies required hereunder, and/or (b) any change that results in a material change in coverage terms or limits of insurance policies required hereunder. Tenant shall deliver said policy or policies or certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the applicable Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the applicable Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor, which shall be accompanied by reasonable supporting documentation.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided, however, that (i) such new or increased amounts or types of insurance shall not exceed that required by landlords of the Comparable Buildings for tenants engaged in uses similar to the Permitted Use, and (ii) Landlord may not require Tenant to expand or increase its insurance coverage more than once during any two (2) calendar years of the initial Lease Term or any Option Term.

10.6 Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any vendor or any other third-party contractor (collectively, a “Third Party Contractor”). All such insurance shall (a) name Landlord as an additional insured under such party’s liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord’s minimum insurance requirements.

10.7 Landlord’s Insurance. Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain, the premiums of which shall be included in Operating Expenses: (a) Commercial General Liability insurance applicable to the Project, Buildings and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $3,000,000.00; (b) All Risk Property Insurance on the Buildings at replacement cost value as reasonably estimated by Landlord; (c) Worker’s Compensation insurance to the extent required by Applicable Laws; and (d) Employers Liability Coverage to the extent required by Applicable Laws. Notwithstanding the foregoing provisions of this Section 10.7, the coverage and amounts of insurance carried by Landlord in connection with the Buildings shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by the landlords of the Comparable Buildings (provided that in no event shall Landlord be required to carry earthquake insurance).

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. The TCCs of this Article 11 shall not be applicable during the Construction Period. If the Base Building or any Common Areas serving or providing access to the Premises shall be damaged by a fire or any other casualty (collectively, a “Casualty”), Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other TCCs of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other laws. Tenant shall promptly notify Landlord upon the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage. Upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s property insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease, and Landlord shall repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and the Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the portion of the cost of such repairs which is not so covered by Tenant’s insurance proceeds shall be borne by Tenant and paid by Tenant (in proportion to the total cost of repair) as the repair or restoration work progresses. However, all such work will be competitively bid by Landlord. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the Casualty becomes known to Landlord, Tenant shall, using the proceeds of Tenant’s insurance (and at its sole cost and expense, to the extent in excess of such insurance) repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and Original Improvements to their original condition, or an alternate condition selected by Tenant (but subject to Landlord’s prior written approval, in accordance with the TCCs of Article 8). Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall approve the general contractors selected by Tenant to perform such improvement work (which approval shall not be unreasonably withheld, conditioned or delayed). Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises or a material portion thereof is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the Permitted Use bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith (taking into account any Force Majeure events or conditions affecting completion). The TCCs of this Section 11.1 shall survive the expiration or earlier termination of this Lease.

11.2 Landlord’s Option to Repair. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days (“Landlord’s Repair Estimate Notice”). Notwithstanding the TCCs of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Buildings and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Buildings or Project shall be damaged by Casualty, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Buildings or Project or ground lessor with respect to the Buildings or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) at least Seven Million Five Hundred Thousand Dollars ($7,500,000.00) of the cost of repair of the damage is not fully covered by Landlord’s insurance policies, or would have been covered if Landlord’s insurance met the requirements of this Lease; or (iv) the damage occurs during the last twelve (12) months of the Lease Term (provided that Landlord terminates the leases of all tenants of the Buildings whose premises are similarly damaged by the casualty or, if Tenant is the sole occupant of the Buildings (exclusive of the Retail Space), Landlord may terminate this Lease only if the damage prevents or materially impairs Tenant’s use of all or a substantial portion of the Premises), unless Tenant exercises an unexpired option to extend the Lease Term on or before the earlier of the deadline for such option pursuant to Section 2.2 above or within fifteen (15) days after Landlord’s Repair Estimate Notice is delivered to Tenant); provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums), Tenant may elect, no earlier than thirty (30) days and not later than ninety (90) days after the date Landlord notifies Tenant of Landlord’s election to repair rather than to terminate this Lease, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Tenant also may terminate this Lease in case of damage during the last twelve (12) months of the Lease Term which prevents or materially impairs Tenant’s use of all or a substantial portion of the Premises and which cannot be repaired within sixty (60) days after commencement. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) Tenant is not then in monetary or material non-monetary default under this Lease after the expiration of the applicable notice and cure periods; (b) as a result of the damage, Tenant is unable to use and does not use sixty-seven percent (67%) or more of the rentable area of the Premises to conduct its business. In the event this Lease is terminated in accordance with the TCCs of this Section 11.2, Tenant shall pay to Landlord (or to any party designated by Landlord) a portion of insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease, which portion shall be equal to the then remaining unamortized amount (based on the Allowance being amortized over the initial Lease Term at an eight percent (8%) annual interest rate) of the Allowance. In addition, if such restoration is not substantially complete on or before the later of (i) the date that occurs twelve (12) months after the date of discovery of the damage, and (ii) the date that occurs ninety (90) days after the expiration of the estimated period of time to substantially complete such restoration, as set forth in Landlord’s Completion Notice (the “Outside Restoration Date”),

then Tenant shall have the additional right during the first ten (10) business days of each calendar month following the Outside Restoration Date until such repairs are complete, to terminate this Lease by delivery of written notice to Landlord (the “Damage Termination Notice”), which termination shall be effective on a date specified by Tenant in such Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days, nor greater than thirty (30) days, following the date such Damage Termination Notice was delivered to Landlord. In the event Tenant fails to pursue such insurance proceeds within a reasonable amount of time following the termination of this Lease, then, upon written notice from Landlord, Tenant shall assign its rights to such proceeds to Landlord and Landlord shall have the right to pursue such proceeds on Tenant’s behalf, in which case, within thirty (30) days following Landlord’s receipt of such proceeds, Landlord shall deduct the amount owed to Landlord under this Section 11.2 (plus Landlord’s actual and reasonable out-of-pocket costs, if any, incurred by Landlord to receive such proceeds) and deliver the remainder to Tenant.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Buildings or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Buildings or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Buildings or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Buildings or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty percent (20%) of the rentable square feet of the Premises is taken, or if access to the Premises or Project parking facilities is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the TCCs of this Lease, any Improvement and Alterations paid for by Tenant without reimbursement, and for moving expenses, so long as such award does not diminish the award available to Landlord, its ground lessor with respect to the Buildings or Project or its mortgagee, and such award is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Each of Landlord and Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except as otherwise specifically permitted in this Article 14, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than two hundred seventy (270) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the Transfer Premium, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s commercially reasonable, standard consent to Transfer documents in connection with the documentation of Landlord’s consent to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and business credit references of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord, provided that such fees shall not exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) for any such Transfer in the ordinary course of business.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice and shall grant or withhold such consent within twenty (20) days following the date upon which Landlord receives a “complete” Transfer Notice from Tenant (i.e., a Transfer Notice that includes all documents and information required pursuant to Section 14.1 of this Lease, above). If Landlord fails to timely deliver to Tenant notice of Landlord’s consent, or the withholding of consent, to a proposed Transfer, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 14 OF LEASE — FAILURE TO TIMELY RESPOND WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord’s consent to, or the withholding of Landlord’s consent, to the proposed assignment or sublease within such three (3) business day period, Landlord shall be deemed to have approved the assignment or sublease in question. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any Applicable Laws for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Buildings or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested (but taking into consideration Tenant’s continuing liability under this Lease);

14.2.5 The Transferee is partially or wholly exempt from the payment of property taxes;

14.2.6 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.7 The Transferee does not intend to occupy the entire Subject Space and conduct its business therefrom for a substantial portion of the term of the Transfer.

If Landlord consents to any Transfer pursuant to the TCCs of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within two hundred seventy (270) days after Landlord’s consent, but not later than the expiration of said two hundred seventy (270)-day period, enter into such Transfer of the Premises or portion thereof, upon substantially the same TCCs as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the TCCs from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more than ten percent (10%) more favorable to the Transferee (on a Net Equivalent Lease Rate) than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease); provided, however, that Landlord must approve or reject the Transfer (or take such other action as may be permitted in connection therewith) within five (5) days after Tenant’s re-submission. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a shall be a suit for contract damages (subject to Section 29.13 below), or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium, as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred. The Transfer Premium shall be calculated after first deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, (iii) any brokerage commissions and reasonable legal fees and other professional fees incurred by Tenant in connection with the Transfer, and (iv) any amounts payable to Landlord under Section 14.1 above (collectively, “Transfer Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Tenant shall first recoup all Transfer Costs from the Transferee before any Transfer Premium must be paid to Landlord. No Transfer Premium shall apply in case of a Permitted Transfer (defined in Section 14.8 below).

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary in this Article 14, except in the case of a Permitted Transfer or in the case of a sublease of all or any full floor portion of the Building B Premises entered into by Tenant prior to the first (1st) anniversary of the Building B Lease Commencement Date, if Tenant requests Landlord’s consent to a sublease (including any expansion rights of subtenant) of more than sixty-seven percent (67%) of the rentable square footage of the then existing Premises in either Building, or a sublease for a term (including any extension options of subtenant) of more than ninety percent (90%) of the balance of the Lease Term remaining on the Contemplated Effective Date (excluding any unexercised extension options), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space, but only with respect to portions of the Contemplated Transfer Space that consist of a full-floor. Thereafter, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space; and if Landlord timely exercises this option to recapture, Tenant may rescind its Intention to Transfer Notice (and avoid such recapture) by notice of rescission delivered to Landlord within seven (7) business days after delivery of Landlord’s notice to Tenant exercising such recapture option. If Landlord timely exercises such recapture option, and Tenant does not timely elect to rescind its Intention to Transfer Notice, such recapture shall cancel and terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date

stated in the Intention to Transfer Notice. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, (A) the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, (B) Tenant shall be relieved of any removal or restoration obligations with respect to the recapture space (including, without limitation, as to any Specialty Alterations), (C) Landlord and Tenant shall promptly enter into a lease amendment as set forth in Section 29.43 below, and (D) this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of six (6) months (the “Six Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer consummated during the Six Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Six Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Six Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer of the Contemplated Transfer Space, as provided above in this Section 14.4. Notwithstanding any provision to the contrary set forth in this Lease, for purposes of determining whether Tenant is “occupying” sufficient rentable square feet in the Premises to be entitled to exercise its (i) rights of first offer set forth in Sections 1.3 and 1.4 above, (ii) its option to extend the Lease Term set forth in Section 2.2 above or (iii) its rights to Tenant’s Signage (as defined in Section 23. 5 below), the “initial Premises” shall be deemed to consist of the initial Premises less any space recaptured by Landlord pursuant to this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period. The TCCs of this Section 14.6 shall not be applicable if stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that controls Tenant) becomes publicly traded on NASDAQ or a national stock exchange.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in monetary or material non-monetary default under this Lease after any applicable notice and cure period, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which at any time is controlled by, controls, or is under common control with, Tenant), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease (provided such notice and disclosure does not violate Applicable Laws or the terms of an agreement with the acquiring entity, in which event such notice and disclosure shall be made as soon as reasonably possible) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or

Permitted Transferee as set forth above, (ii) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Buildings, (iv) with respect to a Permitted Transferee Assignee only, such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the greater of (1) the Net Worth of Original Tenant on the date of this Lease, and (2) the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

14.9 Occupancy by Others. Furthermore, and notwithstanding any contrary provision of this Article 14, the Tenant shall have the right, without the receipt of Landlord’s consent and without payment to Landlord of the Transfer Premium, but on not less than five (5) business days prior written notice to Landlord, to permit the occupancy of up to ten percent (10%) of the rentable square footage of the Premises, pursuant to an occupancy agreement between Tenant and such occupant, which agreement must be approved in advance by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), to any individual(s) or entity(ies) with an ongoing business relationship with Tenant (“Permitted Occupants”). Such occupancy pursuant to this Section 14.9 shall include the use of a corresponding interior support area and other portions of the Premises which shall be common to Tenant and the Permitted Occupants, on and subject to the following conditions: (i) each individual or entity shall be of a character and reputation consistent with the quality of the Building and the Project; (ii) no individual or entity shall occupy a separately demised portion of the Premises or which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (iii) the rent, if any, paid by such occupants shall not be greater than the rent allocable on a pro rata basis to the portion of the Premises occupied by such occupants; (iv) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14; and (v) no such occupant shall be required to maintain the insurance coverage required to be maintained by Tenant hereunder (and, solely for the purposes of determining Tenant’s liability hereunder for the acts or omissions of such occupants and the applicability of Tenant’s insurance coverage towards such liability, any such occupant shall be deemed to be an employee of Tenant for the purposes of insurance and indemnity provisions of this Lease). Any occupancy permitted under this Section 14.9 shall not be deemed a Transfer under this Article 14. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any liability under this Lease.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage due to Casualty or condemnation which is not Tenant’s obligation to repair hereunder, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, in addition to Tenant’s obligations under Section 29.32, below, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Buildings resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last calendar month of the Lease Term during the first three (3) months immediately following the expiration or earlier termination of the Lease Term, or Option Term, if applicable, and one hundred fifty percent (150%) thereafter. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to one hundred twenty-five percent (125%) the Base Rent applicable during the last calendar month of the Lease Term during the first three (3) months immediately following the expiration or earlier termination of the Lease Term, or Option Term, if applicable, and one hundred fifty percent (150%) thereafter. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver for more than thirty (30) days, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof, provided that the content of such other form is strictly limited to factual matters), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee; provided, however, that if such estoppel certificate is not factually correct, then Tenant may make such changes as are necessary to make such estoppel certificate factually correct and shall thereafter return such signed estoppel certificate to Landlord within said ten (10) business day period. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Landlord hereby agrees to provide to Tenant an estoppel certificate signed by Landlord, containing the same types of information, and within the same periods of time, as set forth above, with such changes as are reasonably necessary to reflect that the estoppel certificate is being granted and signed by Landlord to Tenant, rather than from Tenant to Landlord or a lender. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current quarterly financial statement and annual financial statements for the two (2) most recent years. Such statements shall be prepared in accordance with generally accepted accounting principles and shall be audited by an independent certified public accountant from a nationally recognized certified public accounting firm, and shall include a consolidated balance sheet, consolidated income statement, and consolidated statement of cashflow. Landlord shall exercise commercially reasonable efforts to keep all such financial statements confidential, pursuant to the TCCs of Section 29.28 below. Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that controls Tenant or is otherwise an affiliate of Tenant) is publicly traded on NASDAQ or a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise affiliates of Tenant), then Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

Landlord represents and warrants to Tenant that the Project is not currently subject to any ground or underlying lease or the lien of any mortgage, trust deed or other like encumbrances. Subject to satisfaction of the condition stated below, this Lease shall be subject and subordinate to all future ground or underlying leases of the Buildings or Project and to the lien of any mortgage, trust deed or other like encumbrances hereafter in force against the Buildings or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases (each, a “Security Holder”), require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Notwithstanding the foregoing, the subordination of this Lease to any future ground or underlying lease, mortgage, trust deed or other like encumbrances shall be subject to, and conditioned upon, Tenant’s receipt of a commercially reasonable non-disturbance agreement (a “SNDA”) in recordable form which provides in substance that so long as Tenant is not in default under this Lease past applicable cure periods, its use and occupancy of the Premises shall not be disturbed, and except as provided below, Tenant’s express rights and remedies under this Lease shall be recognized, notwithstanding any default of Landlord under such ground or underlying lease, mortgage, trust deed or other like encumbrances. Any SNDA shall expressly provide that Tenant’s self-help right pursuant to Section 7.4 of this Lease for Landlord’s failure to make repairs required under this Lease shall remain in effect and upon any party succeeding to the interest of Landlord under this Lease. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding the foregoing, in the event the Security Holder shall have entered into a separate subordination, attornment and non-disturbance agreement directly with Tenant governing Tenant’s obligation to attorn to the Security Holder or such successor in interest as lessor, the terms and provisions of such agreement shall supersede the provisions of this Subsection.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due (unless cured by Tenant within five (5) days after written notice by Landlord to Tenant that such amount is past delinquent); or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4 Abandonment pursuant to California Civil Code Section 1951.3; or

19.1.5 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than three (3) business days after notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the TCCs of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Intentionally Omitted.

19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform (or if such default materially interferes with Tenant’s ability to use the Premises for the Permitted Use, then if Landlord fails to begin within a reasonable period of time given the nature of such default); provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an unconditional, clean, irrevocable negotiable standby letter of credit (the “L-C”) in the amount set forth in Section 8 of the Summary (the “L-C Amount”), in the form attached hereto as Exhibit F-1, payable in the City, running in favor of Landlord, drawn on one of the following banks: (i) Wells Fargo Bank, N.A., (ii) JP Morgan Chase, or (iii) Bank of America, or any other bank approved by Landlord in its sole discretion, and otherwise conforming in all respects to the requirements of this Article 21, including, without limitation, all of the requirements of Section 21.2 below, all as set forth more particularly hereinbelow. Notwithstanding the foregoing, concurrently with Tenant’s execution of this Lease, Tenant shall provide four (4) L-C (the “Initial L-Cs”) in an aggregate total amount equal to the L-C Amount from the following issuers: (A) Credit Suisse, (B) JP Morgan Chase, (C) Bank of Montreal, and (D) Morgan Stanley Bank, N.A.; provided, however, and subject to Section 21.8.2 herein, no later than ninety (90) days following Tenant’s initial public offering, Tenant shall replace the Initial L-Cs with one (1) L-C in the total L-C Amount from one of the Banks identified in items (i) through (iii) above, or another Bank approved by

Landlord in its sole discretion. So long as the foregoing Initial L-Cs are in place, each reference in this Lease to the “L-C” and to the “Bank” shall refer to each of the Initial L-Cs and each of the foregoing Banks identified in items (A) through (D) above. The issuer of the L-C shall be referred to herein as the “Bank”. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining and maintaining the L-C. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) days of billing.

21.2 In General. The L-C shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Tenant further covenants and warrants as follows:

21.2.1 Landlord Right to Transfer. The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Buildings, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord. Except as limited during the Construction Period, subject to Section 21.8, in connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

21.2.2 No Assignment by Tenant. Tenant shall neither assign nor encumber the L-C or any part thereof. Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant in violation of this Section.

21.2.3 Replenishment. If, as a result of any drawing by Landlord on the L-C pursuant to its rights set forth in Section 21.3 below, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) days after becoming aware of such draw, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 19.1 above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period).

21.2.4 Renewal; Replacement. If the L-C expires earlier than the date (the “LC Expiration Date”) that is one hundred twenty (120) days after the expiration of the Lease Term, Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. In furtherance of the foregoing, Landlord and Tenant agree that the L-C shall contain a so-called “evergreen provision,” whereby the L-C will automatically be renewed unless at least sixty (60) days’ prior written notice of non-renewal is provided by the Bank to Landlord; provided, however, that the final expiration date identified in the L-C, beyond which the L-C shall not automatically renew, shall not be earlier than the LC Expiration Date. In the event that Landlord draws upon the L-C solely due to Tenant’s failure to renew the L-C at least thirty (30) days before its expiration, such failure shall not constitute a default hereunder and Tenant shall thereafter have the right to provide a substitute L-C that satisfies the requirements of this Lease, and Landlord shall concurrently refund the proceeds of the draw.

21.2.5 Bank’s Financial Condition. If, at any time during the Lease Term, subject to the TCCs of Section 21.8 below, the Bank’s long term credit rating is reduced below a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service (either, a “Bank Credit Threat”), then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute L-C that complies in all respects with the requirements of this Article 21, and Tenant’s failure to obtain such substitute L-C within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord, or Landlord’s then managing agent, to immediately draw upon the then existing L- C in whole or in part, without notice to Tenant, as more specifically described in Section 21.3 and 21.6 below. Except as limited during the Construction Period, subject to Section 21.8, Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.3 Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is past due to Landlord under the TCCs of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the LC Expiration Date and Tenant has not provided a replacement L-C meeting the requirements of this Article 21 within thirty (30) days prior to the then L-C Expiration Date, or (E) a Bank Credit Threat or Receivership (as such term is defined in

Section 21.6.1 below) has occurred and Tenant has failed to comply with the requirements of either Section 21.2.5 above or 21.6 below, as applicable. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder or if any of the foregoing events identified in Sections 21.3(B) through (E) shall have occurred, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and the proceeds may be applied by Landlord (i) to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, (ii) against any Rent payable by Tenant under this Lease that is not paid when due and/or (iii) to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Applicable Law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.4 Letter of Credit not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the L-C is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. The parties agree that the foregoing waivers shall apply if, pursuant to Section 21.8, Landlord draws upon the L-C and deposits the same in a Security Deposit Bank as a Security Deposit (as those terms are described in Section 21.8 below).

21.5 Proceeds of Draw. In the event Landlord draws down on the L-C pursuant to Section 21.3(D) or (E) above, the proceeds of the L-C may be held by Landlord and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due (subject to any applicable notice and cure period) and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of

Landlord and need not be segregated from Landlord’s other assets. Tenant hereby (i) agrees that (A) Tenant has no property interest whatsoever in the proceeds from any such draw, and (B) such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit Laws, and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Landlord agrees that the amount of any proceeds of the L-C received by Landlord, and not (a) applied against any Rent payable by Tenant under this Lease that was not paid when due or (b) used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (the “Unused L-C Proceeds”), shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement L-C in the full L-C Amount, which replacement L-C shall comply in all respects with the requirements of this Article 21, or (y) within thirty (30) days after the LC Expiration Date; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused L-C Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.6 Bank Placed Into Receivership. In the event the Bank is placed into receivership or conservatorship (any such event, a “Receivership”) by the Federal Deposit Insurance Corporation or any successor or similar entity (the “FDIC”), then, effective as of the date such Receivership occurs, the L-C shall be deemed to not meet the requirements of this Article 21, and, within ten (10) business days following Landlord’s notice to Tenant of such Receivership, Tenant shall replace the L-C with a substitute L-C from a different Bank reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21. If Tenant fails to replace such L-C with a substitute L-C from a different issuer pursuant to the TCCs of this Section 21.6, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right, at Landlord’s option, to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period), in which event, Landlord shall have the right to pursue any and all remedies available to it under this Lease and at law, including, without limitation, treating any Receivership as a Bank Credit Threat and exercising Landlord’s remedies under Section 21.2.5 above, to the extent possible pursuant to then existing FDIC policy. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L- C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.7 Reduction of L-C Amount. The L-C Amount shall not be reduced during that period (the “Fixed Period”), commencing on the Building A Lease Commencement Date and expiring on the later of (i) the date of the expiration of the Rent Abatement Period and (ii) the Building B Lease Commencement Date. After the expiration of the Fixed Period, the L-C Amount shall be reduced on or after each Reduction Date (as defined in Section 21.7.1 below) to the extent that Tenant tenders to Landlord (a) evidence reasonably satisfactory to Landlord demonstrating the Tenant satisfies the L-C Reduction Conditions, as that term is defined in Section 21.7.3 below, and (b) a certificate of amendment to the existing L-C, conforming in all material respects to the requirements of this Article 21, in the amount of the applicable L-C Amount as of such Reduction Date.

21.7.1 Letter of Credit Reductions. The L-C Amount shall be reduced on an annual basis pursuant to the following: On the First (1st) day of the first (1st) calendar month following the month in which the Fixed Period expires and the L-C Reduction Conditions are satisfied (the “Burn Down Date”), and on each anniversary of the Burn Down Date (each, a “Reduction Date”), provided Tenant satisfies the L-C Reduction Conditions, the L-C Amount shall be reduced by the L-C Burn Down Amount, as that term is defined in Section 21.7.2 below.

21.7.2 L-C Burn Down Amount. As used herein, the “L-C Burn Down Amount” shall mean an amount equal to (x) the L-C Amount in effect on the Burn Down Date, less Three Million and 00/100 Dollars ($3,000,000.00), divided by (y) the number of full years left during the initial Lease Term as of the Burn Down Date (which shall be determined by dividing the number of calendar months remaining in the initial Lease Term by 12, and rounding up to the next whole number). An example calculation of the Letter of Credit Burn Down Amount is attached hereto as Exhibit F-2.

21.7.3 Letter of Credit Reduction Conditions. If Tenant is allowed to reduce the L-C Amount pursuant to the TCCs of this Section 21.7, then Landlord shall reasonably cooperate with Tenant in order to effectuate such reduction. For purposes of this Section 21.7, the “L-C Reduction Conditions” shall mean that Tenant is not then in default under this Lease, and either of the following conditions is satisfied, as demonstrated, in the case of item (i) below, by Tenant’s most recent year-end annual financial reports prepared and certified by an independent certified public accountant and delivered to Landlord within one hundred fifty (150) days following the end of the financial year in question: (i) Tenant has (A) a positive net operating cashflow (defined hereinbelow) of at least Seventy-Five Million and 00/100 Dollars ($75,000,000.00) for a period of at least six (6) calendar quarters and (B) a Tangible Net Worth of at least One Hundred Million and 00/100 Dollars ($100,000,000.00) or (ii) an initial public offering of Tenant’s stock on a national public exchange with an “equity market capitalization” of greater than Three Billion and 00/100 Dollars ($3,000,000,000.00). For purposes of this Section 21.7.3, “net operating cashflow” shall mean cash flow from operating activities as stated in Tenant’s audited financials, as determined by generally accepted accounting principles, less dividends. In the event Tenant fails to deliver to Landlord evidence reasonably satisfactory to Landlord demonstrating the Tenant satisfies the L-C Reduction Conditions prior to the applicable Reduction Date, or if Tenant fails to deliver a certificate of amendment to the existing L-C as required by this Section 21.7, then the L-C Amount shall not be reduced upon such applicable Reduction Date, but the TCCs of this Section 21.7 shall remain effective and the L-C Amount shall thereafter be reduced, to the amount applicable to such Reduction Date (which reductions would be retroactive, and cumulative), on the date Tenant delivers to Landlord evidence reasonably satisfactory to Landlord demonstrating that Tenant has, once again, satisfied the L-C Reduction Conditions (provided that no such reductions shall be permitted in the event this Lease is terminated early as a result of a Tenant default under Article 19 of this Lease) for a period of at least six (6) calendar quarters. After Tenant has met the Letter of Credit Reduction Conditions set forth in item (A), above, but not item (B), above, upon request, Landlord shall have the right to inspect, at Tenant’s offices in Redwood City, California, Tenant’s current quarterly financial reports, provided that any reports made available to Landlord shall be certified as true and correct by Tenant’s chief financial officer, and at a minimum shall include an income statement, balance sheet and cash flow, and applicable notes thereto. Landlord shall exercise commercially reasonable efforts to keep all such information provided to Landlord under the preceding sentence confidential, pursuant to the TCCs of Section 29.28 below.

21.8 Construction Period.

21.8.1 Costs for Replacement or Re-Issuance of L-C. Notwithstanding anything to the contrary in this Article 21 or elsewhere in this Lease, during the Construction Period, Landlord shall, upon five (5) business days following receipt of notice from Tenant, along with an invoice therefor, pay all fees and costs incurred in connection with the replacement or reissuance of the L-C as a consequence of Landlord’s transfer of its interest in the L-C (subject to Section 21.2.1), a Bank Credit Threat, or the Bank’s placement into “Receivership” (as that term is defined in Section 21.6 below), and Tenant shall have no obligation to pay any such fees or costs; provided, however, that to the extent that Landlord has paid any such fees or costs or otherwise incurred any expense as a consequence of the replacement or reissuance of the L-C during the Construction Period, then at any time after the Construction Period, Landlord may submit a statement to Tenant of the amount of any such fees, costs or expenses incurred by Landlord during the Construction Period, and Tenant shall be obligated to pay such amount as Additional Rent hereunder within ten (10) days after Tenant’s receipt of such statement from Landlord; and further, provided, however, in no event shall Landlord’s payment of any of the foregoing fees or costs include the obligation to supply any collateral in connection with the replacement or reissuance of the L-C.

21.8.2 L-C Expiration, Bank Credit Threat, Receivership or Replacement of Initial L-Cs During Construction Period. Notwithstanding any contrary provisions of this Article 21 or elsewhere in this Lease, if, during the Construction Period, Tenant fails to provide a replacement L-C meeting the requirements of this Article 21 within thirty (30) days prior to the then L-C Expiration Date, a Bank Credit Threat occurs, the Bank is placed into Receivership, or Tenant fails to timely replace the Initial L-Cs with one (1) L-C within ninety (90) days following Tenant’s initial public offering pursuant to the TCCs of Section 21.1 above, then, (i) Tenant shall replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 (and it shall be deemed reasonable for Landlord to require such issuer to then be in satisfaction of the Credit Rating Threshold), or (ii) in the event Tenant demonstrates to Landlord that Tenant is reasonably unable to timely obtain a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21, Landlord shall not draw on the L-C and instead Landlord and Tenant shall promptly enter into a commercially reasonable controlled account agreement (the “Controlled Account Agreement”) with the trust division of a national bank, selected by Landlord (the “ Controlled Bank”) to set up a controlled account for the benefit of Landlord (the “Controlled Account”). Tenant shall use commercially reasonable efforts to cooperate with Landlord to set up the Controlled Account within ten (10) business days following the full execution and delivery of this Lease. The Controlled Account Agreement shall (A) require Landlord to instruct the Bank to deposit the entire L-C Amount into the Controlled Account, which proceeds (the “Controlled Account Deposit”) shall be held in the Controlled Account until receipt of a replacement L-C, (B) provide for any interest, if applicable, earned on the Controlled Account balance to be for the benefit of Tenant and only allow Landlord to make draws from the Controlled Account by presentation of similar documentation required by the Bank to draw on the L-C and for the same reasons as Landlord may draw on the

L-C pursuant to the TCCs of this Article 21, and (C) provide Landlord with a security interest (with a UCC-1 filing) in the ownership interests, if any, that Tenant may have in the Controlled Account. In the event Landlord is unable to cause the Bank to deposit the L-C proceeds into the Controlled Account, then Tenant shall fund the Controlled Account with cash proceeds in an amount equal to the L-C Amount, in which case, Landlord shall promptly return the L-C to Tenant thereafter, and if Tenant fails to do so within the time periods specified in Sections 21.2.5 and 21.6 above for issuance of a substitute L-C, then Landlord may draw on the L-C pursuant to the terms of Sections 21.2.5 and 21.6 above and promptly thereafter deposit the proceeds in the Controlled Account. If a Controlled Account is created, upon the termination of the Construction Period, Tenant shall, at Landlord’s request, replace the Controlled Account with the appropriate L-C, in which case, promptly thereafter the funds in the Controlled Account shall be returned to Tenant by Controlled Bank. In the event the Controlled Account remains in place at the expiration or earlier termination of this Lease, and Tenant is in compliance with the covenants and obligations set forth in this Lease at the time of such expiration or termination, then Controlled Bank shall return to Tenant the Controlled Account Deposit, less any amounts necessary to reimburse Landlord for any sums to which Landlord is entitled under the TCCs of this Lease, within sixty (60) days following both such expiration or termination and Tenant’s vacation and surrender of the Premises. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer Landlord’s interest, in whole or in part, in the Controlled Account to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of the Controlled Account Deposit to a new landlord.

ARTICLE 22

EMERGENCY GENERATOR

Subject to the TCCs hereof and Applicable Laws, Tenant shall have the right, at Tenant sole cost and expense but without any additional payment to Landlord, to install and operate an emergency generator (the “Generator”) in an area designated by Landlord (the “Generator Area”), in order to provide emergency electricity service to the Premises. Landlord shall deliver, and Tenant shall accept, the Generator Area in its “as-is”, “where-is” condition. In no event shall Tenant permit the Generator to interfere with normal and customary use or operation of the Project by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor). Tenant shall be responsible for all maintenance and repairs in accordance with manufacturer specifications and compliance with Applicable Law obligations related to the Generator and acknowledges and agrees that Landlord shall have no responsibility in connection therewith and that Landlord shall not be liable for any damage that may occur with respect to the Generator. The Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in either Building. Tenant shall be entitled to operate the Generator, and such connections to either Building, for testing and regular maintenance at times reasonably approved by Landlord. Tenant shall comply with all reasonable requirements imposed by Landlord so that the Building Systems or other components of the Project are not adversely affected by the operation of the Generator. Tenant shall indemnify, defend, protect, and hold harmless Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause related to or connected with the use, operation or repair of the Generator, and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in connection with the Generator or any breach of the TCCs of this Article 22, provided that the TCCs of the foregoing indemnity shall not apply to the active negligence or willful misconduct of Landlord. In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord’s other remedies, (i) Landlord shall have the right to terminate Tenant’s rights with respect to the Generator, and/or (ii) Landlord shall have the right, at Tenant’s sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within ten (10) days following demand by Landlord, the amount expended by Landlord. In the event the location of the Generator is in the parking facilities, then Tenant’s right to rent the number of parking passes set forth in Section 9 of the Summary shall be reduced by the number of parking spaces and partial parking spaces affected by the Generator; provided that Tenant shall be required to pay the prevailing rate for each of the parking spaces and partial parking spaces affected by the Generator at such times during the Lease Term that Tenant is otherwise required to pay for the renting of its parking passes pursuant to Article 28 below.

ARTICLE 23

SIGNS

23.1 Full Floors. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed, Tenant, if the Premises comprise an entire floor of a Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of either Building.

23.2 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program.

23.3 Intentionally Omitted.

23.4 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as provided in Section 23.5 below, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Buildings), or other items visible from the exterior of the Premises or Buildings, shall be subject to the prior approval of Landlord, in its reasonable judgment.

23.5 Tenant’s Signage. Subject to the TCCs of this Section 23.5, Tenant, at Tenant’s sole cost and expense, shall have the exclusive right (except to the extent provided in this

Section 23.5 and in Section 23.6 below) to install, repair and maintain signage depicting Tenant’s name and/or logo on the exterior of the Buildings at the Project (“Tenant’s Signage”), consisting of one (1) Building top sign and one (1) eyebrow sign on each Building. Notwithstanding anything to the contrary set forth herein, Landlord shall have the right to install the following signage at the Project (collectively, the “Permitted Signage”): (i) any customary operational signage and signage identifying the Landlord, including without limitation, the Project identifying signage shown on Exhibit G-2 attached hereto, (ii) signage for any ground-floor retail tenants, including, eyebrow signage, façade signage (not to extend higher than the second floor), and fin signage, provided that the location of all such retail tenant signage is limited to the retail entrance and the façade near the retail entrance, and (iii) subject to Tenant’s reasonable approval, signage on the interior and exterior of the Project parking facilities.

23.5.1 Tenant’s Signage Specifications and Permits. Tenant’s Signage shall set forth Tenant’s name and logo as set forth on Exhibit G-1, attached hereto, in the general locations shown on Exhibit G-1. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, without limiting other reasons for which Landlord may reasonably withhold its approval, it shall be deemed reasonable for Landlord to withhold its approval of Tenant’s Signage if the same is inconsistent with, or otherwise not compatible with the quality, design and style of the Project, or if such signage unreasonably interferes with the Buildings’ exterior window cleaning systems or with the Permitted Signage. For purposes of this Section 23.5, the reference to “name” shall mean name and/or logo, as the same may change from time to time. In addition, Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all Applicable Laws and to any covenants, conditions and restrictions affecting the Project. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant’s Signage. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage initially, Tenant may continue its pursuit thereof and Tenant’s and Landlord’s rights and obligations under the remaining TCCs of this Lease shall be unaffected.

23.5.2 Objectionable Name or Logo. To the extent Tenant desires to change the name and/or logo from that set forth on Exhibit G, any new name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a Comparable Buildings (an “Objectionable Name”). The parties hereby agree that the name “Box, Inc.” or any reasonable derivation thereof, shall not be deemed an Objectionable Name.

23.5.3 Termination of Right to Tenant’s Signage. The rights contained in this Section 23.5 may only be exercised by Original Tenant or its Permitted Transferee Assignee (and not any other assignee or any sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and/or its Permitted Transferees are in occupancy of at least fifty percent (50%) of the initial Premises leased by Tenant under this Lease in the Building to which

Such Tenant’s Signage pertains (or with respect to any of Tenant’s Signage that pertains to the Project as a whole, then occupancy of at least fifty percent (50%) of the entire initial Premises), subject to the last sentence of Section 14.4 above. In no event shall Tenant have any right to Tenant’s Signage upon the occurrence of a default by Tenant under this Lease beyond any applicable notice and cure period set forth in this Lease. Notwithstanding the foregoing, in connection with a sublease, pursuant to Article 14 above, of at least sixty-seven percent (67%) of the total rentable square footage of Building B with a sublease term equal to at least fifty percent (50%) of the then remaining Lease Term, Tenant may grant the subtenant under any such subtenant, the right to display its name on any Tenant’s Signage located on the exterior of Building B for the duration of such sublease, and subject to the TCCs of this Section 23.5.

23.5.4 Cost and Maintenance. The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should Tenant’s Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional ten (10) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant as additional rent for the cost (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and/or maintenance) of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage except for ordinary wear and tear. If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and/or maintenance) shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The TCCs of this Section 23.5 shall survive the expiration or earlier termination of this Lease.

23.6 Electronic Project Sign. The parties acknowledge that pursuant to the terms of the Underlying Documents, Landlord has the right, subject to City approval, to elect to install an electronic sign at the Project (the “Electronic Project Sign”), and that the City has the right to use up to twenty percent (20%) of the signs operational time to provide government related and/or public service messages. The election to construct the Electronic Project Sign shall be in Landlord’s sole discretion; provided, however, for the periods occurring (i) following full execution and delivery of this Lease through the first anniversary of the Building B

Commencement Date regardless of Tenant’s occupancy, and (ii) continuing thereafter throughout the Lease Term, but only so long as the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) continues to occupy at least fifty percent (50%) of the rentable square footage of the initial Premises leased by Tenant under this Lease, Landlord shall not construct the Electronic Project Sign without first obtaining Tenant’s prior written consent, which may be withheld in Tenant’s sole discretion. The Electronic Project Sign shall be installed at Landlord’s sole cost and expense, in a location next to Building B within the Project Common Areas reasonably determined by Landlord so as not to materially, adversely affect the visibility of any of Tenant’s exterior signage at the Project or to materially interfere with Tenant’s use of, access to, and visibility from, the Premises. Landlord shall be solely responsible for controlling the content of the Electronic Project Sign, except that Landlord shall not (and shall use commercially reasonable efforts to prevent the City from) displaying any Objectionable Content. As used herein, “Objectionable Content” shall mean any content which is generally considered pornographic, obscene or defamatory, or which contains information promoting or advertising any “Restricted Party.” For purposes hereof, the term “Restricted Party” shall mean the following list of Tenant’s competitors: (i) Microsoft, (ii) Dropbox, (iii) Google, (iv) Apple, (v) Accellion, (vi) Hightail, (vii) Citrix and (viii) EMC, together with any entity which (A) acquires all or substantially all of the stock, membership interests or assets of a Restricted Party, or (B) is the resulting entity of a merger or consolidation with such Restricted Party, and, in either case, which is identified by Tenant in a notice to Landlord (the “Merger Notice”), together with reasonably acceptable supporting documentation evidencing the same. Tenant may substitute Restricted Parties on the foregoing list of competitors during the month of January on an annual basis, by delivery of written notice to Landlord (the “Substitution Notice”); provided, however, that Tenant shall not be entitled to more than ten (10) Restricted Parties at any time. Notwithstanding any provision to the contrary set forth in this Section 23.6, the term “Restricted Party” shall not include any entity that has, as of the date of delivery of the Merger Notice or the Substitution Notice, a legal or contractual right to promote or advertise on the Electronic Project Sign. Furthermore, in the event Landlord elects to allow tenants of the Project to advertise or display their names on the Electronic Project Sign, then Tenant shall have the right to use its proportionate share of advertising and Landlord shall have the right, at Landlord’s election, to either charge Tenant Landlord’s prevailing rate charged to third parties for such advertising or include an equitable portion of the electricity costs and maintenance costs within Operating Expenses.

ARTICLE 24

COMPLIANCE WITH LAW

Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the TCCs of Section 1.1.4 of Exhibit C. Landlord and Tenant hereby acknowledge that neither the Premises nor the Buildings have undergone inspection by a Certified Access Specialist (CASp). Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, any such governmental regulations related to disabled access (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant’s use of the Premises, (ii) the Alterations or the Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Improvements, or use of the Premises for non-general office use. Notwithstanding anything to the contrary within this Lease, Tenant shall not be obligated to incur any cost under this Article 24 during the Construction Period except to the extent that such cost may be related to Tenant’s construction of the initial Improvements to the Premises subject to the TCCs of the Work Letter. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after written notice from Landlord (a “Late Payment Notice”) that such payment of Rent was not paid when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, in the event that Tenant has not received any Late Payment Notice(s) during the immediately preceding twelve (12) month period, then Landlord hereby agrees to waive, and Tenant shall not be required to pay, such amounts. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the Interest Rate. For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus two (2) percentage points, and (ii) the highest rate permitted by Applicable Law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) make reasonably necessary alterations, additions, improvements or repairs to the Premises or the Buildings (including structural alterations, repairs or improvements to the Buildings or the Base Building). Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by Applicable Laws, governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours whenever reasonably practical. With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant shall additionally have the right to require that Landlord be accompanied by a representative of Tenant during any such entry so long as Tenant makes a representative available at commercially reasonable times. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may designate in writing certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Base Building; (ii) as required by applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and Secured Areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

28.1 Tenant’s Use of the Project Parking Facilities. Tenant shall be entitled to use commencing on the Building A Lease Commencement Date (provided the applicable Final Condition Date has occurred), the amount of parking passes set forth in Section 9 of the Summary, which parking passes shall pertain to the Project parking facilities. Tenant’s parking passes shall be without charge for the initial Lease Term (excepting only any parking taxes or other charges imposed by governmental authorities in connection with the use of such parking, as more particularly contemplated below) and thereafter Tenant shall pay the market rate for its parking passes, which market rate shall be determined as part of the determination of Market Rent pursuant to Exhibit H attached hereto. If during any Option Term Tenant is required to pay to rent its parking passes then whether or not the parking passes are “must-take” passes shall be determined as part of Market Rent. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with its parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s right to use the parking passes is subject to the rights created for the use of the parking facilities under the Underlying Documents (including, without limitation, the Parking Covenant, as that term is defined in Section 28.2 below). Tenant shall comply with all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with the Underlying

Documents and such rules and regulations. Subject to the limitations on the Restricted Common Area Modifications and without reducing the number of parking spaces in the parking facility available for Tenant’s use, Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, that Landlord shall act reasonably to avoid (or, where unavoidable, to minimize) interference with Tenant’s use or access to the parking facilities. Furthermore, twenty-five (25) parking spaces in the parking structure nearest to the elevator (as reasonably designated by Landlord from within the outlined areas shown on Exhibit I attached hereto as Option 1 or Option 2, or any combination thereof) shall be “visitor reserved” for use by visitors to the Project, up to twenty (20) of which shall be specifically designated for use by the tenant(s) of the office element of the Project and up to five (5) of which shall be specifically designated for use by the tenant(s) of the Retail Space, and Tenant shall have the right to use its proportionate share of such visitor reserved spaces designated for use by the office element of the Project. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes provided to Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval; provided, however, that such approval shall not be required if the transfer, assignment or sublease of Tenant’s parking passes is on a pro rata basis in connection with a Transfer for which Landlord’s consent is given or deemed given. Tenant may, at Tenant’s sole cost and expense, institute valet assisted parking, tandem parking stalls, or “stack” or “block” parking within the Project parking facility. In addition, at any time that Tenant is no longer satisfying the Office Space Leasing Requirement, Landlord may, as part of Operating Expenses, and at Landlord’s election, institute valet assisted parking, tandem parking stalls, or “stack” or “block” parking within the Project parking facility. Landlord shall install, at Landlord’s sole cost and expense, conduit for up to thirty (30) electrical vehicle charging stations in the Project parking facilities; provided that Tenant shall otherwise be solely responsible, at Tenant’s sole cost and expense (or as a deduction from the Improvement Allowance or Additional Allowance), for installation of any electrical vehicle charging stations. In the event Tenant elects to install any such electrical vehicle charging stations, the same shall be designated for exclusive use by Tenant, except as required by Applicable Laws. In addition, so long as the public is entitled to use of the Project parking facility pursuant to the requirements of the Parking Covenant, Landlord shall provide at least one (1) roving security guard in the Project parking facilities on Mondays through Fridays, excluding Holidays, from 5:00 p.m. through at least one (1) hour after the parking facilities are closed to the public. Notwithstanding the foregoing, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Project or the Project parking facilities of any person.

28.2 Parking Covenant. Tenant acknowledges that the Project, and Tenant’s use of the parking, is subject to that certain Parking Covenant and Agreement dated October 22, 2013 and recorded on October 22, 2013, as series number 2013148761 in the Official Records of the County of San Mateo (as the same may be amended, the “Parking Covenant”), which provides, among other things, that (i) two hundred and ninety (290) parking spaces in the parking facilities be made available for public use on weekday nights and weekends, including up to four (4) hours of free parking on weekday nights and weekends for patrons of the cinema located in the general area surrounding the Project via a sticker or other validation system (including a transponder system) and (ii) the general public shall be entitled to park their vehicles in the Project parking facilities during the hours of 5:00 P.M. through 10:00 P.M. on weekdays, and all day on holidays and weekends (as further defined in the Parking Covenant). In connection with the foregoing, Landlord shall, at its sole cost and expense, install and implement access control measures (including, without limitation, one or more roll-down doors or roll-across gates to secure the parking facilities from vehicle and pedestrian access during hours when public parking is not permitted) and otherwise segregate the areas designated for public use in the Project parking facilities from the areas designated for use by tenants of the Project. Landlord will not permit use of the Project parking facility by the public, except as required by the Parking Covenant. Furthermore, subject to the requirements of Applicable Law, City requirements, and the Underlying Documents, Landlord shall use commercially reasonable efforts to reach an agreement with the City to amend the Parking Covenant in order to minimize material public interference with Tenant’s rights set forth in this Lease pertaining to the Project parking facilities, including, to the extent not already permitted under the Parking Covenant, approval to cause between three hundred (300) and five hundred (500) parking stalls in the Project parking facility to be designated for Tenant’s exclusive use and accessible only through a separate controlled access gate. The parties acknowledge that Landlord’s amendment to the Parking Covenant shall also include an extension of the public parking hours until 11:00 P.M. on weekdays, and that this amendment shall not be deemed prohibited by the terms of this Section 28.2.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Buildings or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute (or make good faith comments to) whatever documents are reasonably required therefor and to deliver the same to Landlord within thirty (30) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within thirty (30) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Buildings and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease arising or accruing after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording or Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Except as otherwise set forth in this Lease, Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Buildings, the Project, the land upon which the Buildings or the Project are located, or the Premises, or the expenses of operation of the Premises, the Buildings or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Project or (b) the equity interest Landlord would have in the Project if the Project was encumbered by third-party debt in an amount equal to sixty percent (60%) of the value of the Project, or (c) the net proceeds to Landlord from any sale, exchange or other transfer of the Project. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the TCCs or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Buildings or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Buildings or Project. Notwithstanding the foregoing, in connection with any lease entered into by Landlord with a retail tenant for the Retail Space, Landlord shall (i) require such retail tenant to be experienced and to use the Retail Space for uses consistent retail uses at Comparable Buildings, provided that the following uses shall be deemed acceptable: (a) restaurant or food service, (b) sundry, (c) financial services, and (d) coffee shop or café, and (ii) confer with Tenant, without obligation to obtain Tenant’s approval, and to the extent not prohibited by the terms of a confidentiality agreement to which Landlord is bound, with respect to the selection of retail tenants for the Retail Space.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. For the avoidance of doubt, Tenant shall not incur any obligations to Landlord under this Section 29.16 during the Construction Period.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally. Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and Landlord shall pay any commissions due and owing to Tenant’s Broker as a result of this Lease pursuant to a separate written agreement between Landlord and Tenant’s Broker, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees, except as otherwise expressly provided in this Lease, that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord. Where Landlord agrees in this Lease to act reasonably in the granting of any consent or approval, Landlord also covenants not to unreasonably delay or condition such consent or approval.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Buildings. Without Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Tenant shall not use the name of the Project or Buildings in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants, prospective purchasers, prospective lenders, investors, or any independent auditors, third party’s designated to review Direct Expenses, its directors, officers, employees, attorneys, or proposed Transferees. Landlord acknowledges that the content of this Lease and any related documents (including financial statements provided by Tenant pursuant to Article 17 above) are confidential information. Landlord shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord’s financial, legal and space planning consultants, or its directors, officers, employees, attorneys, accountants, prospective lenders, prospective purchasers, and current and potential partners. Moreover, Landlord has advised Tenant that Landlord is obligated to regularly provide financial information concerning the Landlord and/or its affiliates (including Kilroy Realty Corporation, a public company whose shares of stock are listed on the New York Stock Exchange) to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include the fact that Tenant is a tenant at the Project and summaries of financial information concerning leases, rents, costs and results of operations of its real estate business, including any rents or results of operations affected by this

Lease. To the extent Tenant is a publicly traded corporation, Tenant may be obligated to regularly provide financial information concerning Tenant and/or its affiliates to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include summaries of financial information concerning leases, rents, costs and results of operations of its business, including any financial obligations set forth in this Lease. This provision shall survive the expiration or earlier termination of this Lease for one (1) year.

29.29 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Buildings, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Buildings, or any part thereof and that no representations respecting the condition of the Premises or the Buildings have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, subject to Tenant’s rights under Section 1.1.3 above, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Buildings and/or the Premises including without limitation the parking structure, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building Common Areas and tenant spaces, (ii) modifying the Common Areas and tenant spaces to comply with Applicable Laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Common Areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Buildings, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Buildings, which work may create noise, dust or leave debris in the Buildings. Landlord shall use commercially reasonable efforts to minimize interference with Tenants use of and access to the Premises in connection with the performance of any Renovations. Notwithstanding the foregoing, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (other than in Section 6.4 above). Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to this Lease or Applicable Laws for personal injury and property damage to the extent caused by the active negligence or willful misconduct of Landlord, its agents, employees or contractors.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use Landlord’s designated contractor for provision of cabling and riser management services (or, if Landlord does not have a designated contractor, then an experienced and qualified contractor reasonably approved in writing by Landlord), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the Identification Requirements, as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Unless otherwise instructed by Landlord (by notice to Tenant delivered no later than ninety (90) days prior to the Lease Expiration Date or thirty (30) days following the earlier termination of this Lease, as applicable), Tenant shall, at Tenant’s sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition.

29.33 Hazardous Substances.

29.33.1 Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the Environmental

Laws, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2 Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises, except with the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed). However, notwithstanding the preceding sentence, Landlord agrees that Tenant may without further consent use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

29.33.3 Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all TCCs of all such Environmental Permits and with all other Environmental Laws. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Building A Lease Commencement Date and on each annual anniversary of the Building A Lease Commencement Date thereafter, as well as at any other time following Tenant’s receipt of a reasonable request from Landlord (which, absent extraordinary circumstances, Landlord will not request more than twice in any twelve (12) month period), Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. At any time following Tenant’s receipt of a request from Landlord, Tenant shall promptly complete a “hazardous materials questionnaire” using the form then-provided by Landlord. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Buildings and the Project, at its sole cost and expense, any and all Hazardous

Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Buildings, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Buildings or Project prior to the Building A Lease Commencement Date or brought onto the Premises, Buildings or Project after the Building A Lease Commencement Date by any third parties not under Tenant’s control.

29.33.4 Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.33.5 Indemnifications. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by Landlord or a Landlord Party. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.

29.34 Intentionally Omitted.

29.35 Office and Communications Services. Tenant, subject to Landlord’s reasonable approval, shall be permitted to contract with any provider of office and communications services (which may include, without limitation, cable or satellite television service) selected by Tenant for the provision of any or all of such services on such TCCs as Tenant and such provider may agree.

29.36 Rooftop Rights. In accordance with, and subject to, (A) reasonable construction rules and regulations promulgated by Landlord, (B) the Building standards therefor, and (C) the TCCs set forth in Article 8 of this Lease and this Section 29.36, Tenant may install, repair, maintain and use, at Tenant’s sole cost and expense, but without the payment of any Base Rent or similar fee or charge, one (1) GPS/GNSS Outdoor Antenna (Model 8230), one (1) WWVB Loop Antenna (Model 8219), and one (1) dipole antenna on the roof of each Building for the receiving of signals or broadcasts servicing the business conducted by Tenant from within the Premises (the “Rooftop Equipment”). Tenant may add Rooftop Equipment, whether similar or dissimilar to that described in the preceding sentence and whether in substitution for or in addition to that described in the preceding sentence, subject to obtaining Landlord’s prior written consent, and subject to availability and compliance with the TCCs of this Section 29.36. Any such additional or replacement Rooftop Equipment shall be of a reasonable size and weight and shall not require the installation of bracing or other structural support or affect Landlord’s roof warranties. Tenant shall be solely responsible for any and all costs incurred or arising in connection with the Rooftop Equipment, including but not limited to costs of electricity and insurance related to the Rooftop Equipment. Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Buildings, or the fitness or suitability of the roof of the Buildings for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Buildings or otherwise. The physical appearance and the size of the Rooftop Equipment shall be subject to Landlord’s reasonable approval, the location of any such Rooftop Equipment shall be designated by Landlord and Landlord may require Tenant to install screening around such Rooftop Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Tenant shall service, maintain and repair such Rooftop Equipment, at Tenant’s sole cost and expense. In the event Tenant elects to exercise its right to install the Rooftop Equipment, then Tenant shall give Landlord prior notice thereof. Tenant shall reimburse to Landlord the actual costs reasonably incurred by Landlord in approving such Rooftop Equipment. Tenant’s rights under this Section 29.36 shall terminate and shall be of no further force or effect upon the expiration or earlier termination of this Lease (as may be extended), or, in the event Tenant no longer occupies twenty percent (20%) of the rentable area of the Premises in the Building in question (it being acknowledged by Tenant that the amount of space available on the roof for Tenant’s Rooftop Equipment may be proportionately reduced to allow for use by Landlord, and other tenants and subtenants of the applicable Buildings, if any, and it being acknowledged by Landlord that Tenant’s rights under this Section 29.36 shall continue in the other Building so long as Tenant occupies twenty percent (20%) or more of the rentable area of the Premises in such Building). Prior to the expiration or earlier termination of this Lease, Tenant shall remove and restore the affected portion of the rooftop, the Buildings and the Premises to the condition the rooftop, the Buildings and the

Premises would have been in had no such Rooftop Equipment been installed (reasonable wear and tear and damage from Casualty and condemnation that is not Tenant’s obligation to repair pursuant to Article 11, above excepted). Such Rooftop Equipment shall be installed pursuant to plans and specifications approved by Landlord (specifically including, without limitation, all mounting and waterproofing details), which approval will not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord may withhold such consent in its sole and absolute discretion if the weight of the Rooftop Equipment would require the installation of bracing or other structural support or would affect Landlord’s roof warranties. Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage arising in connection with Tenant’s installation, use, maintenance and/or repair of such Rooftop Equipment, including, without limitation, any damage to a portion of the roof or roof membrane and any penetrations to the roof. Landlord and Tenant hereby acknowledge and agree that Landlord shall have no liability in connection with Tenant’s use, maintenance and/or repair of such Rooftop Equipment. Such Rooftop Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations. Tenant shall not be entitled to license its Rooftop Equipment to any third party, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of such Rooftop Equipment by a third party. Tenant’s right to install such Rooftop Equipment shall be exclusive, except that Tenant hereby expressly acknowledges Landlord’s continued right to itself utilize a portion of the rooftop of the Buildings, and to grant similar rights to other tenants, subtenants, and occupants of the Project (if any); provided, however, such Landlord (or tenants, subtenants, and occupants) use shall not materially interfere with (or preclude the installation of) Tenant’s Rooftop Equipment or impair any roof warranty. Notwithstanding any provision to the contrary contained in this Section 29.36, in no event shall Tenant access the roof of the Buildings without first receiving Landlord’s prior consent (not to be unreasonably withheld, conditioned or delayed). The rights contained in this Section 29.36 shall be personal to the Original Tenant and any Permitted Transferee Assignee, and may only be exercised by the Original Tenant and any Permitted Transferee Assignee and their respective Transferees.

29.37 Water Sensors. Tenant shall, at Tenant’s sole cost and expense (or as a deduction from the Improvement Allowance), be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as “Water Sensors”). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the “Sensor Areas”). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord’s sole and absolute discretion. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant’s sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party).

29.38 No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of gender, sexual orientation, marital status, race, color, religion, creed, national origin or ancestry in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.39 LEED Certification. Subject to Section 1.5 of the Work Letter, Landlord may, in Landlord’s sole and absolute discretion, elect to apply to obtain or maintain a LEED certification for Building Design and Construction for the Project (or portion thereof). Landlord shall not seek to obtain LEED certification for Interior Design and Construction for the Project, without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In the event that Landlord elects to pursue such an aforementioned certification for Building Design and Construction, and if Tenant permits Landlord to seek LEED certification for Interior Design and Construction for the Project, Tenant shall, at Tenant’s sole cost and expense, promptly cooperate with the Landlord’s efforts in connection therewith and provide Landlord with any documentation it may need in order to obtain or maintain the aforementioned certification (which cooperation may include, but shall not be limited to, Tenant complying with certain standards pertaining to the purchase of materials used in connection with any Alterations or improvements undertaken by the Tenant in the Project, the sharing of documentation pertaining to any Alterations or improvements undertaken by Tenant in the Project with Landlord, and the sharing of Tenant’s billing information pertaining to trash removal and recycling related to Tenant’s operations in the Project). Landlord’s costs to obtain LEED certification for Building Design and Construction shall be excluded from Operating Expenses and Landlord’s costs of applying for obtaining any LEED certification for Interior Design and Construction (or other similar certification) shall be included in Operating Expenses only where Tenant has permitted Landlord to obtain such LEED or similar certification.

29.40 Energy Performance Disclosure Information. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”). Tenant hereby acknowledges prior receipt of the Data Verification Checklist, as defined in the Energy Disclosure Requirements (the “Energy Disclosure Information”), and agrees that Landlord has timely complied in full with Landlord’s obligations under the Energy Disclosure Requirements. Tenant acknowledges and agrees that (i) Landlord makes no representation or warranty regarding the energy performance of the Premises or the accuracy or completeness of the Energy Disclosure Information, (ii) the Energy Disclosure Information is for the current occupancy and use of the Premises and that the energy performance of the Premises may vary depending on future occupancy and/or use of the Premises, and (iii) Landlord shall have no liability to Tenant for any errors or omissions in the Energy Disclosure Information. If and to the extent not prohibited by Applicable Laws, Tenant hereby waives any right Tenant may have to receive the Energy Disclosure Information, including, without limitation, any right Tenant may have to terminate this Lease as a result of Landlord’s failure to disclose such information. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and/or liabilities relating to, arising out of and/or resulting from the Energy Disclosure Requirements, including, without limitation, any liabilities arising as a result of Landlord’s failure to disclose the Energy Disclosure Information to Tenant prior to the execution of this Lease. Tenant’s acknowledgment of the AS-IS condition of the Premises pursuant to the TCCs of this Lease shall be deemed to include the energy performance of the Premises. Tenant further acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required to disclose information concerning Tenant’s energy usage at the Buildings to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Buildings (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The TCCs of this Section 29.41 shall survive the expiration or earlier termination of this Lease.

29.41 Green Cleaning/Recycling. To the extent a “green cleaning program” and/or a recycling program is implemented by Landlord in the Buildings and/or Project (each such program being subject to Tenant’s prior written approval, not to be unreasonably withheld, conditioned or delayed), Tenant shall, at Tenant’s sole cost and expense, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord’s particular recycling contractors). To the extent Tenant fails to comply with any of Landlord’s recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

29.42 Open-Ceiling Plan. In the event that the Premises has an “open ceiling plan”, then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof) (as applicable, the “Penetrating Work”), as Landlord may determine in Landlord’s sole and absolute discretion and with no approval rights being afforded to Tenant with respect thereto. Moreover, there shall be no obligation by Landlord or any such third party to enclose or otherwise screen any of such Penetrating Work from view within the Premises, whether during the course of construction or upon completion thereof. Since Tenant is anticipated to be occupying the Premises at the time the Penetrating Work is being performed, Landlord agrees that it shall (and shall cause third parties to) use commercially reasonable efforts to perform the Penetrating Work in a manner so as to attempt to minimize interference with Tenant’s use of the Premises; provided, however, such Penetrating Work may be performed during normal business hours, without any obligation to pay overtime or other premiums. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the performance of any such Penetrating Work, Tenant hereby agrees that the performance of such Penetrating Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Neither Landlord nor any of the Landlord Parties or any third parties performing the Penetrating Work shall be responsible for any direct or indirect injury to or interference with Tenant’s business arising from the performance of such Penetrating Work, nor shall Tenant be entitled to any compensation or damages from Landlord or any of the Landlord Parties or any third parties performing the Penetrating Work for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the performance of the Penetrating Work, or for any inconvenience or annoyance occasioned by the Penetrating Work. In addition, Tenant hereby agrees to promptly and diligently cooperate with Landlord and any of the third parties performing the Penetrating Work in order to facilitate the applicable party’s performance of the particular Penetrating Work in an efficient and timely manner.

29.43 Multi-Tenant Lease Provisions. At any time that Tenant is no longer satisfying the Office Space Leasing Requirement (whether pursuant to Landlord’s exercise of its recapture rights under Section 14.4 above, Tenant’s election to terminate this Lease with respect to the Building B Premises under Section 1.7.4 of the Work Letter, or otherwise), Landlord and Tenant shall promptly enter into a lease amendment consistent with the TCCs of the Lease, but documenting the nature of the Project as no longer a single-tenant office project, including without limitation, as relates to the Lobbies no longer being considered part of the “Premises” as contemplated by Section 1.1.3.2 above (with appropriate adjustments to Base Rent and Tenant’s Share based on the stipulated number of rentable square feet on the floor of the Buildings which is no longer part of the Premises), and, if applicable, the Terrace no longer being available for Tenant’s exclusive use, as contemplated by Section 1.5 above.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

REDWOOD CITY PARTNERS, LLC a Delaware limited liability company

By:	KR Redwood City Member, LLC, a Delaware limited liability company, Its: Managing Member

	By:	Kilroy Realty, L.P.,
a Delaware limited partnership
Its: Sole Member

		By:	Kilroy Realty Corporation
a Maryland corporation
Its: General Partner

			By:	/s/ Jeffrey C. Hawken
			Name:	Jeffrey C. Hawken
			Its:	Executive Vice President and
Chief Operating Officer

			By:	/s/ Robert E. Palmer
			Name:	Robert E. Palmer
			Its:	Senior Vice President, Operations

“TENANT”:

BOX, INC.,

a Delaware corporation

By:	/s/ Aaron Levie
Name:	Aaron Levie
Its:	CEO & Chairman

By:	/s/ Peter McGoff
Name:	Peter McGoff
Its:	SVP, General Counsel & Corporate Secretary

[Signatures continue on next pages]

Kilroy Realty Corporation, a Maryland corporation, based on the TCCs of this Lease, including Tenant’s covenants in Section 1.4.6 of this Lease, hereby agrees to perform the obligations of “KRC” under Section 1.4 of this Lease.

KILROY REALTY CORPORATION,

a Maryland corporation

By:	/s/ Jeffrey C. Hawken
Name:	Jeffrey C. Hawken
Its:	Executive Vice President and
Chief Operating Officer

By:	/s/ Robert E. Palmer
Name:	Robert E. Palmer
Its:	Senior Vice President, Operations

HS MIDDLEFIELD, LLC, a California limited liability company, based on the TCCs of this Lease, including Tenant’s covenants in Section 1.4.6 of this Lease, hereby agrees to perform the obligations of “Hunter Storm” under Section 1.4 of this Lease.

HS MIDDLEFIELD, LLC,

a California limited liability company

By:	Technology Station Associates, LLC,
a California limited liability company
Its: Sole Member

By:	Hunter/Storm/Univ. Station, LLC
a California limited liability company
Its: Managing Member

By:	Hunter/Storm, Inc.
a Delaware corporation
Its: Manager

By:	/s/ Derek K. Hunter, Jr.
Name:	Derek K. Hunter, Jr.
Its:	President

By:	/s/ Edward D. Storm
Name:	Edward D. Storm
Its:	Chief Executive Officer

[Signatures continue on next page]

HUNTER/STORM, LLC, a California limited liability company, based on the TCCs of this Lease, including Tenant’s covenants in Section 1.4.6 of this Lease, hereby agrees to perform the obligations of “Hunter Storm” under Section 1.4 of this Lease.

HUNTER/STORM, LLC,

a California limited liability company

By:	/s/ Derek K. Hunter, Jr.
Derek K. Hunter, Jr.,
Its:	Member

By:	/s/ Edward D. Storm
Edward D. Storm,
Its:	Member

*NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A) This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.

(B) If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.

EXHIBIT A-1

CROSSING/900

OUTLINE OF PREMISES

EXHIBIT A-1

EXHIBIT A-2

CROSSING/900

OUTLINE OF OFFSITE PROJECT

EXHIBIT A-2

EXHIBIT A-3

CROSSING/900

OUTLINE OF TERRACE

EXHIBIT A-3

EXHIBIT B

CROSSING/900

WORK LETTER

This Work Letter shall set forth the TCCs relating to the construction of the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 5 of this Work Letter.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION OF THE BASE BUILDING

1.1 Construction of Base Building; Lobbies.

1.1.1 Construction of Base Building. Landlord construct, at its sole cost and expense, and without deduction from the Improvement Allowance, the base, shell, and core of the Buildings, which base, shell and core shall be in compliance with Applicable Law, including without limitation, 2009 International Building Code, 2009 Uniform Mechanical Code, 2009 Uniform Plumbing Code, 2008 National Electrical Code, and the 2010 California Green Building Code, as amended by the State of California and the City (collectively “Base Building Code”) (to the extent necessary for Tenant to obtain and retain a CofO (as defined in Section 1.3 below) for the Premises for general office use) (collectively, the “Base, Shell and Core” and/or “Base Building”), in accordance with the plans and specifications referenced in Schedule 1, attached hereto (the “Base Building Plans”). Additionally, to the extent not set forth in the version of the Base Building Plans referenced in Schedule 1, Landlord shall make the necessary modifications to provide that the Base Building, as constructed by Landlord, shall comply with the Base Building Definition set forth in Schedule 2. In the event of a conflict between Schedule 1 and Schedule 2, Schedule 2 shall prevail. Landlord hereby reserves the right to modify the Base Building Plans as pertains to the Base, Shell and Core, and the Project Common Areas, provided that such modifications (A) are required to comply with Applicable Laws, (B) will not (i) materially and adversely affect Tenant’s Permitted Use, (ii) result in the use of materials, systems or components which are not of a materially equivalent or better quality than the materials, systems and components set forth in the Base Building Plans, or in the Lease, or (iii) adversely affect the occupancy density that is reasonably derivable from the occupancy level that could be accommodated in the Premises on a reasonable basis pursuant to the specifications and improvements shown on the original Base Building Plans, or (C) relate to re-routing the distribution of the fire sprinkler system, provided the same continues to comply with Base Building Code, and will not interfere with Tenant’s ability to timely design and construct its Improvements.

EXHIBIT B

1.1.2 Construction of Lobbies. Tenant shall be responsible for constructing all improvements to the Lobbies as part of the Improvements (as defined in Section 2.1 below), which construction shall be performed in accordance with the TCCs of this Work Letter, including Landlord’s right to review and approve all Construction Drawings (as defined in Section 3.1 below); provided that it shall be deemed reasonable for Landlord to withhold its consent to any Lobby Improvements that would (i) adversely affect Landlord’s ability to obtain Landlord’s anticipated LEED certification for Building Design and Construction for the Base, Shell and Core, or (ii) delay the critical path of construction of the Base, Shell and Core.

1.2 Delivery Condition. The “Delivery Condition” shall occur at such time as Landlord delivers the either the Building A Premises or the Building B Premises to Tenant, as applicable, for commencement of construction of the Improvements, and in compliance with the conditions set forth in Schedule 3, attached hereto. Landlord shall provide Tenant with at least ten (10) business days prior notice of the date (the “Delivery Date”) the Building A Premises or the Building B Premises, as applicable, shall be delivered to Tenant in the Delivery Condition. The parties acknowledge and agree that the Delivery Condition does not reflect all work necessary to cause the Buildings to be in substantially completed Base, Shell and Core condition. As such, Landlord shall continue to be obligated to perform additional construction after the completion of the Delivery Condition to cause the Building A Premises and the Building B Premises, as applicable to be in Final Condition (as defined in Section 1.3 below). From and after the date Landlord delivers the applicable Premises to Tenant in the Delivery Condition, Landlord shall perform its work in the applicable Premises in a manner so as not to unreasonably delay Tenant in the completion of the Improvements.

1.3 Final Condition. The “Final Condition” of the applicable Building shall mean that (i) the Base, Shell and Core of the applicable Building has been substantially completed in accordance with the Base Building Plans (as the same may be modified in accordance with the TCCs of this Work Letter) and Base Building Code to the extent necessary for Landlord to obtain a certificate of occupancy or temporary certificate of occupancy, or legal equivalent (each, a “CofO”), for the applicable Base, Shell and Core, and (ii) the Common Areas have been substantially completed in accordance with the Base Building Plans (as the same may be modified in accordance with the TCCs of this Work Letter) and Base Building Code to the extent necessary for Landlord to obtain a CofO for the applicable Building, with the exception of any punch list items (the “Base Building Punch List Items”). The date that Landlord causes the Final Condition to occur with respect to a particular Building shall be referred to as the “Final Condition Date”. The Final Condition Date shall be deemed to occur on the date the Final Condition would have occurred but for any Tenant Construction Delay. For purposes of this Work Letter, the term “Tenant Construction Delay” shall mean any delays caused by Tenant’s physical alteration of the items of the Base, Shell and Core on any floor of the Premises, Tenant’s failure to complete or construct any portion of the Improvements (including temporary or permanent life-safety work or fire sprinkler work and the construction of the Lobbies), or Tenant’s utilization of non-union labor in connection with the construction of the Tenant Improvements (such altered item or item that Tenant fails to construct shall each be a “CofO Item”), which altered or unconstructed CofO Item interferes with Landlord’s ability to receive a CofO for the applicable Base, Shell and Core; provided that to the extent Landlord reasonably determines that the altered or unconstructed CofO Item will delay the issuance of the CofO for the applicable Base, Shell and Core, Landlord may, upon prior notice to Tenant, modify such altered CofO Item or construct the unconstructed CofO Item, and deduct the cost thereof (as reasonably determined by Landlord) from the Improvement Allowance, in a manner necessary for Landlord to receive the CofO for the applicable Base, Shell and Core. For purposes of clarification, Base Building Punch List Items shall not include any items that would (A) materially interfere with the operation of Tenant’s business from the applicable Premises or (B) prevent Tenant from obtaining a CofO for the applicable Premises. Without limiting the foregoing, the Final Condition shall not be deemed to have occurred with respect to the applicable Building unless (I) Tenant has access to and from the applicable Building, the applicable Premises and the Project parking facilities, (II) Tenant has use of the Project parking facilities, (III) all Building Systems serving the applicable Premises (including restrooms) are complete and Landlord is providing services to the applicable Premises in accordance with the requirements of the Lease, and (IV) Tenant may conduct its business from the Premises without material interference. Furthermore, Landlord shall promptly and diligently proceed to fully complete all Base Building Punch List Items in a manner calculated to minimize interference with the operation of Tenant’s business at the Premises.

1.4 Construction Schedule. Landlord’s non-binding estimated construction schedule is as set forth on Schedule 4, attached hereto. Notwithstanding anything set forth on Schedule 4 to the contrary, for purposes of the Lease and this Work Letter, the following dates shall be deemed the “Estimated Construction Dates”.

•	Delivery Date for the entire Premises – February 1, 2015.

•	Final Condition Date for the entire Premises – June 30, 2015.

Schedule 4 and the Estimated Construction Dates are set forth herein for informational purposes only and, except to the extent expressly set forth in the Lease or this Work Letter, Landlord shall not be liable to Tenant if Landlord fails to meet one or more of the Estimated Construction Dates prior to the notice dates. If at any time during the construction process Landlord reasonably believes that Landlord will fail to meet any of the foregoing Estimated Construction Dates, Landlord shall promptly notify Tenant of the anticipated delay. If at any time during the construction process, Tenant reasonably believes that Landlord will fail to meet any of the Estimated Construction Dates, Tenant shall have the right to notify Landlord of such belief, and Landlord shall promptly provide a construction status update to Tenant.

1.5 LEED Compliance. Landlord and Tenant hereby acknowledge and agree that Landlord designed the Base Building to be compliant with certain LEED requirements for Building Design and Construction. Landlord has provided Tenant with the LEED compliance checklist delineating the credits Landlord intends to obtain. Upon request from Tenant, Landlord agrees to reasonably cooperate with Tenant and Tenant’s consultants to provide the required information, plans, specifications, documents, etc., for Tenant to obtain LEED certification for Interior Design and Construction with respect to the Improvements.

1.6 Base Building Punch List Items. Notwithstanding the fact that Substantial Completion has occurred, Landlord shall promptly and diligently prepare the Base Building Punch List Items in accordance with industry custom and practice, and shall instruct the Base Building contractor to fully complete all such Base Building Punch List Items as soon as reasonably practical.

1.7 Tenant’s Rights On Construction Failure.

1.7.1 Building A Premises Delivery Condition Failure Rent Abatement. If Landlord has not caused the Delivery Condition to be satisfied with respect to the Building A Premises on or before August 1, 2015 (“Building A First Rent Abatement Delivery Condition Date”), subject to extension by virtue of Force Majeure Delay, and any delays caused by Tenant, including any Tenant Construction Delay, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to the Building A Premises for each day following the Building A First Rent Abatement Delivery Condition Date until the earlier to occur of: (i) the date upon which the Delivery Condition has been satisfied with respect to the Building A Premises, and (ii) August 31, 2015. If the Delivery Condition with respect to the Building A Premises has not been satisfied on or before September 1, 2015 (such day being the “Building A Second Rent Abatement Delivery Condition Date”), subject to extension by virtue of Force Majeure Delay, and any delays caused by Tenant, including any Tenant Construction Delay, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent attributable to the Building A Premises for each day following the Building A Second Rent Abatement Delivery Condition Date until the date upon which the Delivery Condition has been satisfied with respect to the Building A Premises (the Base Rent abatements described herein with regard to the Building A Premises are referred to herein, collectively, as the “Building A Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Building A Late Delivery Date Abatements against payments of Rent as they become due.

1.7.2 Building A Delivery Condition Failure Termination Right. Further, if the Delivery Condition with respect to the Building A Premises has not been satisfied by October 1, 2015 (the “Building A Delivery Condition Termination Date”), subject to extension by virtue of Force Majeure Delay, and any delays caused by Tenant, including any Tenant Construction Delay, Tenant shall have the right to terminate this Lease, with respect to the Building A Premises only, by written notice to Landlord (“Building A Delivery Failure Termination Notice”) effective upon the date occurring five (5) business days following receipt by Landlord of the Building A Delivery Failure Termination Notice (the “Building A Termination Effective Date”), in which event, Landlord shall return any prepaid rent and surrender the L-C (and any draw proceeds or Security Deposit) proceeds forthwith to Tenant. Should the Delivery Condition with respect to the Building A Premises be satisfied prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Delivery Condition with respect to the Building A Premises (provided that Tenant shall be entitled to receive all of the Building A Late Delivery Date Abatements). If Tenant delivers a Building A Delivery Failure Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Building A Termination Effective Date for a period ending thirty (30) days after the Building A Termination Effective Date by delivering written notice to Tenant, prior to the Building A Termination Effective Date, that, in Landlord’s reasonable, good faith judgment, the Delivery Condition with respect to the Building A Premises will be satisfied within thirty (30) days after the Building A Termination Effective Date. If the Delivery Condition with respect to the Building A Premises is satisfied within such thirty (30) day suspension period, then the Building A Delivery Failure Termination Notice shall be of no force or effect, but if the Delivery Condition with respect to the Building A Premises is not satisfied within such thirty (30) day suspension period, then this Lease shall terminate upon the expiration of such thirty (30) day suspension period. The Building A Termination Effective Date and the Building A Delivery Condition Termination Date shall be extended to the extent of any Force Majeure Delays, and any delays caused by Tenant. Upon any termination as set forth in this Section 1.7.2, Landlord and Tenant shall be released from any and all liability to each other resulting under this Lease. Tenant’s rights to terminate this Lease, as set forth in this Section 1.7.2, shall be Tenant’s sole and exclusive remedy at law or in equity for the failure of the Delivery Condition with respect to the Building A Premises to have not been satisfied by the Building A Delivery Condition Termination Date.

1.7.3 Building B Premises Delivery Condition Failure Rent Abatement. If Landlord has not caused the Delivery Condition to be satisfied with respect to the Building B Premises on or before February 1, 2017 (“Building B First Rent Abatement Delivery Condition Date”), subject to extension by virtue of Force Majeure Delay, and any delays caused by Tenant, including any Tenant Construction Delay, then Tenant shall be entitled to a day-for-day abatement of Base Rent attributable to the Building B Premises for each day following the Building B First Rent Abatement Delivery Condition Date until the earlier to occur of: (i) the date upon which the Delivery Condition has been satisfied with respect to the Building B Premises, and (ii) February 28, 2017. If the Delivery Condition with respect to the Building B Premises has not been satisfied on or before March 1, 2017 (such day being the “Building B Second Rent Abatement Delivery Condition Date”), subject to extension by virtue of Force Majeure Delay, and any delays caused by Tenant, including any Tenant Construction Delay, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent attributable to the Building B Premises for each day following the Building B Second Rent Abatement Delivery Condition Date until the until the date upon which the Delivery Condition has been satisfied with respect to the Building B Premises (the Base Rent abatements described herein with regard to the Building B Premises are referred to herein, collectively, as the “Building B Late Delivery Date Abatements”). Tenant shall immediately apply any accrued Building B Late Delivery Date Abatements against payments of Rent as they become due.

1.7.4 Building B Delivery Construction Covenant. Landlord shall use commercially reasonable efforts to timely satisfy the Delivery Condition with respect to the Building B Premises following Landlord’s satisfaction of the Delivery Condition with respect to the Building A Premises in compliance with requirements of this Work Letter (the “Construction Covenant”). Further, if the Delivery Condition with respect to the Building B Premises has not been satisfied by April 1, 2018 (the “Building B Delivery Condition Termination Date”), subject to extension by virtue of Force Majeure Delay, and any delays caused by Tenant, Tenant shall have the right to terminate this Lease, with respect to the Building B Premises only, by written notice to Landlord (“Building B Delivery Failure Termination Notice”) effective upon the date occurring five (5) business days following receipt by Landlord of the Building B Delivery Failure Termination Notice (the “Building B Termination Effective Date”), in which event, (i) the Lease Expiration Date with respect to the Building A Premises shall be equal to the last day of the one hundred thirty-eighth (138th) full calendar month following the Building B Termination Effective Date and (ii) Landlord shall return any prepaid rent pertaining to the Building B Premises forthwith to Tenant. Should the

Delivery Condition with respect to the Building B Premises be satisfied prior to Tenant’s exercise of the foregoing termination right, however, such termination right shall, in such event, expire and be of no further force or effect upon such completion of the Delivery Condition with respect to the Building B Premises (provided that Tenant shall be entitled to receive all of the Building B Late Delivery Date Abatements). If Tenant delivers a Building B Delivery Failure Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Building B Termination Effective Date for a period ending thirty (30) days after the Building B Termination Effective Date by delivering written notice to Tenant, prior to the Building B Termination Effective Date, that, in Landlord’s reasonable, good faith judgment, the Delivery Condition with respect to the Building B Premises will be satisfied within thirty (30) days after the Building B Termination Effective Date. If the Delivery Condition with respect to the Building B Premises is satisfied within such thirty (30) day suspension period, then the Building B Delivery Failure Termination Notice shall be of no force or effect, but if the Delivery Condition with respect to the Building B Premises is not satisfied within such thirty (30) day suspension period, then this Lease shall terminate upon the expiration of such thirty (30) day suspension period. The Building B Termination Effective Date and the Building B Delivery Condition Termination Date shall be extended to the extent of any Force Majeure Delays, and any delays caused by Tenant. Upon any termination as set forth in this Section 1.7.4, Landlord shall refund to Tenant any prepaid Rent for the Building B Premises and surrender the L-C (and any draw proceeds or Security Deposit) upon Tenant’s tender of a replacement L-C in the amount of $16,964,775.00 otherwise in compliance with the TCCs of Article 21 above, and Tenant shall be released from any and all liability to each other resulting under this Lease, including the Construction Covenant. Other than Tenant’s remedies for Landlord’s breach of the Construction Covenant, Tenant’s rights to terminate this Lease, as set forth in this Section 1.7.4, shall be Tenant’s sole and exclusive remedy at law or in equity for the failure of the Delivery Condition with respect to the Building B Premises to have not been satisfied by the Building B Delivery Condition Termination Date. In the event Tenant elects to terminate its lease of the Building B Premises pursuant to the TCCs of this Section 1.7.4, Landlord and Tenant shall promptly enter into a lease amendment consistent with the TCCs of this Lease, including without limitation the modifications contemplated by Section 29.43 of this Lease, but documenting the nature of the Premises as no longer including the Building B Premises.

SECTION 2

IMPROVEMENTS

2.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount set forth in Section 13 of the Summary for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Premises (the “Improvements”). Tenant shall construct the Improvements in the Building A Premises and Building B Premises, concurrently, with construction in each Building commencing as soon as reasonably practicable following the delivery of the applicable portion of the Premises to Tenant. Not less than approximately ninety percent (90%) of the Improvement Allowance (determined on a per rentable square foot basis) applicable to the Building A Premises shall be spent in the Building A Premises, and not less than approximately ninety percent (90%) of the Improvement Allowance (determined on a per rentable square foot basis) applicable to the Building B Premises shall be spent in the Building B

Premises. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to immediately pay any portion of the Over-Allowance Amount, as defined in Section 4.2.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of this Lease, all Improvements shall be deemed Landlord’s property under the TCCs of this Lease and in no event shall the Improvements include any construction of, or require any changes to, the Base Building, nor shall any portion of the Improvement Allowance be used to fund the costs of construction of the Base Building. Any unused portion of the Improvement Allowance applicable to the Building A Premises (determined on a per rentable square foot basis) remaining as of the first (1st) anniversary of the Building A Lease Commencement Date shall remain with Landlord and Tenant shall have no further right thereto and any unused portion of the Improvement Allowance (determined on a per rentable square foot basis) applicable to the Building B Premises remaining as of the first (1st) anniversary of the Building B Lease Commencement Date shall remain with Landlord and Tenant shall have no further right thereto. On or before the Building A Lease Commencement Date, Tenant shall be entitled, pursuant to a written notice delivered to Landlord, to a one-time increase (the “Additional Allowance”) of the Improvement Allowance in an amount not to exceed $15.00 per rentable square foot of the Premises, for the costs relating to the initial design and construction of the Improvements. In the event Tenant exercises its right to use all or any portion of the Additional Allowance, (a) the monthly Base Rent for the Premises shall be increased by an amount equal to the Additional Monthly Base Rent, as that term is defined below, in order to repay the Additional Allowance to Landlord, (b) within five (5) business days following Tenant’s delivery of its notice electing to increase the Allowance, Tenant shall deliver a new L-C or an amendment to the existing L-C, in an amount equal to the proportionate increase in the Improvement Allowance, as compared to the L-C amount specified in Section 8 of the Summary of the Lease (i.e., if the Additional Allowance is equal to 1/6 of the Tenant Improvement Allowance, then the Letter of Credit shall increase by 1/6), and (c) the “Three Million and 00/100 Dollars ($3,000,000.00)” amount specified in Section 21.7.2 above shall be proportionately increased based on the ratio of the new L-C amount determined pursuant to item (b) above, as compared to the initial L-C amount specified in Section 8 of the Summary of the Lease. The “Additional Monthly Base Rent” shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional Allowance which Tenant elects to utilize as the present value amount, (ii) one hundred thirty-eight (138) as the number of payments (i.e., the number of months in the initial Lease Term, following the Building B Lease Commencement Date during which Base Rent is payable), (iii) sixty-seven one-hundredths percent (.67%), which is equal to eight percent (8%) divided by twelve (12) months per year, as the monthly interest factor and (iv) the Additional Monthly Base Rent as the missing component of the annuity. In the event Tenant elects to utilize all or a portion of the Additional Allowance, then (a) all references in this Work Letter to the “Improvement Allowance”, shall be deemed to include the Additional Allowance which Tenant elects to utilize, (b) the parties shall promptly execute an amendment (the “Amendment”) to this Lease setting forth the new amount of the Base Rent, L-C, and Improvement Allowance computed in accordance with this Section 2.1, and (c) the additional amount of monthly Base Rent owing in accordance with this Section 2.1 for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid by Tenant to Landlord at the time of Tenant’s execution of the Amendment.

2.2 Disbursement of the Improvement Allowance.

2.2.1 Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the “Improvement Allowance Items”):

2.2.1.1 Payment of the fees of the Architect, the Engineers, as those terms are defined in Section 3.1 of this Work Letter, and other consultants (including any construction manager), in connection with space planning and design of the Improvements; the payment of plan check, permit and license fees relating to construction of the Improvements; the cost of built-in furniture for use in the Premises; the costs of acquisition and installation of Lines in the Premises; the costs of acquisition, installation, and permitting of Tenant’s Signage; the costs of acquisition and installation of computer, telephone, and other operating systems in the Premises (but in no event shall the total cumulative fees and costs for all of the foregoing items in this Section 2.2.1.1 exceed an aggregate amount equal to Ten and 00/100 Dollars ($10.00) per rentable square foot of the Premises);

2.2.1.2 Payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the Construction Drawings, as that term is defined in Section 3.1 of this Work Letter;

2.2.1.3 The cost of construction of the Improvements (excluding Specialty Improvements and any other Improvements that do not meet the definition of “normal” office improvements for accounting purposes), including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions (except as such costs may be excused under other provisions of this Work Letter);

2.2.1.4 The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the “Code”);

2.2.1.5 The cost of the Coordination Fee, as that term is defined in Section 4.2.2.1 of this Work Letter;

2.2.1.6 Sales and use taxes

2.2.1.7 Notwithstanding the foregoing, Tenant may use up to ten percent (10%) of the Improvement Allowance and the Additional Allowance towards the costs of (i) permanently affixed improvements to the Wellness Center, Fitness Center and the Cafeteria, but only to the extent the same are considered “normal” office improvements for accounting purposes, and (ii) any other Improvements that are consistent with general office use, as reasonably determined by Landlord, but specifically excluding (a) Tenant’s Signage, and (b) Tenant’s Generator.

2.2.1.8 All other out-of-pocket costs to be expended by Landlord in connection with the construction of the Improvements.

2.2.2 Disbursement of Improvement Allowance. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1 Monthly Disbursements. On or before the twentieth (20th) day of each calendar month, during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the Contractor, as that term is defined in Section 4.1.1 of this Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of Tenant’s Agents, as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, and provided that Tenant has paid the applicable percentage of the Over-Allowance Amount specified in Section 4.2.1 below, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant, or directly to Contractor at Landlord’s sole discretion, in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention as to amounts payable under the contract for construction of the Improvements (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Approved Working Drawings, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor, or directly to Contractor at Landlord’s sole discretion, shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord (a) paid invoices for all Improvements and related costs for which the Improvement Allowance is to be dispersed, (b) signed permits for all Improvements completed within the Premises, (c) properly executed unconditional mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from Tenant’s contractor, subcontractors and material suppliers and any other party which has lien rights in connection with the construction of the Improvements, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Buildings, the curtain wall of the Buildings, the structure or exterior appearance of the Buildings, or any other tenant’s use of such other tenant’s leased premises in the Buildings, (iii) Architect delivers to Landlord a

“Certificate of Substantial Completion”, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed, (iv) Tenant delivers to Landlord a “close-out package” in both paper and electronic forms (including, as-built drawings, and final record CADD files for the associated plans, warranties and guarantees from all contractors, subcontractors and material suppliers, and an independent air balance report); and (v) a certificate of occupancy, a temporary certificate of occupancy or its equivalent is issued to Tenant for the Premises.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property under the TCCs of this Lease.

2.3 Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Improvements in the Premises. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Building standards. Landlord may make changes to said specifications for Building standards from time to time. Removal requirements regarding the Improvements are addressed in Article 8 of this Lease.

2.4 Water Sensors. In connection with the construction of the Improvements pursuant to the TCCs of this Work Letter, Tenant shall, at Tenant’s sole cost and expense (which may be deducted from the Improvement Allowance in accordance with the provisions of Section 2.2 of this Work Letter), install Water Sensors (as more particularly contemplated by the TCCs of Section 29.37 of this Lease). The Water Sensors so installed by Tenant shall be subject to the TCCs set forth in Section 29.37 of this Lease.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner designated by Tenant, and reasonably approved by Landlord (the “Architect”) to prepare the Construction Drawings, as that term is defined in this Section 3.1. Landlord hereby pre-approves Fennie + Mehl as Architect. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building, provided that such Engineers charge commercially competitive rates for the work in question. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval. Landlord shall not unreasonably withhold its consent to any Construction Drawings, provided that the same do not (i) have a material adverse effect on the Building Structure or Base Building Systems, or (ii) fail to comply with Code. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant’s design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant’s delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Landlord disapproves the Final Space Plan, then Landlord shall state in reasonable detail the changes which Landlord requires to be made thereto. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. Landlord shall give Tenant written notice of its approval or disapproval of the revised Final Space Plan within five (5) business days after Landlord’s receipt thereof (unless additional time is reasonably required due to the nature of the revisions, in which event Landlord shall inform Tenant, within such 5-business day period, of the need for additional time and Landlord shall thereafter diligently complete its review of such Final Space Plan as quickly as reasonably practical). If Landlord disapproves the revised Final Space Plan, then Landlord and Tenant shall continue to follow the procedures set forth in this Section 3.3 until Landlord approves the Final Space Plan. If Landlord neither expressly approves nor disapproves the Final Space Plan or the revised Final Space Plan within the applicable time periods provided above, Tenant may provide written notice of such failure to Landlord and if Landlord thereafter fails to approve or disapprove the Final Space Plan or the revised Final Space Plan within three (3) business days after Landlord’s receipt of such notice, then Landlord will be deemed to have approved such iteration of the Final Space Plan.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the Final Working Drawings (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant’s delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall advise Tenant within fifteen (15) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Landlord disapproves the Final Working Drawings, then Landlord shall state in reasonable detail the changes which Landlord requires to be made thereto. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. Landlord shall give Tenant written notice of its approval or disapproval of the revised Final Working Drawings within five (5) business days after the date of Landlord’s receipt thereof (unless additional time is reasonably required due to the nature of the revisions, in which event Landlord shall inform Tenant, within such 5-business day period, of the need for additional time and Landlord shall thereafter diligently complete its review of such Final Working Drawings as quickly as reasonably practical). If Landlord disapproves the revised Final Working Drawings, then Landlord and Tenant shall continue to follow the procedures set forth in this Section 3.4 until Landlord approves such Final Working Drawings. If Landlord neither expressly approves nor disapproves the Final Working Drawings or the revised Final Working Drawings within the applicable time periods provided above, Tenant may provide written notice of such failure to Landlord and if Landlord thereafter fails to approve or disapprove the Final Working Drawings or the revised Final Working Drawings within three (3) business days after Landlord’s receipt of such notice, then Landlord will be deemed to have approved such iteration of the Final Working Drawings or revised Final Working Drawings.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

3.5 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord’s sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant’s representative identified in Section 6.1 of this Work Letter, or by any of the other means identified in Section 29.18 of this Lease.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by Tenant, and reasonably approved by Landlord. Landlord hereby pre-approves Novo Construction as Contractor.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

4.2 Construction of Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Tenant shall engage the Contractor under an AIA A101 Stipulated Sum Agreement (2007 Version) accompanied by AIA A201 General Conditions (2007 Version) as modified by Landlord and reasonably approved by Tenant (collectively, the “Contract”). Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). In connection with each of Landlord’s monthly disbursements of the Improvement Allowance, Tenant shall concurrently pay a percentage of each amount disbursed by Landlord to Tenant under this Work Letter or otherwise disbursed under this Work Letter directly to the appropriate person or entity, which percentage shall be equal to the amount of the Over-Allowance Amount (as defined below) divided by the amount of the Final Costs, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Improvement Allowance. For purposes hereof, the “Over-Allowance Amount” shall be equal to the difference, if any, between the amount of the Final Costs and the amount of the Improvement Allowance plus, if applicable, the Additional Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements). In the event that, after the Final Costs have been delivered by Tenant to Landlord, any revisions, changes or substitutions shall be made to the Final Working Drawings or the Improvements, or the costs relating to the design and construction of the Improvements shall change, the above amounts shall be adjusted as equitable to reflect any additional or reduced costs which arise in connection therewith. In the event that Tenant fails to timely pay the Over-Allowance Amount as provided in this Section 4.2.1, then Landlord may, at its option, cause the cessation of work in the Premises until Tenant makes payment of the applicable portion of the Over-Allowance Amount then due (and such failure to pay such payment shall be treated as a Tenant default in accordance with the TCCs of Section 6.4 below). Tenant shall provide Landlord with updated construction schedules and budgets on a regular basis during the course of construction of the Improvements, and in any event within fifteen (15) days after request by Landlord. In connection with any Over-Allowance payments made by Tenant pursuant to this Section 4.2.1, Tenant shall provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), and (iii) of this Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed substantially in accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable and customary rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements. Tenant shall pay (or Landlord shall deduct from the Improvement Allowance) a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) one percent (1%), and (ii) the sum of the Improvement Allowance, and any Additional Allowance, which Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.

4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the applicable Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Buildings and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements. The insurance requirements set forth in this Section 4.2.2.4 shall apply during the Construction Period, in lieu of the insurance requirements set forth in Article 10 of this Lease (other than as incorporated by reference herein), except that the TCCs of Section 10.3.2.4 shall continue to apply during the Construction Period.

4.2.2.4.1 General Coverages. Tenant shall require all of Tenant’s Agents to carry (i) worker’s compensation insurance covering all of their respective employees, (ii) public liability insurance, including property damage, and (iii) Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.2 Special Coverages. Tenant shall also require its Contractor to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof and expiration of the Construction Period. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. In the event that the Improvements are damaged by any cause during the course of the construction thereof, then Tenant’s Agents shall be required, to the extent applicable, to apply any insurance proceeds received by Tenant’s Agents towards the reconstruction of the Improvements, and if the costs of reconstruction exceed the insurance proceeds, then (i) if damage was caused by an act or omission of Tenant, any Tenant Party or Tenant’s Agents, then Tenant shall be obligated to pay the excess costs and (ii) if the damage was caused by an act or omission of Landlord or any Landlord Party, or by any other cause (except as specified under item (i)), then Tenant shall not be obligated to pay the excess costs. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by

Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter. Landlord may, in its discretion, require Tenant’s Agents to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee.

4.2.3 Governmental Compliance. The Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Buildings, the structure or exterior appearance of the Buildings or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

4.2.5 Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

DELAYS OF LEASE COMMENCEMENT DATE

5.1 Lease Commencement Date Delays. The applicable Lease Commencement Date shall occur as provided in Section 3.2 of this Lease, provided that the applicable Lease Commencement Date shall be extended by the number of days of delay of the Substantial Completion of the Improvements in the applicable Premises to the extent caused by a Lease Commencement Date Delay, as that term is defined below, but only to the extent such Lease Commencement Date Delay causes the Substantial Completion of the Improvements to occur after July 1, 2015, with respect to the Building A Premises and after January 1, 2017, with respect to the Building B Premises. As used herein, the term “Lease Commencement Date Delay” shall mean only a Force Majeure Delay or a Landlord Caused Delay, as those terms are defined below in this Section 5.1 of this Work Letter. As used herein, the term “Force Majeure Delay” shall mean only an actual delay resulting from strikes, fire, wind, damage or destruction to the applicable Building, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, terrorist acts, invasion, insurrection, rebellion, civil unrest, riots, or earthquakes. As used in this Work Letter, “Landlord Caused Delay” shall mean actual delays to the extent resulting from (i) the failure of Landlord to timely approve or disapprove any Construction Drawings; (ii) interference (when judged in accordance with industry custom and practice) by Landlord, its agents or Landlord Parties (except as otherwise allowed under this Work Letter) with the Substantial Completion of the Improvements and which objectively preclude or delay the construction of improvements in the applicable Building by any person, which interference relates to access by Tenant, or Tenant’s Agents to the applicable Building; or (iii) delays due to the acts or failures to act of Landlord or Landlord Parties with respect to payment of the Improvement Allowance (except as otherwise allowed under this Work Letter) but Tenant shall have a right to suspend its design and construction of its Improvements if Landlord fails to reimburse Tenant all or any part of the Improvement Allowance when due.

5.2 Determination of Lease Commencement Date Delay. If Tenant contends that a Lease Commencement Date Delay has occurred, Tenant shall notify Landlord in writing of (i) the event which constitutes such Lease Commencement Date Delay and (ii) the date upon which such Lease Commencement Date Delay is anticipated to end. If such actions, inaction or circumstance described in the Notice set forth in (i) above of this Section 5.2 of this Work Letter (the “Delay Notice”) are not cured by Landlord within one (1) business day of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Lease Commencement Date Delay, then a Lease Commencement Date Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such delay ends.

5.3 Definition of Substantial Completion of the Improvements. For purposes of this Section 5, “Substantial Completion of the Improvements” shall mean completion of construction of the Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representative. Tenant has designated Sandra Ladao as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is sandra@box.com and phone number is (650) 209-3356), who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.2 Landlord’s Representatives. Landlord has designated Rich Ambidge and Jonas Vass (whose e-mail addresses for the purposes of this Work Letter are rambidge@kilroyrealty.com and jvass@kilroyrealty.com, respectively, and phone numbers are (415) 778-5679 and (650) 289-5336, respectively) as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.3 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the TCCs of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the TCCs of the Lease.

6.5 Miscellaneous Charges. Prior to the applicable Lease Commencement Date, during the construction of the Improvements, and subject to compliance with Landlord’s reasonable and customary construction rules and regulations applicable to the Project (as the same are in effect on the date of this Lease), and if and to the extent reasonably available, Tenant may use the following items, free of charge, during Landlord’s construction hours (which are from 7 A.M. to 3:30 P.M. on weekdays), on a nonexclusive basis, and in a manner and to the extent reasonably necessary to perform the Improvements: hoists, freight elevators, loading docks, non-potable water, temporary electrical services, and HVAC (which HVAC shall be provided free of charge only during Building Hours); provided, however, Tenant acknowledges that there may be an after-hours charge to reimburse Landlord for its actual costs with respect to the use of the Project’s hoist, freight elevator and/or loading docks during hours other than normal construction hours, but only to the extent that such use requires Landlord to engage elevator operations or security personnel, and any use of HVAC after Building Hours shall be subject to the TCCs of Section 6.1.1 of the Lease. Notwithstanding the foregoing, if Tenant or Contractor or other agents require any of the foregoing in connection with any use reasonably unrelated to Tenant’s construction and/or installation of the Improvements, Tenant shall pay the applicable cost of such service. In no event shall Tenant store construction materials or other property at or in the elevators or loading docks of the Project.

6.6 Labor Harmony. Tenant shall not be required to use union labor in connection with the Improvements, except as required by the Underlying Documents. Tenant shall use commercially reasonable efforts to maintain labor harmony between Tenant’s Agents and Landlord’s contractors, subcontractors and material suppliers and vendors constructing the Base Building.

SCHEDULE 1

BASE BUILDING PLANS

Korth Sunseri Hagey Architects

Drawing Log

Project: Redwood Towers

Date:     7/30/2014

Sheet No.	Sheet Name	Delta	Latest Issue Date	Issue Description

CIVIL

C1.0	COVER SHEET - NOTES, LEGEND & ABBREVIATIONS	8	01.10.14	PLAN CHECK RESPONSE
C1.0	WATER SUPPLY PLAN		01.10.14	PLAN CHECK RESPONSE
C1.1	CONSTRUCTION DETAILS	8	01.10.14	PLAN CHECK RESPONSE
C1.2	CONSTRUCTION DETAILS	8	01.10.14	PLAN CHECK RESPONSE
C2.0	TOPOGRAPHIC & UTILITY SURVEY	8	01.10.14	PLAN CHECK RESPONSE
C3.0	HORIZONTAL CONTROL & PAVING PLAN	14	04.08.14	BULLETIN 9
C4.0	GRADING PLAN	14	04.08.14	BULLETIN 9
C4.1	SITE SECTIONS	14	04.08.14	BULLETIN 9
C5.0	SITE UTILITY PLAN	14	04.08.14	BULLETIN 9
C6.0	STORM WATER CONTROL PLAN	8	01.10.14	PLAN CHECK RESPONSE
C6.1	STORM WATER CONTROL CALCULATIONS & DETAILS	8	01.10.14	PLAN CHECK RESPONSE
C6.2	EROSION CONTROL PLAN	8	01.10.14	PLAN CHECK RESPONSE

LANDSCAPE

L1.1	LANDSCAPE NOTES AND LEGENDS	14	04.08.14	BULLETIN 9
L1.2	LANDSCAPE COLOR AND FINISH SCHEDULE	23	08.08.14	BULLETIN 18
L1.3	LANDSCAPE PLANTING NOTES AND LEGENDS	14	04.08.14	BULLETIN 9
L2.1	LANDSCAPE LAYOUT PLAN - AT GRADE	23	08.08.14	BULLETIN 18
L2.2	LANDSCAPE LAYOUT PLAN - AT GRADE	23	08.08.14	BULLETIN 18
L2.3	LANDSCAPE LAYOUT PLAN - AT GRADE PLAZA PAVING	14	04.08.14	BULLETIN 9
L2.4	LANDSCAPE LAYOUT PLAN - ON STRUCTURE	23	08.08.14	BULLETIN 18

SCHEDULE 1

L2.5	LANDSCAPE LAYOUT PLAN - ON STRUCTURE	23	08.08.14	BULLETIN 18
L3.1	LANDSCAPE FINE GRADING PLAN - AT GRADE	14	04.08.14	BULLETIN 9
L3.2	LANDSCAPE FINE GRADING PLAN - AT GRADE	14	04.08.14	BULLETIN 9
L3.3	LANDSCAPE FINE GRADING PLAN - ON STRUCTURE	14	04.08.14	BULLETIN 9
L3.4	LANDSCAPE FINE GRADING PLAN - ON STRUCTURE	14	04.08.14	BULLETIN 9
L4.1	LANDSCAPE PLANTING PLAN - AT GRADE	14	04.08.14	BULLETIN 9
L4.2	LANDSCAPE PLANTING PLAN - AT GRADE	14	04.08.14	BULLETIN 9
L4.3	LANDSCAPE PLANTING PLAN - ON STRUCTURE	21	07.01.14	BULLETIN 16
L4.4	LANDSCAPE PLANTING PLAN - ON STRUCTURE	14	04.08.14	BULLETIN 9
L5.1	IRRIGATION PLAN - AT GRADE	20	06.10.14	BULLETIN 15
L5.2	IRRIGATION PLAN - AT GRADE	20	06.10.14	BULLETIN 15
L5.3	IRRIGATION PLAN - ON STRUCTURE	21	07.01.14	BULLETIN 16
L5.4	IRRIGATION NOTES AND LEGENDS	21	07.01.14	BULLETIN 16
L5.5	IRRIGATION DETAILS	14	04.08.14	BULLETIN 9
L5.6	IRRIGATION DETAILS	14	04.08.14	BULLETIN 9
L6.1	LANDSCAPE CONSTRUCTION DETAILS	21	07.01.14	BULLETIN 16
L6.2	LANDSCAPE CONSTRUCTION DETAILS	14	04.08.14	BULLETIN 9
L6.3	LANDSCAPE CONSTRUCTION DETAILS	14	04.08.14	BULLETIN 9
L6.4	LANDSCAPE CONSTRUCTION DETAILS	21	07.01.14	BULLETIN 16
L6.5	LANDSCAPE CONSTRUCTION DETAILS	14	04.08.14	BULLETIN 9
L6.6	LANDSCAPE CONSTRUCTION DETAILS	14	04.08.14	BULLETIN 9
L7.1	LANDSCAPE FOUNTAIN NOTES	14	04.08.14	BULLETIN 9
L7.2	LANDSCAPE FOUNTAIN DETAILS	14	04.08.14	BULLETIN 9
L7.3	LANDSCAPE FOUNTAIN DETAILS	14	04.08.14	BULLETIN 9
L7.4	LANDSCAPE FOUNTAIN DETAILS		01.10.14	PLAN CHECK RESPONSE

ARCHITECTURAL

A0.0	COVER		01.10.14	PLAN CHECK RESPONSE
A0.1	PROJECT INFORMATION - GMP SET	10	02.06.14	PLAN CHECK RESPONSE
A0.2	CODE INFORMATION	10	02.06.14	PLAN CHECK RESPONSE
A0.3-B2A	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE
A0.3-B2B	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE
A0.3-B1A	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE
A0.3-B1B	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE
A0.3-1STA	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE

SCHEDULE 1

A0.3-1STB	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE
A0.3-P1A	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE
A0.3-P2A	FIRE LIFE SAFETY AND EXITING	19	6/9/2014	BULLETIN 14
A0.3-P2B	FIRE LIFE SAFETY AND EXITING	19	6/9/2014	BULLETIN 14
A0.3-P3A	FIRE LIFE SAFETY AND EXITING	19	6/9/2014	BULLETIN 14
A0.3-P3B	FIRE LIFE SAFETY AND EXITING	19	6/9/2014	BULLETIN 14
A0.3-2NDA	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE
A0.3-2NDB	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE
A0.3-TYPA	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE
A0.3-TYPB	FIRE LIFE SAFETY AND EXITING	8	01.10.14	PLAN CHECK RESPONSE
A0.3-SECT	MIXED OCCUPANCY SECTION DIAGRAM	8	01.10.14	PLAN CHECK RESPONSE
A0.4	MASTER FIRE PROTECTION PLAN	8	01.10.14	PLAN CHECK RESPONSE
A0.4B	FIRE CONTROL CENTER - PLANS AND SECTIONS	8	01.10.14	PLAN CHECK RESPONSE
A0.5	ACCESSIBILITY DETAILS	6	10.16.13	GMP BID SET
A0.6	ACCESSIBILITY DETAILS	8	01.10.14	PLAN CHECK RESPONSE
A0.7	ACCESSIBILITY DETAILS		10.16.13	GMP BID SET
A0.10	TITLE 24 COMPLIANCE FORMS		10.16.13	GMP BID SET
A0.11	TITLE 24 COMPLIANCE FORMS		10.16.13	GMP BID SET
A0.12	TITLE 24 COMPLIANCE FORMS		10.16.13	GMP BID SET
A0.13	TITLE 24 COMPLIANCE FORMS		10.16.13	GMP BID SET
A0.14	TITLE 24 COMPLIANCE FORMS		10.16.13	GMP BID SET
A0.15	TITLE 24 COMPLIANCE FORMS		10.16.13	GMP BID SET
A0.16	TITLE 24 COMPLIANCE FORMS		10.16.13	GMP BID SET
A0.20	CALGREEN CHECKLIST	6	11.01.13	PLAN CHECK RESPONSE
A0.21	CALGREEN DOCUMENTATION		10.16.13	GMP BID SET
A0.30	PLANNING APPROVAL DOCUMENTS		10.16.13	GMP BID SET
A0.31	PLANNING APPROVAL DOCUMENTS		10.16.13	GMP BID SET
A0.32	PLANNING APPROVAL DOCUMENTS		10.16.13	GMP BID SET
A0.40	ALTERNATE METHOD OF COMPLIANCE APPROVALS		10.16.13	GMP BID SET
A0.41	ALTERNATE METHOD OF COMPLIANCE APPROVALS	8	01.10.14	PLAN CHECK RESPONSE

SCHEDULE 1

A0.42	ALTERNATE METHOD OF COMPLIANCE APPROVALS	10	02.06.14	PLAN CHECK RESPONSE
A0.43	ALTERNATE METHOD OF COMPLIANCE APPROVALS	10	02.18.14	PLAN CHECK RESPONSE
A0.50	SMOKE CONTROL REPORT	10	02.18.14	PLAN CHECK RESPONSE
A0.51	SMOKE CONTROL REPORT	10	02.18.14	PLAN CHECK RESPONSE
A0.52	SMOKE CONTROL REPORT	10	02.18.14	PLAN CHECK RESPONSE
A0.53	SMOKE CONTROL REPORT	10	02.18.14	PLAN CHECK RESPONSE
A0.54	SMOKE CONTROL REPORT	10	02.18.14	PLAN CHECK RESPONSE
A0.55	SMOKE CONTROL REPORT	10	02.18.14	PLAN CHECK RESPONSE
A1.10	SITE PLAN	14	04.08.14	BULLETIN 9
A2.10A	BASEMENT PARKING LEVEL B2 PLAN	22	07.30.14	BULLETIN 17
A2.10B	BASEMENT PARKING LEVEL B2 PLAN	22	07.30.14	BULLETIN 17
A2.11A	BASEMENT PARKING LEVEL B1 PLAN	22	07.30.14	BULLETIN 17
A2.11B	BASEMENT PARKING LEVEL B1 PLAN	9	02.03.14	BULLETIN 4
A2.12A	GROUND FLOOR PLAN	22	07.30.14	BULLETIN 17
A2.12B	GROUND FLOOR PLAN	24	08.22.14	BULLETIN 19
A2.13A	PARKING LEVEL P1 PLAN	22	07.30.14	BULLETIN 17
A2.13B	PARKING LEVEL P1 PLAN	9	02.03.14	BULLETIN 4
A2.14A	PARKING LEVEL P2 PLAN	22	07.30.14	BULLETIN 17
A2.14B	PARKING LEVEL P2 PLAN	22	07.30.14	BULLETIN 17
A2.15A	PARKING LEVEL P3 PLAN	22	07.30.14	BULLETIN 17
A2.15B	PARKING LEVEL P3 PLAN	22	07.30.14	BULLETIN 17
A2.16A	FLOOR LEVEL 2 PLAN	21	07.01.14	BULLETIN 16
A2.16B	FLOOR LEVEL 2 PLAN	21	07.01.14	BULLETIN 16
A2.16C	FLOOR LEVEL 3 PLAN	11	03.11.14	BULLETIN 6
A2.17A	TYPICAL FLOOR PLAN	11	03.11.14	BULLETIN 6
A2.17B	TYPICAL FLOOR PLAN	11	03.11.14	BULLETIN 6
A2.18A	FLOOR LEVEL 7 PLAN	11	03.11.14	BULLETIN 6
A2.18B	FLOOR LEVEL 5 PLAN	11	03.11.14	BULLETIN 6
A2.19A	ROOF PLAN	10	02.06.14	PLAN CHECK RESPONSE
A2.19B	ROOF PLAN	10	02.06.14	PLAN CHECK RESPONSE
A2.19C	ENLARGED PENTHOUSE PLAN	9	02.03.14	BULLETIN 4
A2.19D	ENLARGED PENTHOUSE B PLAN	9	02.03.14	BULLETIN 4
A2.20A	HIGH ROOF PLAN	8	01.10.14	PLAN CHECK RESPONSE

SCHEDULE 1

A2.20B	HIGH ROOF PLAN	8	01.10.14	PLAN CHECK RESPONSE
A3.1	NORTH ELEVATION	12	03.20.14	BULLETIN 7
A3.2	SOUTH ELEVATION	11	03.11.14	BULLETIN 6
A3.3	EAST & WEST ELEVATION	18	06.05.14	BULLETIN 13
A3.3B	CORNER AND MIDDLE ELEVATIONS	12	03.20.14	BULLETIN7
A3.3C	CODE ANALYSIS ELEVATION	9	02.03.14	BULLETIN 4
A3.3D	PENTHOUSE ELEVATIONS	4	09.18.13	COORDINATION SET
A3.3E	PENTHOUSE ELEVATIONS	4	09.18.13	COORDINATION SET
A3.4	SECTIONS	4	09.18.13	COORDINATION SET
A3.5	SECTIONS	4	09.18.13	COORDINATION SET
A3.6	SECTIONS	4	09.18.13	COORDINATION SET
A3.7	RAMP SECTIONS/ELEVATIONS	4	09.18.13	COORDINATION SET
A4.10A	BASEMENT PARKING LEVEL B2 SLAB PLAN	9	02.03.14	BULLETIN 4
A4.10B	BASEMENT PARKING LEVEL B2 SLAB PLAN	9	02.03.14	BULLETIN 4
A4.11A	BASEMENT PARKING LEVEL B1 SLAB PLAN	9	02.03.14	BULLETIN 4
A4.11B	BASEMENT PARKING LEVEL B1 SLAB PLAN	9	02.03.14	BULLETIN 4
A4.12A	GROUND FLOOR SLAB PLAN	9	02.03.14	BULLETIN 4
A4.12B	GROUND FLOOR SLAB PLAN	9	02.03.14	BULLETIN 4
A4.13A	PARKING LEVEL P1 SLAB PLAN	10	02.06.14	PLAN CHECK RESPONSE
A4.14A	PARKING LEVEL P2 SLAB PLAN	22	07.30.14	BULLETIN 17
A4.14B	PARKING LEVEL P2 SLAB PLAN	22	07.30.14	BULLETIN 17
A4.15A	PARKING LEVEL P3 SLAB PLAN	22	07.30.14	BULLETIN 17
A4.15B	PARKING LEVEL P3 SLAB PLAN	22	07.30.14	BULLETIN 17
A4.16A	SECOND FLOOR SLAB PLAN	23	08.08.14	BULLETIN 18
A4.16B	SECOND FLOOR SLAB PLAN	23	08.08.14	BULLETIN 18
A4.16C	PODIUM DRAINAGE PLAN	17	05.27.14	BULLETIN 12
A4.16D	THIRD FLOOR SLAB PLAN	4	09.18.13	COORDINATION SET
A4.17A	TYPICAL FLOOR SLAB PLAN	4	09.18.13	COORDINATION SET
A4.17B	TYPICAL FLOOR SLAB PLAN	10	02.06.14	PLAN CHECK RESPONSE
A4.18A	SEVENTH FLOOR SLAB PLAN	4	09.18.13	COORDINATION SET
A4.18B	FIFTH FLOOR SLAB PLAN	4	09.18.13	COORDINATION SET
A4.19A	ROOF SLAB PLAN	10	02.06.14	PLAN CHECK RESPONSE

SCHEDULE 1

A4.19B	ROOF SLAB PLAN	10	02.06.14	PLAN CHECK RESPONSE
A4.19C	BUILDING A MECHANICAL PENTHOUSE SLAB PLAN	8	01.10.14	PLAN CHECK RESPONSE
A4.19D	BUILDING B MECHANICAL PENTHOUSE SLAB PLAN	5	10.16.13	GMP BID SET
A4.20A	HIGH ROOF SLAB PLAN	10	02.06.14	PLAN CHECK RESPONSE
A4.20B	HIGH ROOF SLAB PLAN	10	02.06.14	PLAN CHECK RESPONSE
A5.1	TYPICAL RESTOOM - A	18	06.05.14	BULLETIN 13
A5.2	TYPICAL RESTOOM - B	18	06.05.14	BULLETIN 13
A5.3	GROUND RESTOOM - A	18	06.05.14	BULLETIN 13
A5.4	GROUND RESTOOM - B	18	06.05.14	BULLETIN 13
A5.5	SHOWERS	18	06.05.14	BULLETIN 13
A5.6	RESTROOM DETAILS	18	06.05.14	BULLETIN 13
A5.10	RAMP DETAILS	5	10.16.13	GMP BID SET
A5.11	CONTROL GATE	10	02.18.14	BULLETIN 5
A6.07A	PARKING LEVEL B2 & B1 RCP	15	04.15.14	BULLETIN 10
A6.07B	PARKING LEVEL B2 & B1 RCP	15	04.15.14	BULLETIN 10
A6.08A	GROUND FLOOR RCP	15	04.15.14	BULLETIN 10
A6.08B	GROUND FLOOR RCP	15	04.15.14	BULLETIN 10
A6.09A	PARKING LEVEL P1 RCP	15	04.15.14	BULLETIN 10
A6.10A	PARKING LEVEL P2 & P3 RCP	15	04.15.14	BULLETIN 10
A6.10B	PARKING LEVEL P2 & P3 RCP	15	04.15.14	BULLETIN 10
A6.11A	TYP FLOOR RCP	8	01.10.14	PLAN CHECK RESPONSE
A6.11B	TYP FLOOR RCP	8	01.10.14	PLAN CHECK RESPONSE
A7.1	STAIR A1 PLANS	6	11.01.13	PLAN CHECK RESPONSE
A7.2	STAIR A1 PLANS & SECTIONS	8	01.10.14	PLAN CHECK RESPONSE
A7.3	STAIR A2 PLANS	6	11.01.13	PLAN CHECK RESPONSE
A7.4	STAIR A2 PLANS & SECTIONS	6	11.01.13	PLAN CHECK RESPONSE
A7.5	STAIR B1 PLANS	8	01.10.14	PLAN CHECK RESPONSE
A7.6	STAIR B1 PLANS & SECTIONS	8	01.10.14	PLAN CHECK RESPONSE
A7.7	STAIR B2 PLANS	6	11.01.13	PLAN CHECK RESPONSE
A7.8	STAIR B2 SECTIONS	6	11.01.13	PLAN CHECK RESPONSE
A7.9	STAIR A3 PLANS & SECTIONS	9	02.03.14	BULLETIN 4

SCHEDULE 1

A7.10	STAIR A4 PLANS & SECTIONS	18	06.05.14	BULLETIN 13
A7.11	STAIR DETAILS	9	02.03.14	BULLETIN 4
A7.12	LUMINOUS EGRESS PATH MARKINGS	9	02.03.14	BULLETIN 4
A7.13	STAIR A3 & A4 DETAILS	9	02.03.14	BULLETIN 4
A7.20	ENLARGED ELEVATOR PLANS 1-5	8	01.10.14	PLAN CHECK RESPONSE
A7.20B	ENLARGED ELEVATOR PLANS 1-5	8	01.10.14	PLAN CHECK RESPONSE
A7.21	ENLARGED ELEVATOR PLANS 6-7	8	01.10.14	PLAN CHECK RESPONSE
A7.22	ENLARGED ELEVATOR PLANS 8-10	8	01.10.14	PLAN CHECK RESPONSE
A7.23	ELEV SECTIONS	6	11.01.13	PLAN CHECK RESPONSE
A7.24	ELEV DETAILS	18	06.05.14	BULLETIN 13
A7.30	SHAFT DETAILS	9	02.03.14	BULLETIN 4
A7.31	SHAFT DETAILS	9	02.03.14	BULLETIN 4
A7.32	SHAFT DETAILS	9	02.03.14	BULLETIN 4
A7.33	SHAFT DETAILS	9	02.03.14	BULLETIN 4
A8.01	SKIN SYSTEM A	10	02.06.14	PLAN CHECK RESPONSE
A8.02	SKIN SYSTEM A	5	10.16.13	GMP BID SET
A8.03	SKIN SYSTEM B	5	10.16.13	GMP BID SET
A8.04	SKIN SYSTEM B	5	10.16.13	GMP BID SET
A8.05	SKIN SYSTEM C		08.20.13	PERMIT SUBMITTAL
A8.06	SKIN SYSTEM C	5	10.16.13	GMP BID SET
A8.07	SKIN SYSTEM D	4	09.18.13	COORDINATION SET
A8.08	SKIN SYSTEM D	5	10.16.13	GMP BID SET
A8.09	SKIN SYSTEM E	4	09.18.13	COORDINATION SET
A8.10	SKIN SYSTEM E	5	10.16.13	GMP BID SET
A8.11	SKIN SYSTEM F	4	09.18.13	COORDINATION SET
A8.12	SKIN SYSTEM F	5	10.16.13	GMP BID SET
A8.13	SKIN SYSTEM J	15	04.15.14	BULLETIN 10
A8.14	SKIN SYSTEM J	5	10.16.13	GMP BID SET
A8.15	SKIN SYSTEM K	21	07.01.14	BULLETIN 16
A8.16	SKIN SYSTEM K	5	10.16.13	GMP BID SET
A8.17	SKIN SYSTEM L	5	10.16.13	GMP BID SET
A8.18	SKIN SYSTEM L	5	10.16.13	GMP BID SET
A8.19	SKIN SYSTEM M	5	10.16.13	GMP BID SET
A8.20	SKIN SYSTEM M	5	10.16.13	GMP BID SET
A8.21	SKIN SYSTEM N	15	04.15.14	BULLETIN 10

SCHEDULE 1

A8.22	SKIN SYSTEM N	5	10.16.13	GMP BID SET
A8.23	SKIN SYSTEM P	4	09.18.13	COORDINATION SET
A8.24	SKIN SYSTEM P	5	10.16.13	GMP BID SET
A8.25	SKIN SYSTEM Q	4	09.18.13	COORDINATION SET
A8.26	SKIN SYSTEM R	5	10.16.13	GMP BID SET
A8.27	SKIN SYSTEM S	4	09.18.13	COORDINATION SET
A8.28	SKIN SYSTEM T	4	09.18.13	COORDINATION SET
A8.29A	PARKING ENTRANCE - EAST	5	10.16.13	GMP BID SET
A8.29B	PARKING ENTRANCE - WEST	5	10.16.13	GMP BID SET
A8.29C	PARKING ENTRANCE - NORTH	5	10.16.13	GMP BID SET
A8.29D	SOUTH EXPANSION JOINT	5	10.16.13	GMP BID SET
A8.29E	SKIN TYPE U - GROUND	18	06.05.14	BULLETIN 13
A8.29F	SKIN TYPE Y - GROUND	5	10.16.13	GMP BID SET
A8.30	ENLARGED PRECAST PANEL ELEVATIONS LEGEND	10	02.06.14	PLAN CHECK RESPONSE
A8.31	ENLARGED PRECAST PANEL ELEVATIONS		10.16.13	GMP BID SET
A8.32	ENLARGED PRECAST PANEL ELEVATIONS		10.16.13	GMP BID SET
A8.33	ENLARGED PRECAST PANEL ELEVATIONS		10.16.13	GMP BID SET
A8.34	ENLARGED PRECAST PANEL ELEVATIONS		10.16.13	GMP BID SET
A8.35	ENLARGED PRECAST PANEL ELEVATIONS		10.16.13	GMP BID SET
A8.36	ENLARGED PRECAST PANEL ELEVATIONS		10.16.13	GMP BID SET
A8.37	ENLARGED PRECAST PANEL ELEVATIONS		10.16.13	GMP BID SET
A8.38	ENLARGED PRECAST PANEL ELEVATIONS		10.16.13	GMP BID SET
A8.50	ENLARGED DETAILS	10	02.06.14	PLAN CHECK RESPONSE
A8.51	ENLARGED DETAILS	6	11.01.13	PLAN CHECK RESPONSE
A8.52	ENLARGED DETAILS	13	03.21.14	BULLETIN 8
A8.53	ENLARGED DETAILS	5	10.16.13	GMP BID SET
A8.54	ENLARGED DETAILS	5	10.16.13	GMP BID SET
A8.55	ENLARGED DETAILS	5	10.16.13	GMP BID SET
A8.56	ENLARGED DETAILS	13	03.21.14	BULLETIN 8
A8.57	ENLARGED DETAILS	8	01.10.14	PLAN CHECK RESPONSE
A8.57A	ENLARGED DETAILS	6	11.01.13	PLAN CHECK RESPONSE
A8.57B	ENLARGED DETAILS	6	11.01.13	PLAN CHECK RESPONSE
A8.58	ENLARGED DETAILS	6	11.01.13	PLAN CHECK RESPONSE
A8.59	ENLARGED DETAILS	6	11.01.13	PLAN CHECK RESPONSE

SCHEDULE 1

A8.60	ENLARGED DETAILS	13	03.21.14	BULLETIN 8
A8.61	ENLARGED DETAILS	5	10.16.13	GMP BID SET
A8.62	ENLARGED DETAILS	6	11.01.13	PLAN CHECK RESPONSE
A8.63	ENLARGED DETAILS	13	03.21.14	BULLETIN 8
A8.64	ENLARGED DETAILS	6	11.01.13	PLAN CHECK RESPONSE
A8.65	ENLARGED DETAILS	5	10.16.13	GMP BID SET
A8.66	ENLARGED DETAILS	5	10.16.13	GMP BID SET
A8.67	ENLARGED DETAILS	5	10.16.13	GMP BID SET
A8.68	ENLARGED DETAILS	13	03.21.14	BULLETIN 8
A8.69A	PARKING ENTRANCE DETAILS	5	10.16.13	GMP BID SET
A8.69B	PARKING ENTRANCE DETAILS	21	07.01.14	BULLETIN 16
A8.70	TERRACE SECTIONS	22	07.30.14	BULLETIN 17
A8.71	TERRACE SECTIONS	22	07.30.14	BULLETIN 17
A8.72	ENLARGED DETAILS	21	07.01.14	BULLETIN 16
A8.73	ENLARGED DETAILS	21	07.01.14	BULLETIN 16
A8.74	ENLARGED DETAILS	21	07.01.14	BULLETIN 16
A8.75	ENLARGED DETAILS	21	07.01.14	BULLETIN 16
A8.76	EXPANSION JOINT DETAILS	13	03.21.14	BULLETIN 8
A8.77	EXPANSION JOINT DETAILS	5	10.16.13	GMP BID SET
A8.78	EXPANSION JOINT DETAILS	5	10.16.13	GMP BID SET
A8.79	SEISMIC JOINT AT PARKING LEVEL	5	10.16.13	GMP BID SET
A8.80	ENLARGED PLANS AT EXPANSION JOINT	5	10.16.13	GMP BID SET
A8.81	ENLARGED ELEVATIONS AT EXPANSION JOINT	5	10.16.13	GMP BID SET
A8.82	SEISMIC JOINT DETAILS AT GROUND FLOOR	5	10.16.13	GMP BID SET
A8.83	SEISMIC JOINT DETAILS AT TYP PARKING LEVEL	5	10.16.13	GMP BID SET
A8.84	SEISMIC JOINT DETAILS AT SECOND FLOOR	21	07.01.14	BULLETIN 16
A8.85	SEISMIC JOINT DETAILS AT NORTH FACADE	5	10.16.13	GMP BID SET
A8.86	SEISMIC JOINT DETAILS AT SOUTH FACADE	5	10.16.13	GMP BID SET
A8.91	CANOPY TYPICAL BAY	8	12.06.13	BULLETIN 2
A8.92	LOBBY CANOPY BUILDING B	15	04.15.14	BULLETIN 10
A8.93	LOBBY CANOPY BUILDING A	15	04.15.14	BULLETIN 10
A8.94	CANOPY	15	04.15.14	BULLETIN 10
A8.95	ENTRY BOLLARD	21	07.01.14	BULLETIN 16
A9.01	ROOF DETAILS	5	10.16.13	GMP BID SET
A9.02	ROOF DETAILS	5	10.16.13	GMP BID SET
A9.03	ROOF DETAILS		10.16.13	GMP BID SET
A10.01	DOOR SCHEDULE	24	08.22.14	BULLETIN 19
A10.02	DOOR SCHEDULE	24	08.22.14	BULLETIN 19
A10.03	DOOR SCHEDULE	9	02.03.14	BULLETIN 4
A10.04	DOOR, FRAME, & HARDWARE SCHEDULE	11	03.11.14	BULLETIN 6

SCHEDULE 1

A10.05	PARTITION DETAILS	5	10.16.13	GMP BID SET
A10.06	PARTITION DETAILS	5	10.16.13	GMP BID SET
A10.07	PARTITION DETAILS TYPICAL DRYWALL AND ACOUSTIC		10.16.13	GMP BID SET
A10.08	CEILING & INTERIOR DETAILS		10.16.13	GMP BID SET
A10.09	ENLARGED DETAILS	5	10.16.13	GMP BID SET
A10.10	PARTITION SCHEDULE	9	02.03.14	BULLETIN 4
A10.11	PENETRATION DETAILS	8	01.10.14	PLAN CHECK RESPONSE
A10.12	PENETRATION DETAILS	10	02.06.14	PLAN CHECK RESPONSE
A10.20	ACCESSORY, MATERIAL, & FINISH LEGEND	18	06.05.14	BULLETIN 13

WATERPROOFING:

W4.6	TERRACE DRAINAGE PLAN	21	07.01.14	BULLETIN 16
W219A	ROOF A PLAN		01.10.14	PLAN CHECK RESPONSE
W219B	ROOF B PLAN		01.10.14	PLAN CHECK RESPONSE
W800	TYPICAL DETAILS		01.10.14	PLAN CHECK RESPONSE
W801	TYPICAL DETAILS		01.10.14	PLAN CHECK RESPONSE
W802	TYPICAL DETAILS		01.10.14	PLAN CHECK RESPONSE
W876	EXPANSION JOINT DETAILS		01.10.14	PLAN CHECK RESPONSE
W877	EXPANSION JOINT DETAILS		01.10.14	PLAN CHECK RESPONSE
W878	EXPANSION JOINT DETAILS	21	07.01.14	BULLETIN 16
W880	TYPICAL DETAILS	21	07.01.14	BULLETIN 16
W881	TYPICAL DETAILS	21	07.01.14	BULLETIN 16
W882	TYPICAL DETAILS	21	07.01.14	BULLETIN 16
W900	TYPICAL DETAILS		01.10.14	PLAN CHECK RESPONSE
W901	TYPICAL DETAILS		01.10.14	PLAN CHECK RESPONSE
W902	TYPICAL DETAILS		01.10.14	PLAN CHECK RESPONSE

STRUCTURAL:

S1.01	GENERAL NOTES		01.10.14	PLAN CHECK RESPONSE
S1.01A	GENERAL NOTES		01.10.14	PLAN CHECK RESPONSE

SCHEDULE 1

S1.01B	GENERAL NOTES		01.10.14	PLAN CHECK RESPONSE
S1.02	TYPICAL CONCRETE DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.02A	TYPICAL CONCRETE DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.02B	TYPICAL CONCRETE DETAILS	22	07.30.14	BULLETIN 17
S1.02C	TYPICAL CONCRETE DETAILS	8	01.10.14	PLAN CHECK RESPONSE
S1.03	TYPICAL STEEL DECK DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.03A	TYPICAL STEEL DECK DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.03B	TYPICAL STEEL DECK DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.04	TYPICAL STEEL DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.04A	TYPICAL STEEL DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.04B	TYPICAL STEEL DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.04C	TYPICAL STEEL DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.04D	TYPICAL STEEL DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.04E	TYPICAL STEEL DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.04F	TYPICAL STEEL DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.05	TYPICAL CMU DETAILS		01.10.14	PLAN CHECK RESPONSE
S1.05A	TYPICAL CMU DETAILS		01.10.14	PLAN CHECK RESPONSE
S2.00-A	FOUNDATION/B2 - BLDG A FRAMING PLAN	9	02.03.14	BULLETIN 4
S2.00-B	FOUNDATION/B2 - BLDG B FRAMING PLAN	9	02.03.14	BULLETIN 4
S2.01-A	LEVEL B1 - BLDG A FRAMING PLAN	8	01.10.14	PLAN CHECK RESPONSE
S2.01-B	LEVEL B1 - BLDG B FRAMING PLAN	8	01.10.14	PLAN CHECK RESPONSE
S2.02-A	LEVEL 1 - BLDG A FRAMING PLAN	9	02.03.14	BULLETIN 4
S2.02-B	LEVEL 1 - BLDG B FRAMING PLAN	8	01.10.14	PLAN CHECK RESPONSE
S2.03-A	LEVEL P1 - BLDG A FRAMING PLAN	10	02.18.14	BULLETIN 5
S2.03-B	LEVEL P1 - BLDG B FRAMING PLAN	9	02.03.14	BULLETIN 4
S2.04-A	LEVEL P2 - BLDG A FRAMING PLAN	22	07.30.14	BULLETIN 17
S2.04-B	LEVEL P2 - BLDG B FRAMING PLAN	22	07.30.14	BULLETIN 17
S2.05-A	LEVEL P3 - BLDG A FRAMING PLAN	22	07.30.14	BULLETIN 17

SCHEDULE 1

S2.05-B	LEVEL P3 - BLDG B FRAMING PLAN	22	07.30.14	BULLETIN 17
S2.06-A	SECOND FLOOR - BLDG A FRAMING PLAN	23	08.08.14	BULLETIN 18
S2.06-B	SECOND FLOOR - BLDG B FRAMING PLAN	23	08.08.14	BULLETIN 18
S2.07-A	TYPICAL FLOOR - BLDG A FRAMING PLAN	8	01.10.14	PLAN CHECK RESPONSE
S2.07-B	TYPICAL FLOOR - BLDG B FRAMING PLAN	8	01.10.14	PLAN CHECK RESPONSE
S2.08-A	ROOF - BLDG A FRAMING PLAN	10	02.18.14	BULLETIN 5
S2.08-B	ROOF - BLDG B FRAMING PLAN	10	02.18.14	BULLETIN 5
S2.09-A	HIGH ROOF - BLDG A FRAMING PLAN	10	02.18.14	BULLETIN 5
S2.09-B	HIGH ROOF - BLDG B FRAMING PLAN	10	02.18.14	BULLETIN 5
S3.01	BUILDING SECTIONS		01.10.14	PLAN CHECK RESPONSE
S3.01A	BUILDING SECTIONS		01.10.14	PLAN CHECK RESPONSE
S3.02	MOMENT FRAME ELEVATIONS		01.10.14	PLAN CHECK RESPONSE
S3.02A	MOMENT FRAME ELEVATIONS	8	01.10.14	PLAN CHECK RESPONSE
S3.02B	MOMENT FRAME ELEVATIONS		01.10.14	PLAN CHECK RESPONSE
S3.02C	MOMENT FRAME ELEVATIONS		01.10.14	PLAN CHECK RESPONSE
S3.02D	MOMENT FRAME ELEVATIONS		01.10.14	PLAN CHECK RESPONSE
S3.02E	MOMENT FRAME ELEVATIONS		01.10.14	PLAN CHECK RESPONSE
S3.02F	MOMENT FRAME ELEVATIONS		01.10.14	PLAN CHECK RESPONSE
S3.02G	MOMENT FRAME ELEVATIONS		01.10.14	PLAN CHECK RESPONSE
S3.03	MOMENT FRAME DETAILS		01.10.14	PLAN CHECK RESPONSE
S3.03A	MOMENT FRAME DETAILS		01.10.14	PLAN CHECK RESPONSE
S3.03B	MOMENT FRAME DETAILS		01.10.14	PLAN CHECK RESPONSE
S3.04	PENTHOUSE BRACED FRAME DETAILS		01.10.14	PLAN CHECK RESPONSE
S3.04A	PENTHOUSE BRACED FRAME DETAILS		01.10.14	PLAN CHECK RESPONSE
S4.01	FOUNDATION SECTIONS AND DETAILS		01.10.14	PLAN CHECK RESPONSE
S4.01A	FOUNDATION SECTIONS AND DETAILS		01.10.14	PLAN CHECK RESPONSE
S4.02	NON-FRAME STEEL COLUMN SCHEDULE - BUILDING A		01.10.14	PLAN CHECK RESPONSE

SCHEDULE 1

S4.02A	NON-FRAME STEEL COLUMN SCHEDULE - BUILDING B	8	01.10.14	PLAN CHECK RESPONSE
S4.02B	NON-FRAME STEEL COLUMN DETAILS		01.10.14	PLAN CHECK RESPONSE
S4.03	BASEMENT WALL SCHEDULE AND DETAILS	10	02.18.14	BULLETIN 5
S5.01	SECTIONS & DETAILS		01.10.14	PLAN CHECK RESPONSE
S5.01A	SECTIONS & DETAILS		01.10.14	PLAN CHECK RESPONSE
S5.01B	SECTIONS & DETAILS	10	02.18.14	BULLETIN 5
S5.01C	SECTIONS & DETAILS	23	08.08.14	BULLETIN 18
S5.02	CANOPY DETAILS	9	02.03.14	BULLETIN 4
S6.01	PRECAST PANEL SUPPORT DETAILS		01.10.14	PLAN CHECK RESPONSE
S6.01A	PRECAST PANEL SUPPORT DETAILS		01.10.14	PLAN CHECK RESPONSE
S6.01B	PRECAST PANEL SUPPORT DETAILS	8	01.10.14	PLAN CHECK RESPONSE
S6.01C	PRECAST PANEL SUPPORT DETAILS	8	01.10.14	PLAN CHECK RESPONSE
S6.01D	PRECAST PANEL SUPPORT DETAILS		01.10.14	PLAN CHECK RESPONSE
S1	SITE RETAINING WALLS		01.10.14	PLAN CHECK RESPONSE
S2	SITE RETAINING WALLS		01.10.14	PLAN CHECK RESPONSE

MECHANICAL:

M1.0	DRAWING INDEX, EQUIPMENT SCHEDULES, LEGEND & NOTES	10	02.06.14	PLAN CHECK RESPONSE
M1.1	EQUIPMENT SCHEDULES	10	02.06.14	PLAN CHECK RESPONSE
M2.00A	B2 HVAC PLAN	10	02.06.14	PLAN CHECK RESPONSE
M2.00B	B2 HVAC PLAN	8	01.10.14	PLAN CHECK RESPONSE
M2.01A	B1 HVAC PLAN	8	01.10.14	PLAN CHECK RESPONSE
M2.01B	B1 HVAC PLAN	8	01.10.14	PLAN CHECK RESPONSE
M2.02A	GROUND FLOOR HVAC PLAN	10	02.06.14	PLAN CHECK RESPONSE
M2.02B	GROUND FLOOR HVAC PLAN	10	02.06.14	PLAN CHECK RESPONSE
M2.03A	P1 HVAC PLAN	10	02.06.14	PLAN CHECK RESPONSE

SCHEDULE 1

M2.04A	P2 HVAC PLAN	8	01.10.14	PLAN CHECK RESPONSE
M2.04B	P2 HVAC PLAN	8	01.10.14	PLAN CHECK RESPONSE
M2.05A	P3 HVAC PLAN	8	01.10.14	PLAN CHECK RESPONSE
M2.05B	P3 HVAC PLAN	8	01.10.14	PLAN CHECK RESPONSE
M2.06A	SECOND FLOOR HVAC PLAN - BLDG A	8	01.10.14	PLAN CHECK RESPONSE
M2.06B	SECOND FLOOR HVAC PLAN - BLDG B	8	01.10.14	PLAN CHECK RESPONSE
M2.07A	TYPICAL FLOOR (THIRD-SIXTH) HVAC PLAN - BLDG A	8	01.10.14	PLAN CHECK RESPONSE
M2.07B	TYPICAL FLOOR (THIRD-FOURTH) HVAC PLAN - BLDG B	8	01.10.14	PLAN CHECK RESPONSE
M2.08A	SEVENTH FLOOR HVAC PLAN - BLDG A	8	01.10.14	PLAN CHECK RESPONSE
M2.08B	FIFTH FLOOR HVAC PLAN - BLDG B	8	01.10.14	PLAN CHECK RESPONSE
M2.09A	ROOF PLAN - BLDG A	10	02.06.14	PLAN CHECK RESPONSE
M2.09B	ROOF PLAN - BLDG B	10	02.06.14	PLAN CHECK RESPONSE
M2.10A	ROOF/PENTHOUSE COORDINATION PLAN - BLDG A	8	01.10.14	PLAN CHECK RESPONSE
M2.10B	ROOF HVAC COORDINATION PLAN - BLDG B	8	01.10.14	PLAN CHECK RESPONSE
M3.01	ENLARGED HVAC PLANS	10	02.06.14	PLAN CHECK RESPONSE
M3.02	ENLARGED HVAC PLANS	8	01.10.14	PLAN CHECK RESPONSE
M3.03	ENLARGED HVAC PLANS	10	02.06.14	PLAN CHECK RESPONSE
M3.04	ENLARGED HVAC PLANS	10	02.06.14	PLAN CHECK RESPONSE
M3.05	ENLARGED HVAC PLANS	8	01.10.14	PLAN CHECK RESPONSE
M3.06	ENLARGED HVAC PLANS	8	01.10.14	PLAN CHECK RESPONSE
M3.07	ENLARGED HVAC PLANS	8	01.10.14	PLAN CHECK RESPONSE
M4.1A	HVAC RISERS - BUILDING A	8	01.10.14	PLAN CHECK RESPONSE
M4.1B	HVAC RISERS - BUILDING B	8	01.10.14	PLAN CHECK RESPONSE
M4.2A	HVAC RISERS - BUILDING A	8	01.10.14	PLAN CHECK RESPONSE

SCHEDULE 1

M5.1A	PIPING DETAILS - BUILDING A	8	01.10.14	PLAN CHECK RESPONSE
M5.1B	PIPING DETAILS - BUILDING B	8	01.10.14	PLAN CHECK RESPONSE
M6.1	HVAC DETAILS	10	02.06.14	PLAN CHECK RESPONSE
M7.1	MECHANICAL TITLE 24	8	01.10.14	PLAN CHECK RESPONSE
M7.2	MECHANICAL TITLE 24	8	01.10.14	PLAN CHECK RESPONSE
M7.3	SMOKE CONTROL MATRIX	10	02.06.14	PLAN CHECK RESPONSE
M7.4	GARAGE EXHAUST SCHEMATICS	8	01.10.14	PLAN CHECK RESPONSE

ELECTRICAL:

E0.1	ELECTRICAL SYMBOLS AND DRAWING INDEX	10	02.18.14	PLAN CHECK RESPONSE
E0.2	NOTES AND SCHEDULES	23	08.08.14	BULLETIN 18
E0.3	PANEL SCHEDULES	11	03.11.14	BULLETIN 6
E0.4	PANEL SCHEDULES	10	02.18.14	PLAN CHECK RESPONSE
E0.5	INTERIOR TITLE 24	8	01.10.14	PLAN CHECK RESPONSE
E0.6	EXTERIOR TITLE 24	8	01.10.14	PLAN CHECK RESPONSE
E1.0	ELECTRICAL SITE PLAN	8	01.10.14	PLAN CHECK RESPONSE
E2.1A	ELECTRICAL PARKING BASEMENT LEVEL B2 - BUILDING A	10	02.18.14	PLAN CHECK RESPONSE
E2.1B	ELECTRICAL PARKING BASEMENT LEVEL B2 - BUILDING B	11	03.11.14	BULLETIN 6
E2.2A	ELECTRICAL PARKING BASEMENT LEVEL B1 - BUILDING A	10	02.18.14	PLAN CHECK RESPONSE
E2.2B	ELECTRICAL PARKING BASEMENT LEVEL B1 - BUILDING B	11	03.11.14	BULLETIN 6
E2.3A	ELECTRICAL GROUND FLOOR PLAN - BUILDING A	10	02.18.14	PLAN CHECK RESPONSE
E2.3B	ELECTRICAL GROUND FLOOR PLAN - BUILDING B	10	02.18.14	PLAN CHECK RESPONSE
E2.4A	ELECTRICAL PARKING LEVEL P1 PLAN - BUILDING A	10	02.18.14	PLAN CHECK RESPONSE
E2.4B	ELECTRICAL PARKING LEVEL P1 PLAN - BUILDING B	8	01.10.14	PLAN CHECK RESPONSE
E2.5A	ELECTRICAL PARKING LEVEL P2 PLAN - BUILDING A	11	03.11.14	BULLETIN 6

SCHEDULE 1

E2.5B	ELECTRICAL PARKING LEVEL P2 PLAN - BUILDING B	11	03.11.14	BULLETIN 6
E2.6A	ELECTRICAL PARKING LEVEL P3 PLAN - BUILDING A	11	03.11.14	BULLETIN 6
E2.6B	ELECTRICAL PARKING LEVEL P3 PLAN - BUILDING B	11	03.11.14	BULLETIN 6
E2.7	ELECTRICAL PODIUM PLAN	23	08.08.14	BULLETIN 18
E2.8A	ELECTRICAL TYPICAL FLOOR PLAN - BUILDING A	8	01.10.14	PLAN CHECK RESPONSE
E2.8B	ELECTRICAL TYPICAL FLOOR PLAN - BUILDING B	8	01.10.14	PLAN CHECK RESPONSE
E2.9A	ELECTRICAL ROOF PLAN - BUILDING A	10	02.18.14	PLAN CHECK RESPONSE
E2.9B	ELECTRICAL ROOF PLAN - BUILDING B	10	02.18.14	PLAN CHECK RESPONSE
E3.0	ELECTRICAL TYPICAL BATHROOM AREAS	8	01.10.14	PLAN CHECK RESPONSE
E3.1	ELECTRICAL TYPICAL CORE AREAS	8	01.10.14	PLAN CHECK RESPONSE
E3.2	ELECTRICAL TYPICAL CORE AREAS	8	01.10.14	PLAN CHECK RESPONSE
E4.0	ELECTRICAL ROOM PLANS	10	02.06.14	PLAN CHECK RESPONSE
E4.1	ELECTRICAL ROOM PLANS	8	01.10.14	PLAN CHECK RESPONSE
E4.2	ELECTRICAL ROOM PLANS	11	03.11.14	BULLETIN 6
E5.1	NORMAL POWER RISER DIAGRAM	11	03.11.14	BULLETIN 6
E5.2	EMERGENCY POWER RISER DIAGRAM	10	02.18.14	PLAN CHECK RESPONSE
E5.3	NORMAL POWER GROUNDING RISER DIAGRAM	11	03.11.14	BULLETIN 6
E5.4	EMERGENCY POWER GROUNDING RISER DIAGRAM	8	01.10.14	PLAN CHECK RESPONSE
E5.5	TELECOMMUNICATION RISER DIAGRAM	8	01.10.14	PLAN CHECK RESPONSE
E6.1	DETAILS	8	01.10.14	PLAN CHECK RESPONSE

PLUMBING:

P0.0	INDEX, LEGENDS, & SCHEDULES	8	01.10.14	PLAN CHECK RESPONSE
P1.1A	PARTIAL BASEMENT PARKING LEVEL 2 PLAN	9	03.11.14	BULLETIN 6
P1.2A	PARTIAL BASEMENT PARKING LEVEL 1 PLAN	9	03.11.14	BULLETIN 6
P1.2B	PARTIAL BASEMENT PARKING LEVEL 1 PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.3A	PARTIAL GROUND FLOOR PLAN	8	01.10.14	PLAN CHECK RESPONSE

SCHEDULE 1

P1.3B	PARTIAL GROUND FLOOR PLA	8	01.10.14	PLAN CHECK RESPONSE
P1.4A	PARTIAL PARKING LEVEL 1 PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.4B	PARTIAL PARKING LEVEL 1 PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.5A	PARTIAL PARKING LEVEL 2 PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.5B	PARTIAL PARKING LEVEL 2 PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.6A	PARTIAL PARKING LEVEL 3 PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.6B	PARTIAL PARKING LEVEL 3 PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.7A	PARTIAL SECOND FLOOR PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.7B	PARTIAL SECOND FLOOR PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.8A	PARTIAL TYPICAL FLOOR PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.8B	PARTIAL TYPICAL FLOOR PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.9A	SEVENTH FLOOR PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.9B	FIFTH FLOOR PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.10A	PARTIAL ROOF PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.10B	PARTIAL ROOF PLAN	8	01.10.14	PLAN CHECK RESPONSE
P1.11A	PARTIAL HIGH ROOF PLAN	8	01.10.14	PLAN CHECK RESPONSE
P3.1	ENLARGED PLANS	8	01.10.14	PLAN CHECK RESPONSE
P3.2	ENLARGED PLANS	8	01.10.14	PLAN CHECK RESPONSE
P3.3	ENLARGED PLANS	8	01.10.14	PLAN CHECK RESPONSE
P3.4	ENLARGED PLANS	8	01.10.14	PLAN CHECK RESPONSE
P3.5	ENLARGED PLANS	8	01.10.14	PLAN CHECK RESPONSE
P3.6	ENLARGED PLANS	8	01.10.14	PLAN CHECK RESPONSE
P3.7	ENLARGED PLANS	8	01.10.14	PLAN CHECK RESPONSE
P3.8	ENLARGED PLANS	8	01.10.14	PLAN CHECK RESPONSE

SCHEDULE 1

P3.9	ENLARGED PLANS	8	01.10.14	PLAN CHECK RESPONSE
P3.10	ENLARGED PLANS	8	01.10.14	PLAN CHECK RESPONSE
P4.1	DETAILS	8	01.10.14	PLAN CHECK RESPONSE
P4.2	DETAILS AND CALCULATIONS	8	01.10.14	PLAN CHECK RESPONSE

FACADE ACCESS:

FA0.0	COVER SHEET	16	05.02.14	BULLETIN 11
FA2.16A	FLOOR LEVEL 2 PLAN	16	05.02.14	BULLETIN 11
FA2.19A	ROOF PLAN - A	8	01.10.14	PLAN CHECK RESPONSE
FA2.19B	ROOF PLAN - B	8	01.10.14	PLAN CHECK RESPONSE
FA2.21A	COMPOSITE ROOF PLAN - A	16	05.02.14	BULLETIN 11
FA2.21B	COMPOSITE ROOF PLAN - A	8	01.10.14	PLAN CHECK RESPONSE
FA3.1	ELEVATIONS	8	01.10.14	PLAN CHECK RESPONSE
FA3.2	ELEVATIONS	8	01.10.14	PLAN CHECK RESPONSE
FA3.3	ELEVATIONS	8	01.10.14	PLAN CHECK RESPONSE
FA3.4	SECTIONS	16	05.02.14	BULLETIN 11
FA9.0	DETAILS	8	01.10.14	PLAN CHECK RESPONSE
FA9.1	DETAILS	8	01.10.14	PLAN CHECK RESPONSE
FA9.2	DETAILS	8	01.10.14	PLAN CHECK RESPONSE

OFFSITE PACKAGE:

1	COVER SHEET	11	02.28.14	PLAN CHECK RESPONSE
2	HORIZONTAL CONTROL & PAVING PLAN	11	02.28.14	PLAN CHECK RESPONSE
3	IMPROVEMENT PLAN - MIDDLEFIELD ROAD & JEFFERSON AVE	11	02.28.14	PLAN CHECK RESPONSE
4	PROFILE - MIDDLEFIELD ROAD	11	02.28.14	PLAN CHECK RESPONSE
5	CONSTRUCTION DETAILS	11	02.28.14	PLAN CHECK RESPONSE

SCHEDULE 1

6	CONSTRUCTION DETAILS	11	02.28.14	PLAN CHECK RESPONSE
7	CONSTRUCTION DETAILS	11	02.28.14	PLAN CHECK RESPONSE
8	SECTIONS	11	02.28.14	PLAN CHECK RESPONSE
9	SECTIONS	11	02.28.14	PLAN CHECK RESPONSE
10	TRAFFIC SIGNAL MODIFICATION PLAN	11	02.28.14	PLAN CHECK RESPONSE
11	SIGNING AND STRIPING PLAN	11	02.28.14	PLAN CHECK RESPONSE
12	LANDSCAPE NOTES AND LEGENDS	11	02.27.14	PLAN CHECK RESPONSE
13	LANDSCAPE PLANTING NOTES AND LEGENDS	11	02.27.14	PLAN CHECK RESPONSE
14	LANDSCAPE LAYOUT PLAN	11	02.27.14	PLAN CHECK RESPONSE
15	LANDSCAPE LAYOUT PLAN	11	02.27.14	PLAN CHECK RESPONSE
16	LANDSCAPE FINE GRADING PLAN	11	02.27.14	PLAN CHECK RESPONSE
17	LANDSCAPE FINE GRADING PLAN	11	02.27.14	PLAN CHECK RESPONSE
18	LANDSCAPE PLANTING PLAN	11	02.27.14	PLAN CHECK RESPONSE
19	LANDSCAPE PLANTING PLAN	11	02.27.14	PLAN CHECK RESPONSE
20	LANDSCAPE IRRIGATION PLAN	11	02.28.14	PLAN CHECK RESPONSE
21	LANDSCAPE IRRIGATION PLAN	11	02.28.14	PLAN CHECK RESPONSE
22	IRRIGATION NOTES AND LEGEND	11	02.28.14	PLAN CHECK RESPONSE
23	IRRIGATION DETAILS	11	02.28.14	PLAN CHECK RESPONSE
24	LANDSCAPE CONSTRUCTION DETAILS	11	02.27.14	PLAN CHECK RESPONSE
25	LANDSCAPE CONSTRUCTION DETAILS	11	02.27.14	PLAN CHECK RESPONSE
26	LANDSCAPE CONSTRUCTION DETAILS	11	02.27.14	PLAN CHECK RESPONSE
27	STREETLIGHT PLAN	11	02.28.14	PLAN CHECK RESPONSE

SCHEDULE 1

SCHEDULE 2

BASE BUILDING DEFINITION

The Base Building shall include the following, as to each Building:

1) Site and Shell:

All landscape, site work, lighting, paving, striping, Base Building Code related signage, and utilities (sewer, water, gas, and electricity).

Common Area site landscape irrigation and site electrical. Work includes all vaults, backflow and monitoring devices.

2) Garage:

All work related to the construction of the parking structure.

All finishes, Base Building Code-related signage, access and egress stairs, elevators, doors, all lighting in compliance with Base Building Code, which shall include elevator lobby finishes at garage levels.

Separate fire riser and fully monitored fire sprinkler system.

Bike storage, as required per city approvals.

3) Shell:

The shell shall be water tight.

Exterior doors shall be installed and functioning per Landlord’s Base Building plans.

Fire riser and complete shell system.

Steel framework shall be designed to accommodate shaft and elevator openings. Includes penthouse structure.

Insulation at underside or above the roof deck will be provided. Fireproofing and fire safing insulation as required by Base Building Code.

Any roof screens required by Base Building Code and City approvals pertaining to the Base Building.

4) Electrical:

All primary and secondary electrical service from the street to a location in the Building and parking structure, and house meter section.

SCHEDULE 2

Office floors serviced by a 2,000 amp busway riser.

All wiring of common area devices including meter, feeders, transformer, and distribution, such as: lighting, site amenities and landscape irrigation.

5) Core:

All work related to construction of core bathrooms, stairs shafts, HVAC shafts, electrical and phone rooms, janitor closets (floor sink and hot/cold water), and elevators and shafts.

a) Core bathrooms on all floors of the applicable Building shall include multiple stalls with one (1) handicap stall per floor to meet Base Building Code requirements for occupancy load. All plumbing fixtures including water closets, urinals, lavatory sinks and faucets are included. Base Building Code-required Toilet accessories including soap dispensers, toilet paper dispensers, toilet seat dispensers, trash receptacles, paper towel dispensers, napkin dispensers, and handicap grab bars are included. Toilet partitions to be included. All associated lighting, fire sprinklers, power receptacles, ventilation, venting, sewer piping, water piping and floor drains are included. Four (4) men’s showers and four (4) women’s showers shall be provided in Building A. All finishes will be consistent with the nature of the Project as a class A office project.

b) Stair shafts will be constructed with metal stud framing and drywall assembly with fire rating in compliance to construction type. All interior walls and ceilings facing the egress stairs will be taped, finished, and painted. Stair rails and stringers will be painted. All associated lighting and fire sprinklers are included. Concrete floor and rubber base are included.

c) Electrical and telephone rooms will receive sealed concrete floors with a plywood backboard on walls. Electrical scope will include power distribution via a bus-way riser. Conduit sleeves will be provided for phone service distribution. All associated lighting is included.

d) HVAC and elevators are served from switchboard distribution board. Main switchboard to be per Base Building Code and PG&E requirements.

e) With respect to Building A, the HVAC shall be built-up penthouse VAV system. With respect to Building B, the HVAC shall be package rooftop units with VAV system. DDC controls for each base building system (rooftop heating and cooling) with the availability of for the addition of DDC controls should the future tenant require. Completed HVAC medium pressure vertical duct work. The loop on each floor shall be stubbed just outside the building core. Mechanical equipment room/penthouse completed, including fans and equipment along with the hot water piping loop distributed to each floor. The loop on each floor shall be stubbed just outside of the building core.

f) Domestic cold water main branch piping to each floor per Landlord’s construction documents.

SCHEDULE 2

g) Fire alarm system: Building is fully sprinklered and monitored including the PIV as required by Base Building Code. Life safety system distribution (smoke detectors, annunciators, strobes, etc) as required by Base Building Code for core restrooms and common ground floor areas.

h) Building telephone MPOE shall be separate from Main Electrical Room. Stacked IDF closets shall be included per Landlord’s Base Building plans. 5-4” floor sleeves at MPOE shall be included.

i) Elevators (quantity per Landlord’s Base Building plans and size to meet Base Building Code with a minimum weight capacity of 3,000 pounds) shall be gearless traction elevators with call buttons to meet Base Building Code requirements. Cabs to be finished to a Class A standard. Elevator lobbies on office floors are not finished. Includes work required to obtain an elevator construction permit in one elevator in the Building. Landlord to provide milestone date for elevator access during construction.

j) All core walls will be constructed with metal stud framing and drywall assembly with fire rating in compliance to construction type. Wall facing tenant space will be fire taped. Perimeter wall and column cover furring, studs, insulation, drywall and finishes are not provided.

SCHEDULE 2

SCHEDULE 3

DELIVERY CONDITION

1.	Structural steel with spray applied fireproofing (where such spray is required).

2.	Unfinished interior core and shaft construction.

3.	Temporary, non-occupancy fire sprinkler risers and distribution.

4.	Tenant sleeves at electrical/data closets.

5.	Plumbing rough-in (no loops outside of core).

6.	Building exit stairs.

7.	Floors in broom-swept condition (except for exterior skin that will be left on floor until the hoists are removed and the hoist bays completed).

8.	Temporary or permanent power to support construction activities related to the Improvements.

9.	Freight elevator or hoist accessible to TI contractor. Contractor will follow set protocol for use of freight elevator during construction including coordination with Base Building contractor during construction.

10.	Roof installed on the Building.

SCHEDULE 3

SCHEDULE 4

CONSTRUCTION SCHEDULE

SCHEDULE 4

EXHIBIT C

CROSSING/900

NOTICE OF LEASE TERM DATES

To:

Re:	Office Lease dated , 20 (the “Lease”), by and between , a (“Landlord”), and , a (“Tenant”), for approximately rentable square feet of space commonly known as Suite (the “Premises”), located on the ( ) floor of that certain office buildings located at , , (the “Buildings”).

Dear                             :

Notwithstanding any provision to the contrary contained in the Lease, this letter is to confirm and agree upon the following:

1.	Tenant has accepted the above-referenced Premises as being delivered in accordance with the Lease, and there is no deficiency in construction.

2.	The Lease Term shall commence on or has commenced on for a term of ending on .

3.	Rent commenced to accrue on , in the amount of .

4.	If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Your rent checks should be made payable to at .

6.	The rentable square feet of the Premises is .

7.	Tenant’s Share of Direct Expenses with respect to the Premises is % of the Project.

8.	Capitalized terms used herein that are defined in the Lease shall have the same meaning when used herein. Tenant confirms that the Lease has not been modified

EXHIBIT F-1

or altered except as set forth herein, and the Lease is in full force and effect. Landlord and Tenant acknowledge and agree that to each party’s actual knowledge, neither party is in default or violation of any covenant, provision, obligation, agreement or condition in the Lease.

If the provisions of this letter correctly set forth our understanding, please so acknowledge by signing at the place provided below on the enclosed copy of this letter and returning the same to Landlord.

“Landlord”:

,
a

By:
Its:

By:
Its:

Agreed to and Accepted

as of             , 20    .

“Tenant”:

,
a

By:
Its:

By:
Its:

EXHIBIT D

CROSSING/900

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project, provided that Landlord hereby agrees not to enforce such Rules and Regulations against Tenant in a discriminatory manner. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Buildings during such hours as are customary for Comparable Buildings. Tenant, its employees and agents must be sure that the doors to the Buildings are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Buildings. Any tenant, its employees, agents or any other persons entering or leaving the Buildings at any time when it is so locked, or any time when it is considered to be after normal business hours for the Buildings, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Buildings of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Buildings or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment of any kind shall be brought into the Buildings without prior notice to Landlord. All moving activity into or out of the Buildings shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other

EXHIBIT F-1

heavy property brought into the Buildings and also the times and manner of moving the same in and out of the Buildings. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or other unusually heavy property in any case. Any damage to any part of the Buildings, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. No furniture, packages, supplies, equipment or merchandise will be received in the Buildings or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on the exterior of the Premises or the Buildings without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent, which shall not be unreasonably withheld. The foregoing sentence shall not be applicable to the hanging of customary office artwork.

10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11. Tenant shall not use or keep in or on the Premises, the Buildings, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

12. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or unreasonably interfere with other tenants or those having business therein. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14. Tenant shall not bring into or keep within the Project, the Buildings or the Premises any firearms, animals, birds, aquariums, or, except in areas reasonably designated by Landlord, bicycles or other vehicles.

15. No cooking shall be done or permitted on the Premises (except as may be shown on approved plans for Improvements or Alterations), nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16. The Premises shall not be used for manufacturing except as may be incidental to the Permitted Use. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not advertise for laborers giving an address at the Premises.

17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who repeatedly violates any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products (except in outside areas designated for such activity) or for any other purpose, nor in any way obstruct such areas, and shall use such Common Areas only for the purposes for which they were designed, including without limitation, as a means of ingress and egress for the Premises.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Buildings’ heating and air conditioning systems.

20. Tenant shall store all its trash and garbage in the areas designated for such use. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in Redwood City, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall reasonably designate. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Buildings and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23. No awnings or other projection shall be attached to the outside walls of the Buildings without the prior written consent of Landlord, which shall not be unreasonably withheld, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Buildings must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord, which approval shall not be unreasonably withheld (provided, however, that the foregoing shall not apply to any fixtures in the Premises as of the execution of the Agreement). Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense. Tenant shall abide by Landlord’s reasonable and customary regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Buildings or Common Areas.

24. No bottles, parcels or other articles may be placed on the windowsills.

25. Tenant must comply with reasonable and customary requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26. Tenant must comply with applicable “NO-SMOKING” ordinances and all related, similar or successor ordinances, rules, regulations or codes. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building. In addition, no smoking of any substance shall be permitted within the Project except in specifically designated outdoor areas. Within such designated outdoor areas, all remnants of consumed cigarettes and related paraphernalia shall be deposited in ash trays and/or waste receptacles. No cigarettes shall be extinguished and/or left on the ground or any other surface of the Project. Cigarettes shall be extinguished only in ashtrays. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances (x) within any interior areas of the Project, or (y) within two hundred feet (200’) of the main entrance of either Building, or (z) within seventy-five feet (75’) of any other entryways into either Building.

27. Tenant shall not use in any space or in the public halls of the Buildings, any hand trucks except those equipped with rubber tires and rubber side guards.

28. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

29. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

30. Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s reasonable, good faith judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Buildings, the Common Areas and the Project, and for the preservation of good order therein. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT E

CROSSING/900

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of             , 20     by and between              as Landlord, and the undersigned as Tenant, for Premises on the              floor(s) of the office buildings located at             ,             , California             , certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on             , and the Lease Term expires on             , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Buildings and/or the Project.

3. Base Rent became payable on             .

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord’s mortgagee.

7. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through             . The current monthly installment of Base Rent is $            .

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and to the undersigned’s knowledge, Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9. No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

EXHIBIT F-1

10. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, or in connection with alterations or additions thereto, the undersigned has not used or stored any hazardous substances in the Premises.

14. To the undersigned’s knowledge, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances in connection with any improvement work have been paid in full, and other consideration due to the undersigned under the Lease, except as follows:

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises is a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at              on the              day of             , 20    .

“Tenant”:

,

a

By:
Its:

By:
Its:

EXHIBIT F-1

CROSSING/900

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank

acceptable to the Landlord)

FAX NO. [( ) - ] SWIFT: [Insert No., if any]	[Insert Bank Name And Address]

DATE OF ISSUE:

BENEFICIARY: Redwood City Partners, LLC c/o Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 Attention: Legal Department	APPLICANT: [Insert Applicant Name And Address]

Fax: (310) 481-6530

LETTER OF CREDIT NO.

EXPIRATION DATE: AT OUR COUNTERS	AMOUNT AVAILABLE: USD[Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                      IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant’s Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON (Expiration Date) AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1. THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

EXHIBIT F-1

2. BENEFICIARY’S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord’s Name], A [Insert Entity Type] (“LANDLORD”) STATING THE FOLLOWING:

“THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD              IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]’S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO.              AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST SIXTY (60) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.              AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.              AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.              AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT’S ACCOUNT.

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF              (120 days from the Lease Expiration Date)             .

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT). IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE’S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: ‘‘DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO.             .”

WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time – (e.g.,

11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.

PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number – (        )         -            ], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number – (        )         -            ] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, (Expiration Date).

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,

(Name of Issuing Bank)

By:

EXHIBIT F-2

CROSSING/900

EXAMPLE CALCULATION OF L-C BURNDOWN

Initial L-C Amount	$25,000,000.00
Minimum $3,000,000.00 L-C Amount	$3,000,000.00	Reduction Date	L-C Burn Down Amount	Remaining L-C Amount
		1/1/2017	$1,833,333.33	$23,166,666.67
		1/1/2018	$1,833,333.33	$21,333,333.33
Assumed Burn Down Date	1/1/2017	1/1/2019	$1,833,333.33	$19,500,000.00
Assumed number of months remanining	138	1/1/2020	$1,833,333.33	$17,666,666.67
Months Remaining divided by 12	11.5	1/1/2021	$1,833,333.33	$15,833,333.33
Rounded up to nearest whole number	12	1/1/2022	$1,833,333.33	$14,000,000.00
		1/1/2023	$1,833,333.33	$12,166,666.67
		1/1/2024	$1,833,333.33	$10,333,333.33
Sample Burndown Amount*	$1,833,333.33	1/1/2025	$1,833,333.33	$8,500,000.00
		1/1/2026	$1,833,333.33	$6,666,666.67
		1/1/2027	$1,833,333.33	$4,833,333.33
		1/1/2028	$1,833,333.33	$3,000,000.00

*Sample Burndown Amount Calculation	$25,000,000.00 -	$3,000,000.00	$1,833,333.33
	12

EXHIBIT F-2

EXHIBIT G-1

CROSSING/900

DEPICTION AND GENERAL LOCATIONS OF TENANT’S SIGNAGE

EXHIBIT G-1

EXHIBIT G-2

CROSSING/900

GENERAL LOCATIONS OF LANDLORD’S SIGNAGE

EXHIBIT G-2

EXHIBIT H

CROSSING/900

MARKET RENT DETERMINATION FACTORS

When determining Market Rent, the following rules and instructions shall be followed.

1. RELEVANT FACTORS. The “Market Rent,” as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit H) of the Net Equivalent Lease Rates, of the Comparable Transactions (as that term is defined below). The Market Rent, as used in this Lease, shall be equal to the annual rent per rentable square foot, at which tenants, are, pursuant to transactions consummated within twelve (12) months prior to the commencement of the Option Term, provided that timing adjustments shall be made to reflect any changes in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Option Term, leasing non-sublease, non-encumbered space comparable in location and quality to the Premises containing a square footage of no less than 100,000 rentable square feet for a term of five (5) years (or for the length of the First Offer Term, if longer), in an arm’s-length transaction, which comparable space is located in Comparable Buildings (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”). The terms of the Comparable Transactions shall be calculated as a Net Equivalent Lease Rate pursuant to the terms of this Exhibit H, and shall take into consideration only the following terms and concessions (collectively, the “Concessions”): (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions and whether such permits are rented on a “must-take” or “without obligation” basis, if any, (iii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes for each such Comparable Transaction); (iv) rental abatement, moving allowance, lease takeover payments and other economic concessions, if any, being granted such tenants in Comparable Transactions in connection with such comparable space, (v) any “Renewal Allowance,” as defined herein below, to be provided by Landlord in connection with the Option Term as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value (if any) of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, (vi) consideration of the level of control and the usage rights of the Terrace, Common Areas, parking areas and signage rights by Tenant at the Project, and (vii) all other monetary concessions (including the value of any signage), if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to any period of rental abatement, if any, granted to tenants in Comparable Transactions solely in connection with the design, permitting and construction of improvements. The Market Rent shall include adjustment of the stated size of the Premises based upon the standards of measurement utilized in the Comparable Transactions.

EXHIBIT H

2. CONCESSIONS. If in determining the Market Rent for an Option Term Tenant is entitled to Concessions, Tenant shall not be granted such Concessions in-kind and instead the rental rate component of the Market Rent shall be adjusted (pursuant to the methodology provided in Section 5), to reflect that Tenant shall not be receiving such Concessions; provided, however, Landlord may, at Landlord’s option, elect to grant any “free rent” or “rental abatement” Concessions to Tenant in-kind, in which case the rental rate component of the Market Rent shall not be adjusted with respect to such Concessions so granted (but shall be adjusted for Concessions Tenant is no so granted).

3. RENEWAL IMPROVEMENT ALLOWANCE. Notwithstanding anything to the contrary set forth in this Exhibit H, once the Market Rent for the Option Term is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises, (the total dollar value of such allowance shall be referred to herein as the “Renewal Allowance”), Landlord shall pay the Renewal Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord and the terms of Article 8 of this Lease, and, as set forth in Section 5, below, of this Exhibit H, the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such Renewal Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.

4. COMPARABLE BUILDINGS. For purposes of this Lease, the term “Comparable Buildings” shall mean first-class office buildings which are comparable to the Buildings in terms of age (based upon the date of completion of construction or major renovation), quality of construction, level of services and amenities (including, but not limited to, the type (e.g., surface, covered, subterranean) and amount of parking), size and appearance, and are located in the “Comparable Area,” which is the area extending from the city of Sunnyvale to the city of San Mateo (but excluding the downtown Palo Alto area) and which area has similar access to Caltrain.

5. METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. For purposes of this Section 5, the term “Comparable Transactions” shall include any proposed transactions with third parties for the First Offer Space and Offsite First Offer Space (pursuant to Section 1.3 and 1.4 above, respectively). In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent and in order to evaluate the value of the Economic Terms (pursuant to Section 1.3 and 1.4 above, respectively), and given that the Comparable Transactions may vary in terms of length of term (the “Comparable Term”), rental rate, concessions, etc., the following steps shall be taken into consideration to “adjust” the objective data from each of the Comparable Transactions. By taking this approach, a “Net Equivalent Lease Rate” for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions.

5.1. The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the Comparable Term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

EXHIBIT H

5.2 Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the Comparable Term.

5.3 The resultant net cash flow from the lease should then be discounted (using an 8% annual discount rate) to the lease commencement date for such Comparable Transaction (but not including any build-out period if included in the Comparable Term), resulting in a net present value estimate.

5.4 From the net present value, up front inducements (improvements allowances and other Concessions) should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

5.5 The net present value should then be amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

6. USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a Net Equivalent Lease Rate applicable to the Option Term or the First Offer Term, as applicable. To the extent the length of the Comparable Term offered to a third party for the First Offer Space is different than the length of the First Offer Term, then for purposes of determining if the Economic Terms of any First Offer Space offered to such third party are less than ninety percent (90%) as favorable to Landlord as the terms offered to Tenant, the Net Equivalent Lease Rate for the Comparable Term shall be compared to the Net Equivalent Lease Rate for the First Offer Term without taking into consideration the differing term lengths, if any. For example, if the Net Equivalent Lease Rate for a ten (10) year Comparable Term is $2.50 per month and the Net Equivalent Lease Rate for a seven (7) year First Offer Term is equal to $2.60 per month, then the Economic Terms will be deemed to be within ten percent (10%) (since $0.10 is 3.85% of $2.60), regardless of the difference in length of term.

EXHIBIT H

EXHIBIT I

CROSSING/900

VISITOR PARKING AREA

EXHIBIT I

173